STANDARD FORM OF AGREEMENT BETWEEN OWNER AND ARCHITECT

AGREEMENT made as of the tenth day of March in the year Two Thousand and Ten
(In words, indicate day, month and year)

BETWEEN the Architect’s client identified as the Owner:
(Name, address and other information)

 Nu Skin International, Inc.
75 West Center Street
Provo, UT  84601

and the Architect:
(Name, address and other information)

Bohlin Cywinski Jackson
1932 1st Avenue, Suite 916
Seattle, WA  98101

for the following Project:
(Name, location and detailed description)

Nu Skin Innovations Center consisting of a new approximately 173,928 sq. ft. addition to Nu Skin’s existing corporate headquarters building at 75 West Center Street in Provo, Utah. The project includes an entry plaza, a large entry hall and atrium, café, retail space, offices, laboratories, a data center, a 500-person meeting room, a 150-seat auditorium, a gym/health club, modifications to the existing building’s entry and lobby, improvements to an existing parking garage and street, a landscaped garden and associated utilities and infrastructure.

The Owner and Architect agree as follows.

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TABLE OF ARTICLES

1	INITIAL INFORMATION

2	ARCHITECT’S RESPONSIBILITIES

3	SCOPE OF ARCHITECT’S BASIC SERVICES

4	ADDITIONAL SERVICES

5	OWNER’S RESPONSIBILITIES

6	COST OF THE WORK

7	COPYRIGHTS AND LICENSES

8	CLAIMS AND DISPUTES

9	TERMINATION OR SUSPENSION

10	MISCELLANEOUS PROVISIONS

11	COMPENSATION

12	SPECIAL TERMS AND CONDITIONS

13	SCOPE OF THE AGREEMENT

EXHIBIT A INITIAL INFORMATION

ARTICLE 1   INITIAL INFORMATION
§ 1.1 This Agreement is based on the Initial Information set forth in this Article 1 and in optional Exhibit A, Initial Information:
(Complete Exhibit A, Initial Information, and incorporate it into the Agreement at Section 13.2, or state below Initial Information such as details of the Project’s site and program, Owner’s contractors and consultants, Architect’s consultants, Owner’s budget for the Cost of the Work, authorized representatives, anticipated procurement method, and other information relevant to the Project.)

1. Nu Skin Request for Qualifications Document dated January 2010
2. Nu Skin Request for Proposal Document dated February 2010
3. Schematic Design budget estimate of seventy-one million dollars ($71,000,000.00) based on the Schematic Design Budget Estimate by Okland Construction dated January 19, 2011.

§ 1.2 Subject to adjustment by the Owner, the Owner’s anticipated dates for commencement of construction and Substantial Completion of the Work are set forth below:
.1	Estimated commencement of construction date: April 27, 2011

.2	Estimated Substantial Completion date:

          August 13, 2013

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§ 1.3 The Owner and Architect may rely on the Initial Information. Both parties, however, recognize that such information may materially change and, in that event, the Owner and the Architect shall, when appropriate, adjust the terms of this Agreement accordingly.

§ 1.4 Architect represents and warrants that it is financially solvent, able to pay its debts as they become due, and possesses sufficient working capital to complete the services and perform its obligations under this Agreement and under the Contract Documents.  Architect further represents, warrants, and acknowledges that: (a) it is a sophisticated business entity that possesses a high level of experience and expertise in business administration, construction, and contract administration of projects of similar or like size, complexity, and nature as the above-noted Project; (b) the Owner is relying on Architect’s representation herein that it possesses sufficient skill, knowledge, experience, and ability to fully perform the services and its obligations under this Agreement; (c) the Architect will assign to this Project similarly qualified individual professional architects; and (d) the Basic Services Fee provided for herein is adequate compensation for timely performance of the Basic Services.

ARTICLE 2   ARCHITECT’S RESPONSIBILITIES
§ 2.1 The Architect will provide the professional services necessary for the complete design and construction documentation of the Project as provided in this Agreement. The Architect agrees that the Basic Services Fee, as stated in Section 11.1, represents adequate and sufficient compensation for its timely provision of all professional Basic Services (including those of its consulting structural, mechanical, electrical, plumbing, and civil consulting engineers) necessary to completely design and engineer the Project and prepare Construction Documents that fully indicate the requirements for construction of the Work, whether or not those Services are individually listed or referred to in this Agreement, the only exceptions to this being: (1) the cost of those services that are provided by third parties and that are expressly designated herein as being “the Owner’s responsibility” or “Owner-provided”; and (2) the cost of those engineering or consulting Services that become necessary as a result of an Owner-directed change in Project scope affecting the Architect (and that are the subject of a written agreement for Additional Services between the Owner and the Architect), and 3) the cost of those services identified as Additional Services in Article 4.

§ 2.2 The Architect shall perform its services consistent with the professional skill and care ordinarily provided by architects practicing in the United States under the same or similar circumstances and experienced in providing professional architectural services for multi-use buildings similar in size and scope. The Architect shall perform its services as expeditiously as is consistent with such professional skill and care and the orderly progress of the Project.

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§ 2.3 The Architect shall identify a representative authorized to act on behalf of the Architect with respect to the Project and who shall not be changed without the Owner’s written authorization. The Architect’s representative shall be:
Raymond S. Calabro, AIA
Principal
1932 1st Avenue, Suite 916
Seattle, WA  98101
206-256-0862
rcalabro@bcj.com

The following persons will devote all of their time as necessary to the Project as may be appropriate to and consistent with full and timely performance of this Agreement by the Architect:

Name                                                               Position

Peter Q. Bohlin, FAIA                                                             Design Principal

Raymond S. Calabro, AIA                                                      Managing Principal

Sergei Bischak, AIA                                                                Project Manager

The Architect acknowledges and agrees that the Owner selected the Architect based on the outstanding reputation of the Architect and such key personnel. The Architect further acknowledges that the assignment of such personnel to the Project was a primary consideration in the selection of the Architect by the Owner.  The Architect agrees that such persons shall not be removed from their responsibilities on this Project without the written consent of the Owner, except in the event of their death, disability or departure from the employ of the Architect.  In the event, however that such persons should become unavailable to serve in the capacities set forth above, any replacement selected by the Architect for this Project must be approved by the Owner.

§ 2.4 Except with the Owner’s knowledge and written consent, the Architect shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Architect’s professional judgment with respect to this Project.

§ 2.5 The Architect shall purchase with its own funds and maintain the following insurance for the duration of this Agreement the types and amounts of insurance set forth below, utilizing standard policies approved by the Owner and placed with insurance companies authorized to do business in Utah and acceptable to the Owner.  The Architect shall provide the Owner with Certificates of Insurance showing the required insurance is in force and evidence of the renewal of such insurance at least 30 days in advance of any cancellation or expiration date. All policies required hereunder shall contain a clause that the insurance company shall not cancel coverage without giving thirty days advance notice to the Owner, and all policies except the Workers Compensation and the Professional Liability policies shall name “Owner, NuSkin Enterprises, Inc. and all affiliated companies” as additional insureds. The Architect shall require all of the Architect’s consultants to maintain the same types and limits of insurance coverage as required of the Architect hereunder, unless the Owner specifically agrees otherwise in writing.

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.1	Commercial General Liability

Coverages to include:
•	Premises and Operations
•	Broad Form or Blanket Contractual Liability
•	Independent Contractors Liability
•	Products - Completed Operations
•	Personal and Advertising Injury
•	Broad Form Property Damage
•	Valuable Papers
Coverages to include the following limits of liability, on an annually renewing basis:
•	$1,000,000 per occurrence
•	$2,000,000 aggregate
•	$1,000,000 Products - Completed Operations
•	$1,000,000 Personal and Advertising Injury
•	$250,000 Fire Damage (any one fire):
•	$5,000 Medical Expense (any one person

.2	Comprehensive Automobile Liability

Coverages to include:
•	Owned Vehicles
•	Non-Owned Vehicles
•	Hired Vehicles
•	Personal Injury Protection
•	Uninsured/Underinsured Motorist
Coverage to include the following limits of liability, on an annually renewing basis:
$1,000,000 Bodily Injury/Property Damage (each accident)
Statutory Personal Injury Protection
$1,000,000 Uninsured/Underinsured Motorist

.3	Workers’ Compensation

Coverage to include the following limits of liability on an annually renewing basis, on an annually renewing basis:
•	Statutory Workers Compensation – statutory limit
•	$500,000 Employers Liability

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Professional Liability including Contractual Liability and all coverage retroactive to the commencement of any of the services contemplated hereby, said coverage to be maintained for a period of three (3) years after the date of Substantial Completion or the date of termination of this Agreement, whichever period ends later.

Coverage to include the following limits of liability on an annually renewing basis:
$5,000,000 per occurrence
$5,000,000 aggregate

together with a specific job excess limit endorsement (the “Excess Limit Endorsement”) increasing such limits for this Project only to:
$12 million per occurrence
$12 million aggregate

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Umbrella or Excess Liability Insurance (on a following form basis and with limits on an annually renewing basis) and, including, without limitation, excess coverage above the limits provided for in Section 2.5.1, 2.5.2 and 2.5.3 (Employer’s liability only):

·	$10,000,000 per occurrence
·	$10,000,000 aggregate

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§ 2.6 The Architect warrants that it and its consultants are licensed to provide architectural (or engineering, as the case may be) services as required by the State of Utah.  The Architect shall engage only consultants who are licensed in the State of Utah. The Architect and all consultants hired by the Architect shall be directly liable to the Owner for the professional quality, technical accuracy, and the coordination of all designs, drawings, specifications, and other services furnished by the Architect or consultant consistent with the standard of care in their profession. The Architect shall evidence such duty of care to the Owner by virtue of appropriate provisions in the written contracts between the Architect and such consultants. The written contracts with such consultants shall require such consultants to maintain the standard of care of their profession in the technical accuracy and coordination of their work on the Project and in the performance of their services throughout the Project and to provide the same insurance coverages, terms and conditions as are required of the Architect hereunder unless the Owner specifically agrees otherwise in writing.

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ARTICLE 3   SCOPE OF ARCHITECT’S BASIC SERVICES
§ 3.1 The Architect’s Basic Services consist of those described in Article 3, and Sections 4.1.10 and 4.1.14, and include usual and customary structural, mechanical, and electrical engineering services.  Services not set forth in such provisions are Additional Services. The Architect shall engage only those consultants that have sufficient education, experience and licenses to perform services in accordance with the professional standard of care required by this Agreement.  It shall be the Architect’s obligation to supervise such consultants to ensure the proper and timely performance of their services.  The Architect shall not change its consultants without the prior written consent of the Owner.

§ 3.1.1 The Architect shall manage the Architect’s services, consult with the Owner, research applicable design criteria, attend Project meetings, communicate with members of the Project team and report progress to the Owner.

§ 3.1.2 The Architect shall coordinate its services with those services provided by the Owner and the Owner’s consultants. The Architect shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner and the Owner’s consultants when that information is transmitted by the Owner to the Architect and expressly designated in writing by the Owner to be reliable. The Architect shall provide prompt written notice to the Owner if the Architect becomes aware of any error, omission or inconsistency in such services or information.

§ 3.1.3 As soon as practicable after the date of this Agreement, the Architect shall submit for the Owner’s approval a schedule for the performance of the Architect’s services. The schedule initially shall include anticipated dates for the commencement of construction and for Substantial Completion of the Work as set forth in the Initial Information. The schedule shall include allowances for periods of time required for the Owner’s review, for the performance of the Owner’s consultants, and for approval of submissions by authorities having jurisdiction over the Project. Once approved by the Owner, time limits established by the schedule shall not, except for reasonable cause, be exceeded by the Architect. With the Owner’s written approval, the Architect shall adjust the schedule, if necessary as the Project proceeds until the commencement of construction.

§ 3.1.4 The Architect shall not be responsible for an Owner’s directive or substitution made without the Architect’s approval.

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§ 3.1.5 The Architect shall, at appropriate times, contact the governmental authorities required to approve the Construction Documents and the entities providing utility services to the Project. In designing the Project, the Architect shall comply with applicable design requirements imposed by such governmental authorities and by such entities providing utility services.

§ 3.1.6 The Architect shall assist the Owner in connection with the Owner’s responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project, including, but not limited to, submitting the required documents to the appropriate agencies.

§ 3.2 SCHEMATIC DESIGN PHASE SERVICES
§ 3.2.1 The Architect shall review the program and other information furnished by the Owner, and shall review laws, codes, and regulations applicable to the Architect’s services.

§ 3.2.2 The Architect shall prepare a preliminary evaluation of the Owner’s program, schedule, budget for the Cost of the Work, Project site, and the proposed procurement or delivery method and other Initial Information, each in terms of the other, to ascertain the requirements of the Project. The Architect shall notify the Owner of (1) any inconsistencies discovered in the information, and (2) other information or consulting services that may be reasonably needed for the Project.

§ 3.2.3 The Architect shall present its preliminary evaluation to the Owner and shall discuss with the Owner alternative approaches to design and construction of the Project, including the feasibility of incorporating environmentally responsible design approaches. The Architect shall reach an understanding with the Owner regarding the requirements of the Project.

§ 3.2.4 Based on the Project’s requirements agreed upon with the Owner, the Architect shall prepare and present for the Owner’s approval a preliminary design illustrating the scale and relationship of the Project components.

§ 3.2.5 Based on the Owner’s approval of the preliminary design, the Architect shall prepare Schematic Design Documents for the Owner’s approval. The Schematic Design Documents shall consist of drawings and other documents including a site plan, if appropriate, and preliminary building plans, sections and elevations; and may include some combination of study models, perspective sketches, or digital modeling if requested by the Owner prepared in-house by the Architect to assist in communicating the design concepts to the Owner’s project committee. If provided, such models and sketches would be working tools and would not be intended to be suitable for presentation for fundraising or other similar presentation purposes. Finished models, renderings or digital modeling for presentation purposes, if requested by the Owner, would be addressed as Additional Services.  Preliminary selections of major building systems and construction materials shall be noted on the drawings or described in writing.

§ 3.2.5.1 The Architect shall consider environmentally responsible design alternatives, such as material choices and building orientation, together with other considerations based on program and aesthetics, in developing a design that is consistent with the Owner’s program, schedule and budget for the Cost of the Work. The Owner may obtain other environmentally responsible design services under Article 4.

§ 3.2.5.2 The Architect shall consider the value of alternative materials, building systems and equipment, together with other considerations based on program and aesthetics in developing a design for the Project that is consistent with the Owner’s program, schedule and budget for the Cost of the Work.

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§ 3.2.6 The Architect shall submit to the Owner an estimate of the Cost of the Work prepared in accordance with Section 6.3.

§ 3.2.7 The Architect shall submit the Schematic Design Documents to the Owner, and request the Owner’s written approval.

§ 3.2.7.1                      Schematic Design Phase written approval by the Owner will include the following basic decisions subject to the Owner’s agreement that sufficient information has been provided by the Architect for these decisions to be made and subject to compliance with the Cost of the Work as approved by the Owner:
.1     The final project program.
.2	The site location and the basic scope of site work to be included in the project.
.3	The basic size, shape and massing, plan and sectional relationships of project components and layout of the spaces of the new building.
.4	Selection of the primary exterior and interior materials to be used in the new building.
.5	Selection of the basic structural materials and systems.
.6     Selection of the basic mechanical and electrical systems.

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§ 3.2.8  The Architect shall review and comment upon the Owner’s detailed preliminary estimate of Construction Cost prepared by the Owner's cost estimator and/or contractor ("value engineer" and/or "VE")  based on current area, volume or similar conceptual estimating techniques which estimate shall indicate the cost of each category of work involved in constructing each Phase of the Project and shall establish an elapsed time factor for the period of time from the commencement to the completion of the construction of the Project.  The Architect’s basic services related to VE are further described in Section 12.18.8.

§ 3.3 DESIGN DEVELOPMENT PHASE SERVICES
§ 3.3.1 Based on the Owner’s approval of the Schematic Design Documents, and on the Owner’s authorization of any adjustments in the Project requirements and the budget for the Cost of the Work, the Architect shall prepare Design Development Documents for the Owner’s approval. The Design Development Documents shall illustrate and describe the development of the approved Schematic Design Documents and shall consist of drawings and other documents including plans, sections, elevations, typical construction details, and diagrammatic layouts of building systems to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, and such other elements as may be appropriate. The Design Development Documents shall also include outline specifications that identify major materials and systems and establish in general their quality levels.

§ 3.3.2 The Architect shall update the estimate of the Cost of the Work.

§ 3.3.3 The Architect shall submit the Design Development documents to the Owner, advise the Owner of any adjustments to the estimate of the Cost of the Work, and request the Owner’s written approval.

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§ 3.3.4 The Architect shall review and comment upon the Owner’s detailed preliminary estimate of Construction Cost prepared by the Owner's cost estimator and/or contractor ("value engineer" and/or "VE")  based on current area, volume or similar conceptual estimating techniques which estimate shall indicate the cost of each category of work involved in constructing each Phase of the Project and shall establish an elapsed time factor for the period of time from the commencement to the completion of the construction of the Project.  The Architect’s basic services related to VE are further described n Section 12.18.8.

§ 3.4 CONSTRUCTION DOCUMENTS PHASE SERVICES
§ 3.4.1 Based on the Owner’s approval of the Design Development Documents, and on the Owner’s authorization of any adjustments in the Project requirements and the budget for the Cost of the Work, the Architect shall prepare Construction Documents for the Owner’s approval. The Construction Documents shall illustrate and describe the further development of the approved Design Development Documents and shall consist of Drawings and Specifications setting forth in detail the quality levels of materials and systems and other requirements for the construction of the Work.

§ 3.4.2 The Architect shall prepare Construction Documents that conform with the laws, codes, ordinances, regulations, and other requirements of governmental authorities having jurisdiction over the Project.

§ 3.4.3 During the development of the Construction Documents, the Architect shall assist the Owner in the development and preparation of (1) bidding and procurement information that describes the time, place and conditions of bidding, including bidding or proposal forms; (2) the form of agreement between the Owner and Contractor; and (3) the Conditions of the Contract for Construction (General, Supplementary and other Conditions). The Architect shall also compile a project manual that includes the Conditions of the Contract for Construction and Specifications and may include bidding requirements and sample forms.

§ 3.4.4 The Architect shall update the estimate for the Cost of the Work.

§ 3.4.5 The Architect shall submit the Construction Documents to the Owner, advise the Owner of any adjustments to the estimate of the Cost of the Work, take any action required under Section 6.5, and request the Owner’s approval.

§ 3.5 BIDDING OR NEGOTIATION PHASE SERVICES
§ 3.5.1 GENERAL
The Architect shall assist the Owner in establishing a list of prospective contractors. Following the Owner’s approval of the Construction Documents, the Architect shall assist the Owner in (1) obtaining either competitive bids or negotiated proposals; (2) confirming responsiveness of bids or proposals; (3) determining the successful bid or proposal, if any; and, (4) awarding and preparing contracts for construction.

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§ 3.5.2 COMPETITIVE BIDDING
§ 3.5.2.1 Bidding Documents shall consist of bidding requirements and proposed Contract Documents.

§ 3.5.2.2 The Architect shall assist the Owner in bidding the Project by
.1	procuring the reproduction of Bidding Documents for distribution to prospective bidders;
.2
distributing the Bidding Documents to prospective bidders, requesting their return upon completion of the bidding process, and maintaining a log of distribution and retrieval and of the amounts of deposits, if any, received from and returned to prospective bidders;

.3	organizing and conducting a pre-bid conference for prospective bidders;
.4	preparing responses to questions from prospective bidders and providing clarifications and interpretations of the Bidding Documents to all prospective bidders in the form of addenda; and
.5	organizing and conducting the opening of the bids, and subsequently documenting and distributing the bidding results, as directed by the Owner.

§ 3.5.2.3 The Architect shall consider requests for substitutions, if the Bidding Documents permit substitutions, and shall prepare and distribute addenda identifying approved substitutions to all prospective bidders.

§ 3.5.3 NEGOTIATED PROPOSALS
§ 3.5.3.1 Proposal Documents shall consist of proposal requirements and proposed Contract Documents.

§ 3.5.3.2 The Architect shall assist the Owner in obtaining proposals by
.1	procuring the reproduction of Proposal Documents for distribution to prospective contractors, and requesting their return upon completion of the negotiation process;
.2	organizing and participating in selection interviews with prospective contractors; and
.3	participating in negotiations with prospective contractors, and subsequently preparing a summary report of the negotiation results, as directed by the Owner.

§ 3.5.3.3 The Architect shall consider requests for substitutions, if the Proposal Documents permit substitutions, and shall prepare and distribute addenda identifying approved substitutions to all prospective contractors.

§ 3.5.4 At this Construction Documents Phase, if the lowest bona fide proposal by a responsible general contractor satisfactory to the Owner for the construction of the Project pursuant to the approved Drawings and Specifications for the Project exceeds by more than ten percent (10%) the total construction cost of the Project as set forth in the approved preliminary estimate of construction costs of the Project, then the Architect will, if required by the Owner, and at the Owner’s sole cost and expense, revise the Drawings and Specifications as may be required by the Owner to reduce or modify the quality or quantity, or both, of the work so that the total construction cost of the Project will not exceed the total construction cost set forth in said approved preliminary estimate of construction costs by more than ten percent (10%).

§ 3.5.4  SUBSTITUTIONS

§ 3.5.4.1 The Architect agrees to list a minimum of three manufacturers for specified products, except for situations where prior Owner approval has been given to list less than three manufacturers. The Owner agrees that “or equal” clauses will not be required to be included in the specifications.

§ 3.5.4.2 If a proposed substitution requires making revisions in Drawings or Specifications and such revisions are inconsistent with approvals or instructions previously given by the Owner, the services and expenses of the Architect and the Architect’s consultants related to such revisions shall be compensated as Additional Services. It is also agreed that all services and expenses of the Architect and the Architect’s consultants related to Owner or Contractor requests for substitutions to a portion of the Work after the bidding of such Work to Subcontractors by the Contractor shall be compensated as additional services, and that Owner’s and Architect’s review such substitutions shall be contingent on the Contractor’s agreement to pay for all costs incurred by the Architect, the Architect’s consultants, the Owner and the Owner’s consultants related to the review of substitution requests whether the request is approved or not.

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§ 3.6 CONSTRUCTION PHASE SERVICES
§ 3.6.1 GENERAL
§ 3.6.1.1 The Architect shall provide administration of the Contract between the Owner and the Contractor as set forth below and in AIA Document A201™–2007, General Conditions of the Contract for Construction, as modified by the Owner prior to the signing hereof. If the Owner and Contractor modify AIA Document A201–2007 after date this Agreement is signed, those modifications shall not materially increase the Architect’s services under this Agreement unless approved by the Architect, which approval shall not be unreasonably withheld, conditioned or delayed.

§ 3.6.1.2 The Architect shall advise and consult with the Owner during the Construction Phase Services. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement. The Architect shall not have control over, charge of, or responsibility for the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, nor shall the Architect be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect’s negligent acts or omissions, but shall not have control over or charge of, and shall not be responsible for, acts or omissions of the Contractor or of any other persons or entities performing portions of the Work.

§ 3.6.1.3 Subject to Section 4.3, the Architect’s responsibility to provide Construction Phase Services commences with the award of the Contract for Construction and terminates on the date the Architect issues the final Certificate for Payment after completion of all punchlist items by the Contractor.

§ 3.6.2 EVALUATIONS OF THE WORK
§ 3.6.2.1 The Architect shall visit the site at intervals appropriate to the stage of construction, or as otherwise required in Section 4.3.3, to become familiar with and keep the Owner informed about the progress and quality of the portion of the Work completed, and to determine, if the Work observed is being performed in a manner indicating that the Work will be in accordance with the Contract Documents and applicable law. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. On the basis of the site visits, the Architect shall keep the Owner reasonably informed about the progress and quality of the portion of the Work completed, and report to the Owner (1) known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor, and (2) defects and deficiencies observed in the Work. The Architect will promptly submit to the Owner a detailed written report subsequent to each on-site visit.  Such reports shall address, among other things, the progress and quality of the Work and conformity of the Work with the Construction Documents in accordance with the scope set forth in this paragraph.  These reports shall outline the progress of the Work and detail any problems or deviations from the Contract Documents together with recommended solutions to such problems or deviations so as to guard the Owner against defects and deficiencies in the Work specified in the Construction Documents.

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§ 3.6.2.2 The Architect has the authority and responsibility to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect shall have the authority to require inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority and responsibility of the Architect nor a decision made in good faith relating to this authority shall give rise to a duty or responsibility of the

Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons or entities performing portions of the Work.  If the Architect does not reject non-conforming Work, the Architect shall demand in writing that the Contractor bring the non-conforming Work into compliance with the Contract Documents; and, if the Contractor’s efforts to do so are not begun and completed expeditiously, the Architect shall report that failure to the Owner in writing, stating:  (a) the problem; (b) the reasons for the actions taken by the Architect; (c) what, if any, response has been forthcoming from the Contractor; and (d) what actions by the Owner and/or Contractor are needed or expected.

§ 3.6.2.3 The Architect shall interpret and advise the Owner of the interpretation concerning performance under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.  Nothing in this Agreement, nor in A201-2007 (as amended), shall make a decision of the Architect binding upon the Owner in the absence of the Owner’s express written approval thereof in writing.

§ 3.6.2.4 Interpretations of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings.  When approved in writing in advance by the Owner, the Architect’s decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.

§ 3.6.2.5  [Intentionally omitted]

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§ 3.6.3 CERTIFICATES FOR PAYMENT TO CONTRACTOR
§ 3.6.3.1 The Architect shall review and certify the amounts due the Contractor and shall issue certificates in such amounts. The Architect’s certification for payment shall constitute a representation to the Owner, based on the Architect’s evaluation of the Work as provided in Section 3.6.2 and on the data comprising the Contractor’s Application for Payment, that, to the best of the Architect’s knowledge, information and belief, the Work has progressed to the point indicated and that the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of minor deviations from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.  In addition, within five (5) days after receipt of the Contractor’s Application for Payment, the Architect shall issue to the Owner and/or the Owner’s lender such documents, certificates, instruments and information reasonably requested by the Owner or the Owner’s lender.  If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall, if reasonably feasible, be submitted to the Architect for review at least seven (7) days prior to the requested dates of execution. As used herein, the words/terms “certify” or “certificate” shall mean an expression of Architect's professional opinion to the best of its information, knowledge and belief, and does not constitute a warranty or guarantee by Architect.

§ 3.6.3.2 The issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

§ 3.6.3.3 The Architect shall maintain a record of the Applications and Certificates for Payment.

§ 3.6.4 SUBMITTALS
§ 3.6.4.1 The Architect shall review the Contractor’s submittal schedule and shall not unreasonably delay or withhold approval. The Architect’s action in reviewing submittals shall be taken in accordance with the approved submittal schedule or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time in the Architect’s professional judgment to permit adequate review.

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§ 3.6.4.2 In accordance with the Architect-approved submittal schedule, the Architect shall review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. Review of such submittals is not for the purpose of determining the accuracy and completeness of other information such as dimensions, quantities, and installation or performance of equipment or systems, which are the Contractor’s responsibility except to the extent the Contractor has requested the assistance of the Architect to determine certain dimensions because those indicated in the Contract Documents conflict with existing field conditions or because the dimensions in the Construction Documents contain erroneous, inconsistent or incomplete information or dimensions for which clarifications are needed and can be supplied by the Architect. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures.

§ 3.6.4.3 If the Contract Documents specifically require the Contractor to provide professional design services or certifications by a design professional related to systems, materials or equipment, the Architect shall specify the appropriate performance and design criteria that such services must satisfy. The Architect shall review shop drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor that bear such professional’s seal and signature when submitted to the Architect.  Nothing in this Agreement shall be construed as an Owner’s authorization to the Architect to delegate design responsibility.  Except for delegation to consulting engineers who are responsible to, and in privity with, the Architect, any delegation of design responsibility by the Architect must be specifically authorized in writing, in advance, by the Owner, which authorization can be withheld by the Owner for any reason.

§ 3.6.4.4 The Architect shall review and respond to requests for information about the Contract Documents. The Architect shall set forth in the Contract Documents the requirements for requests for information. Requests for information shall include, at a minimum, a detailed written statement that indicates the specific Drawings or Specifications in need of clarification and the nature of the clarification requested. The Architect’s response to such requests shall be made in writing within any time limits agreed upon, or otherwise with reasonable promptness. If appropriate, the Architect shall prepare and issue supplemental Drawings and Specifications in response to requests for information.  The Architect shall acknowledge the receipt of each Contractor-generated Request for Information (RFI) within seven (7) days after receiving it.  The Architect shall issue a written answer for each RFI simultaneously to the Contractor and the Owner (along with necessary descriptive drawings, specifications, or other documents) with the promptness necessary to avoid unnecessary delay or cost to the Project, but in no case more than ten (10) days after the RFI is received by the Architect.

§ 3.6.4.5 The Architect shall maintain a record of submittals and copies of submittals supplied by the Contractor in accordance with the requirements of the Contract Documents.

§ 3.6.5 CHANGES IN THE WORK
§ 3.6.5.1   Subject to the approval of the Owner, the Architect may authorize minor changes in the Work that are consistent with the intent of the Contract Documents and do not involve an adjustment in the Contract Sum or an extension of the Contract Time. Subject to the provisions of Section 4.3, the Architect shall prepare Change Orders and Construction Change Directives for the Owner’s approval and execution in accordance with the Contract Documents. All authorizations for minor change in the Work shall be in writing, or confirmed by the Architect in writing within two (2) working days of authorization of the change.  The Architect shall, immediately upon authorizing a minor change in the Work, provide written notice to the Owner thereof, describing the change, and confirming that the change will not affect Contract Time or Contract Sum.  Except for services that are required due to the fault of the Architect or its consultants, or services that do not require additional design or engineering work, the Architect’s services for Change Orders and Construction Change Directives that are caused by the requests or actions of the Owner or Contractor are not included as part of Basic Services and shall be provided in accordance with Section 4.3.2.3. The Architect’s services for Change Orders and Construction Change Directives that are caused by the Architect shall be provided as part of Basic Services. The Architect’s evaluation of Contractor’s proposals shall be general in nature and shall not include cost estimating services.

§ 3.6.5.2 The Architect shall maintain records relative to changes in the Work.

§ 3.6.6 PROJECT COMPLETION
§ 3.6.6.1 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion; issue Certificates of Substantial Completion; receive from the Contractor and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor; and issue a final Certificate for Payment based upon a final inspection indicating the Work complies with the requirements of the Contract Documents.

§ 3.6.6.2 The Architect’s inspections shall be conducted with the Owner to check conformance of the Work with the requirements of the Contract Documents and to verify the accuracy and completeness of the list submitted by the Contractor of Work to be completed or corrected.

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§ 3.6.6.3 When the Work is found to be substantially complete, the Architect shall inform the Owner about the balance of the Contract Sum remaining to be paid the Contractor, including the amount to be retained from the Contract Sum, if any, for final completion or correction of the Work.

§ 3.6.6.4 The Architect shall forward to the Owner the following information received from the Contractor: (1) consent of surety or sureties, if any, to reduction in or partial release of retainage or the making of final payment; (2) affidavits, receipts, releases and waivers of liens or bonds indemnifying the Owner against liens; and (3) any other documentation required of the Contractor under the Contract Documents.

§ 3.6.6.5 Upon request of the Owner, and prior to the expiration of one year from the date of Substantial Completion, the Architect shall, without additional compensation, conduct a meeting with the Owner to review the facility operations and performance.

ARTICLE 4   ADDITIONAL SERVICES
§ 4.1 Additional Services listed below are not included in Basic Services but may be required for the Project; provided that those services listed below as being provided by the Architect (as a part of Basic Services) shall be provided by the Architect without additional compensation beyond the Basic Services Fee. The Owner may request other Additional Services of the Architect.  Additional Services will be requested by the Owner, and confirmed in writing.  Should the Owner request services that the Architect believes to be outside the scope of Basic Services, the Architect shall, before performing those services, inform the Owner in writing of the Architect’s belief that the services requested are Additional Services, and shall provide an estimate in writing to the Owner of the probable total of the Additional Service Fees to be incurred in performing the services requested.

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Additional Services	Responsibility (Architect, Owner or Not Provided)	Location of Service Description (Section 4.2 below or in an exhibit attached to this document and identified below)
§ 4.1.1 Programming	Architect
§ 4.1.2 Multiple preliminary designs	Architect
§ 4.1.3 Measured drawings	Owner
§ 4.1.4 Existing facilities surveys	Owner
§ 4.1.5 Site Evaluation and Planning (B203™–2007)	Architect
§ 4.1.6 Building information modeling	Architect
§ 4.1.7 Civil engineering	Architect
§ 4.1.8 Landscape design	Architect
§ 4.1.9 Architectural Interior Design (B252™–2007)	Architect
§ 4.1.10 Value Analysis (B204™–2007)	Architect (as a part of Basic Services)
§ 4.1.11 Detailed cost estimating	Not Provided
§ 4.1.12 On-site project representation	Not Provided
§ 4.1.13 Conformed construction documents	Not Provided
§ 4.1.14 As-designed record drawings	Architect (as a part of Basic Services)
§ 4.1.15 As-constructed record drawings	Architect
§ 4.1.16 Post occupancy evaluation	Not Provided
§ 4.1.17 Facility Support Services (B210™–2007)	Not Provided
§ 4.1.18 Tenant-related services	Not Provided
§ 4.1.19 Coordination of Owner’s consultants	Not Provided
§ 4.1.20 Telecommunications/data design	Architect
§ 4.1.21Security Evaluation and Planning (B206™–2007)	Owner
§ 4.1.22 Commissioning (B211™–2007)	Owner
§ 4.1.23 Extensive environmentally responsible design	Not Provided
§ 4.1.24 LEED® Certification (B214™–2007)	Architect
§ 4.1.25Fast-track and/or multiple bid packages design services	Architect
§ 4.1.26 Historic Preservation (B205™–2007)	Not Provided
§ 4.1.27Furniture, Finishings, and Equipment Design (B253™–2007)	Owner

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§ 4.2 Insert a description of each Additional Service designated in Section 4.1 as the Architect’s responsibility, if not further described in an exhibit attached to this document.

Reference Article 12 for a description of each additional service

§ 4.3 Additional Services may be provided after execution of this Agreement, without invalidating the Agreement. Except for services required due to the fault of the Architect or to be provided as part of Basic Services, any Additional Services provided in accordance with this Section 4.3 shall entitle the Architect to compensation pursuant to Section 11.3 and an appropriate adjustment in the Architect’s schedule.

§ 4.3.1 Upon recognizing the need to perform Additional Services, the Architect shall notify the Owner with reasonable promptness and explain the facts and circumstances giving rise to the need. The Architect shall not proceed to provide Additional Services until the Architect receives the Owner’s written authorization:
.1
Services necessitated by a change in the Initial Information, previous instructions or approvals given by the Owner, or a material change in the Project including, but not limited to, size, quality, complexity, the Owner’s schedule or budget for Cost of the Work, or procurement or delivery method;

.2
Services necessitated by the Owner’s request for extensive environmentally responsible design alternatives, such as unique system designs, in-depth material research, energy modeling, or LEED® certification;

.3	Changing or editing previously prepared Instruments of Service necessitated by the enactment or revision of codes, laws or regulations or official interpretations;
.4	Services necessitated by decisions of the Owner not rendered in a timely manner or any other failure of performance on the part of the Owner or the Owner’s consultants or contractors;
.5	Preparing digital data for transmission to the Owner’s consultants and contractors, or to other Owner authorized recipients;
.6	Preparation of design and documentation for alternate bid or proposal requests proposed by the Owner;
.7	Preparation for, and attendance at, a public presentation, meeting or hearing;
.8	Preparation for, and attendance at a dispute resolution proceeding or legal proceeding, except where the Architect is party thereto;
.9	Evaluation of the qualifications of bidders or persons providing proposals;
.10	Consultation concerning replacement of Work resulting from fire or other cause during construction; or
.11	Assistance to the Initial Decision Maker, if other than the Architect.

§ 4.3.2 To avoid delay in the Construction Phase or for any other reason, the Architect may be required to ~~shall~~ provide the following Additional Services. The Architect shall  notify the Owner with reasonable promptness of the request or need for such Additional Services, and explain the facts and circumstances giving rise to the need. The Architect shall not provide such Additional Services without the prior written approval of the Owner. If the Owner determines that all or parts of those services are not required, the Owner shall give prompt written notice to the Architect, and the Owner shall have no obligation to compensate the Architect for those services and the Architect shall have no obligation to provide those services:
.1	Reviewing a Contractor’s submittal out of sequence from the submittal schedule agreed to by the Architect;
.2
Responding to the Contractor’s requests for information that are not prepared in accordance with the Contract Documents or where such information is available to the Contractor from a careful study and comparison of the Contract Documents, field conditions, other Owner-provided information, Contractor-prepared coordination drawings, or prior Project correspondence or documentation;

.3	Preparing Change Orders and Construction Change Directives that require evaluation of Contractor’s proposals and supporting data, or the preparation or revision of Instruments of Service;
.4	Evaluating an extensive number of Claims as the Initial Decision Maker;
.5	Evaluating substitutions proposed by the Owner or Contractor and making subsequent revisions to Instruments of Service resulting therefrom; or
.6
To the extent the Architect’s Basic Services are affected, providing Construction Phase Services 60 days after (1) the date of Substantial Completion of the Work or (2) the anticipated date of Substantial Completion identified in Initial Information, whichever is earlier.

§ 4.3.3 The Architect shall provide Construction Phase Services exceeding the limits set forth below as Additional Services. When the limits below are reached, the Architect shall notify the Owner:
.1	Two (2) reviews of each Shop Drawing, Product Data item, sample and similar submittal of the Contractor
.2	Sixty-two (62) visits to the site by the Architect and their consultants over the duration of the Project during construction in accordance with the requirements indicated in Article 12.
.3
  One   (1) inspection~~s~~ for any portion of the Work to determine whether such portion of the Work is substantially complete in accordance with the requirements of the Contract Documents in accordance with the requirements indicated in Article 12

.4	One (1) inspection~~s~~ for any portion of the Work to determine final completion in accordance with the requirements indicated in Article 12

§ 4.3.4 If the services covered by this Agreement have not been completed within the time period contemplated by Section 4.3.2.6 through no fault of the Architect or its consultants, extension of the Architect’s services beyond that time shall be compensated as Additional Services.

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ARTICLE 5   OWNER’S RESPONSIBILITIES
§ 5.1 Unless otherwise provided for under this Agreement, the Owner shall consult with the Architect in a timely manner regarding requirements for and limitations on the Project, including the Owner’s objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements. Within 15 days after receipt of a written request from the Architect, the Owner shall furnish the requested information as necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.  Architect and Owner acknowledge that the information provided is subject to change, but that the Basic Services Fees indicated herein take that change into account.

§ 5.2 The Owner shall establish and periodically update the Owner’s budget for the Project, including (1) the budget for the Cost of the Work as defined in Section 6.1; (2) the Owner’s other costs; and, (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner’s budget for the Cost of the Work, the Owner shall notify the Architect. The Owner and the Architect shall thereafter agree to a corresponding change in the Project’s scope and quality.

§ 5.3 The Owner shall identify a representative authorized to act on the Owner’s behalf with respect to the Project.  The Owner may change its designated representative and such representative’s scope of authority upon written notice to the Architect. The Owner shall render decisions and approve the Architect’s submittals in a timely manner in order to avoid unreasonable delay in the progress of the Architect’s services. The Owner’s representative shall be:

Mr. Charles Allen
Vice President for Administrative Services
Nu Skin Enterprises, Inc.
75 West Center Street
Provo, UT  84601
callen@nuskin.com

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§ 5.4 The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths.

§  5.5 The Owner shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

§ 5.6 The Architect shall coordinate its services and those of its consultants with those services provided by the Owner.

§ 5.7 The Owner shall furnish tests, inspections and reports required by law or the Contract Documents, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials, when needed for the performance of the Work and to the extent not caused by the failure of the Architect to perform its services as required by the Contract Documents.

§ 5.8 The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests, when needed for the performance of the Work and to the extent not caused by the failure of the Architect to perform its services as required by the Contract Documents.

§ 5.9 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including errors, omissions or inconsistencies in the Architect’s Instruments of Service, provided nothing in this Agreement shall be construed so as to require the Owner to determine the adequacy, accuracy, or sufficiency of the design, the Construction Documents, or the Architect’s Services.

§ 5.10 Except as otherwise provided in this Agreement, or when direct communications have been specially authorized, the Owner shall endeavor to communicate with the Architect’s consultants through the Architect about matters arising out of or relating to the Contract Documents. The Owner shall promptly notify the Architect of any direct communications that may affect the Architect’s services.  The Owner may communicate with the Contractor directly or through the Architect about matters arising out of or relating to the Contract Documents.

§ 5.11 The Architect shall coordinate the Architect’s duties and responsibilities set forth in the Contract for Construction with the Architect’s services set forth in this Agreement. The Owner shall provide the Architect a copy of the executed agreement between the Owner and Contractor, including the General Conditions of the Contract for Construction.

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§ 5.12 The Owner shall provide the Architect access to the Project site prior to commencement of the Work and shall obligate the Contractor to provide the Architect access to the Work wherever it is in preparation or progress.

§ 5.13 The Architect shall review the accuracy of the tests and information furnished to the Architect by or on behalf of the Owner pursuant to this Article 5.  The Owner does not assume any responsibility whatsoever with respect to the sufficiency or accuracy of borings made, or of the logs of test borings, or of the interpretations made thereof, and there is no warranty or guaranty, express or implied, that the conditions indicated by such investigations, borings, logs or information are representative of those existing throughout the Project site, or any part thereof, or that unforeseen developments may not occur.

ARTICLE 6   COST OF THE WORK
§ 6.1 For purposes of this Agreement, the Cost of the Work shall be the total cost to the Owner to construct all elements of the Project designed or specified by the Architect and shall include contractors’ general conditions costs, overhead and profit. The Cost of the Work does not include the compensation of the Architect, the costs of the land, rights-of-way, financing, contingencies for changes in the Work or other costs that are the responsibility of the Owner.

§ 6.2 The Owner’s budget for the Cost of the Work is provided in Initial Information, and may be adjusted throughout the Project as required under Sections 5.2, 6.4 and 6.5. Evaluations of the Owner’s budget for the Cost of the Work, the preliminary estimate of the Cost of the Work and updated estimates of the Cost of the Work prepared by the Architect, represent the Architect’s judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment; the Contractor’s methods of determining bid prices; or competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner’s budget for the Cost of the Work or from any estimate of the Cost of the Work or evaluation prepared or agreed to by the Architect.

§ 6.3 In preparing estimates of the Cost of Work, the Architect shall be permitted to include contingencies for design, bidding and price escalation; to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents; to make reasonable adjustments in the program and scope of the Project; and to include in the Contract Documents alternate bids as may be necessary to adjust the estimated Cost of the Work to meet the Owner’s budget for the Cost of the Work. The Architect’s estimate of the Cost of the Work shall be based on current area, volume or similar conceptual estimating techniques. If the Owner requests detailed cost estimating services, the Architect shall provide such services as an Additional Service under Article 4.

§ 6.4 If the Bidding or Negotiation Phase has not commenced within 90 days after the Architect submits the Construction Documents to the Owner, through no fault of the Architect, the Owner’s budget for the Cost of the Work shall be adjusted to reflect changes in the general level of prices in the applicable construction market.

§ 6.5 If at any time the Architect’s estimate of the Cost of the Work exceeds the Owner’s budget for the Cost of the Work, the Architect shall analyze its design and make appropriate cost-effective recommendations to the Owner to adjust the Project’s size, quality or budget for the Cost of the Work.

§ 6.6 If the Owner’s budget for the Cost of the Work at the conclusion of the Construction Documents Phase Services is exceeded by the lowest bona fide bid or negotiated proposal, the Owner shall at the Owner’s sole discretion
.1	give written approval of an increase in the budget for the Cost of the Work without a corresponding increase in the Architect’s compensation;
.2	authorize rebidding or renegotiating of the Project within a reasonable time;
.3	terminate in accordance with Section 9.5;
.4
in consultation with the Architect, revise the Project program, scope, or quality as required to reduce the Cost of the Work in which case any services provided by the Architect in relation thereto shall be at no cost to the Owner; or

.5	implement any other mutually acceptable alternative.

§ 6.7 If the Owner chooses to proceed under Section 6.6.4, the Architect, without additional compensation, shall modify the Construction Documents as necessary to comply with the Owner’s budget for the Cost of the Work at the conclusion of the Construction Documents Phase Services, or the budget as adjusted under Section 6.6.1. The Architect’s modification of the Construction Documents shall be the limit of the Architect’s responsibility under this Article 6.

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ARTICLE 7   COPYRIGHTS AND LICENSES
§ 7.1 The Architect warrants that in transmitting Instruments of Service, or any other information, the Architect is the copyright owner of such information or has permission from the copyright owner to transmit such information for its use on the Project. If the Architect intends to transmit Instruments of Service or any other information or documentation in digital form, it shall establish necessary protocols governing such transmissions acceptable to the Owner.

§ 7.2 The Architect hereby assigns to the Owner, without reservation, all copyrights in all Project-related documents, models, photographs, and other expression created by the Architect. Among those documents are certain

"Instruments of Service," including, the design drawings and the Construction Documents. The Owner's obligation to pay the Architect is expressly conditioned upon the Architect's obtaining a valid written comprehensive assignment of copyrights from its consultants in terms identical to those that obligate the Architect to the Owner as expressed in this subsection, which copyrights the Architect, in turn, hereby assigns to the Owner. The Owner, in return, hereby grants the Architect and its consultants a revocable, nonexclusive license to reproduce the documents for purposes relating directly to the Architect's performance of its obligations under this Agreement, for the Architect's archival records, and for the Architect's reproduction of drawings and photographs in the Architect's marketing materials, provided that the Project-related contents of those materials are approved as requested in Section 7.5 of this Agreement. This nonexclusive license shall terminate automatically upon the occurrence of either a breach of this Agreement by the Architect or upon termination of this Agreement. This nonexclusive license is granted to the Architect alone and shall not be assigned by the Architect to any other person or entity, except that the non-exclusive license granted in this Agreement to the Architect for purposes of the Architect's performance hereunder may be sub-licensed to the Architect's consultants (with the same limitations). Subject to the foregoing, this nonexclusive license shall terminate automatically upon an Architect's assignment of this nonexclusive license to another or its attempt to do so.  The Architect shall obtain agreements from its consultants consistent with this Section 7.2.  If the Architect rightfully terminates this Agreement for cause as provided for in Section 9.4, the Architect shall have the right to pursue its remedies against the Owner for damages and/or specific performance but the copyright assignment granted in this Section 7.2 shall be perpetual and shall not terminate.

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§ 7.3 [Intentionally Deleted]

§ 7.3.1 The Instruments of Service prepared by the Architect and the Architect’s consultants are for use solely with respect to this Project.  In the event the Owner uses the Instruments of Service without retaining the author of the Instruments of Service or without the prior written authorization of the Architect, the Owner releases the Architect and Architect’s consultant(s) from all claims and causes of action arising from such uses. The Owner, to the extent permitted by law, further agrees to indemnify, defend and hold harmless the Architect and its consultants from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the non-permissive use of the Instruments of Service under this Section 7.3.1 by the Owner or any person or entity using the Instruments of Service with the Owner’s consent. The terms of this Section 7.3.1 shall not apply if the Owner rightfully terminates this Agreement for cause under Section 9.4.  The copyright assignment granted under this section permits the Owner to authorize contractors, subcontractors, sub-subcontractors, and material or equipment suppliers, as well as the Owner’s consultants and separate contractors, to reproduce applicable portions of the Instruments of Service solely and exclusively for use in performing services or construction for, or repairs and maintenance of, the Project.

§ 7.4 Any unauthorized use of the Instruments of Service shall be at the Owner’s sole risk and without liability to the Architect and the Architect’s consultants.  Except for copyright assignment granted in this Article 7, no other intellectual property license or right shall be deemed granted or implied under this Agreement.  The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer the copyright assignment granted herein to another party except in connection with the sale or transfer of the ownership of the Project, without the prior written agreement of the Architect.  If the Owner assigns, delegates, sublicenses, pledges or otherwise transfers the ownership of the Project, the Owner shall require such party to assume, in writing, all of the rights and obligations of the Owner related to copyright assignment, under this Agreement, including but not limited to the requirements of Section 7.3.1, from and after the date of such assignment.

§ 7.5  The Architect shall maintain the confidentiality of all Project documents and information and shall not publish or in any way disseminate or distribute any Project-related documents, including but not limited to, correspondence, estimates, drawings, specifications, photographs, or any other material relating to the Project without the express written authorization of the Owner.  This provision shall not apply to information in whatever form that is in the public domain or if disclosure is reasonably necessary for the Architect to defend itself from any legal action or claim and the Architect has provided the Owner with reasonable advance notice of the Architect’s intent to disclose such information.  In the event that the  Architect receives an order or demand from documents issued by a court, administrative agency or other legitimate authority, the Architect shall immediately notify the Owner and the Owner shall have the option of challenging the order or demand for production of documents.  If the Owner elects to challenge an order or demand from documents issued by a court, administrative agency or other legitimate authority, the Architect shall fully cooperate with the Owner in any legal challenge the Owner may bring to the order or demand for production of documents and shall not produce said Documents unless the Owner’s legal challenge to the order or demand is found to be without merit.

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ARTICLE 8   CLAIMS AND DISPUTES
§ 8.1 GENERAL
§ 8.1.1 The Owner and Architect shall commence all claims and causes of action, whether in contract, tort, or otherwise, against the other arising out of or related to this Agreement in accordance with the requirements of the method of binding dispute resolution selected in this Agreement within the period specified by applicable law.  Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued, and the applicable statutes of limitations shall commence to run, either upon the date of Substantial Completion (for acts or failures to act occurring before Substantial Completion of which the Owner was aware) or upon the Owner’s discovery of the acts, omissions, events, or circumstances giving rise to delay or damages to the Owner or the Project, whichever occurs later.

§ 8.1.2 To the extent damages are covered by proceeds received by the claimant from property insurance, the Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in AIA Document A201–2007, General Conditions of the Contract for Construction, as modified as permitted by subparagraph 3.6.1.1 above. The Owner or the Architect, as appropriate, shall require of the contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.

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§ 8.1.3 The Architect and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement except to the extent caused by gross negligence or willful misconduct. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination of this Agreement, except as specifically provided in Section 9.7.

§ 8.2 [Intentionally omitted]
§ 8.2.1 The method of binding dispute resolution shall be the following:
(Check the appropriate box. If the Owner and Architect do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, the dispute will be resolved in a court of competent jurisdiction.)

[ ]	Arbitration pursuant to Section 8.3 of this Agreement if the parties mutually agree, or

[ X ]	Litigation in a court of competent jurisdiction

[ ]	Other (Specify)

§ 8.3 [Intentionally omitted]

§ 8.3.4 CONSOLIDATION OR JOINDER
§ 8.3.4.1  The Architect waives all objections to joinder of the Architect as a party to any Project-related litigation in which the Owner is joined or is otherwise positioned as a party in which the Architect's conduct or its performance of professional services is in any way relevant to the subject of a dispute. The Architect also agrees to prepare or modify all documents used or prepared by the Architect, including, but not limited to, agreements between the Architect and its consultants, agreements between the Owner and other parties (including, without limitation, the Contract for Construction), and any General and Supplemental Conditions for Construction for this Project, to reflect this waiver.

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ARTICLE 9   TERMINATION OR SUSPENSION
§ 9.1 If the Owner fails to make required payments to the Architect in accordance with this Agreement and such failure continues for a period of ten (10) business days after written notice to the Owner of such failure, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, the Architect shall give seven days’ written notice to the Owner before suspending services. This notice shall detail the Architect’s specific reason(s) for its intended termination or suspension and shall state with specificity the means by which the Owner may cure the alleged reason.  In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Architect shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted to the extent such suspension causes additional time to be spent by the Architect in performing its services.

§ 9.2 If the Owner suspends the Project, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect shall be compensated for expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.

§ 9.3Unless otherwise noted herein or indicated in the Project Schedule most recently approved by the Owner, or unless caused in whole or in part by the Architect, if the Project is suspended by the Owner for more than ninety (90) consecutive days, the Architect shall be compensated for Services that were fully and satisfactorily performed prior to suspension and shall receive equitable payment for the Architect's demonstrated actual costs to remobilize to continue performance when Services are recommenced by request of the Owner.

§ 9.4 Either party may terminate this Agreement upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 9.5 The Owner may terminate this Agreement upon not less than seven days’ written notice to the Architect for the Owner’s convenience and without cause, whereupon the Architect shall:

(a)	stop all work and place no further orders or subcontracts for the services except as may be necessary to complete portions of the services not terminated;

(b)	take any necessary action to protect property in the Architect’s possession in which the Owner has or may acquire an interest;

(c)	Complete the performance of the unterminated portion of the services; and

(d)	Take any other reasonable action which the Owner in writing may direct.

Termination of the Architect, with or without cause, shall not relieve the Architect of any duty, obligation or professional standard of care with respect to services performed.  Should the Owner terminate this Agreement for cause, but that cause be subsequently found to be insufficient to support termination, the termination shall be deemed one for convenience.

§ 9.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due.

§ 9.7 The Owner’s rights to use the Architect’s Instruments of Service in the event of a termination of this Agreement are set forth in Article 7.

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ARTICLE 10   MISCELLANEOUS PROVISIONS
§ 10.1 This Agreement shall be governed by the law of the State of Utah, except that if the parties have selected arbitration as the method of binding dispute resolution, the Federal Arbitration Act shall govern Section 8.3.

§ 10.2 Terms in this Agreement shall have the same meaning as those in AIA Document A201–2007, General Conditions of the Contract for Construction, as it may be modified in accordance with Section 3.6.1.1.

§ 10.3 The Owner and Architect, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement.  The Architect may not assign its interests or obligations under this Agreement without the written consent of the Owner, which consent may be withheld by the Owner for any reason. The Owner reserves the right, upon notice to the Architect, to assign this Agreement to any of the Owner’s affiliates or to an institutional lender providing financing for the Project or to other persons or other entities who are ready and capable of performing the Owner's obligations under the Agreement. The Owner’s assignment of this Agreement to a lender providing financing for the Project shall be subject to the lender agreeing in writing to assume the Owner’s rights and obligations under this Agreement if the lender succeeds to the Owner’s ownership of the Project and elects to retain the Architect, then the lender shall accept the assignment of the rights and assume the obligations of the Owner under this Agreement from and after the date of such assumption.

§ 10.4 If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review and approval. If the Owner requests the Architect to execute consents required to facilitate assignment to a lender, the Architect shall execute all such consents that are consistent with this Agreement. The Architect shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of this Agreement. The Architect shall not be required to execute any documents subsequent to the signing of this Agreement that in any way, in the sole judgment of the Architect reasonably exercised, increase the Architect’s contractual or legal obligations or risks or adversely affect the availability or cost of its professional or general liability insurance.

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§ 10.5 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.  The Architect shall enter written contracts with its consultants that at a minimum impose upon its consultants the same duties and obligations to the Owner as the Architect has to the Owner with respect to the consultant’s services. As a condition precedent to the Owner's payment of Architect's invoices, the Architect shall supply the Owner with copies of the Architect's agreements with its consultants.

§ 10.6 Unless otherwise required in this Agreement, the Architect shall have no responsibility for the discovery, presence, handling, removal or disposal of, or exposure of persons to, hazardous materials or toxic substances in any form at the Project site.

§ 10.7 The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials; provided, however, that the Architect’s materials shall not include the Owner’s confidential or proprietary information, floor plans, area or cost information or other program-specific information.

§ 10.8 Architect shall consider all Project-specific information, except Project name and location, to be confidential and proprietary to the Owner. All designs, drawings, Instruments of Service, specifications, models, computer models, and other products of the Architect's Services shall be deemed to be the Owner's confidential and proprietary information. No confidential and proprietary information of the Owner shall be disclosed to others by the Architect except to: (1) the Architect's consultants and employees as necessary to perform their portion of the Services; (2) those who have an official need to know the content of the information in order to perform services or construction solely and exclusively for this Project; (3) building and government officials who need to know the content of the information in order to approve construction, to administer laws, codes, and regulations, or to perform their duties as to this Project; and (4) consultants and Contractors whose contracts include similar restrictions on the use of information as needed to preserve for the Owner the confidentiality of proprietary or Project-related information.
If the Architect or Owner receives information specifically designated by the other party as “confidential” or “business proprietary,” the receiving party shall keep such information strictly confidential and shall not disclose it to any other person except to (1) its employees, (2) those who need to know the content of such information in order to perform services or construction solely and exclusively for the Project, or (3) its consultants and contractors whose contracts include similar restrictions on the use of confidential information.

§ 10.9           If any term condition, clause or provision of this Agreement shall be determined or declared to be void or invalid in law or otherwise, then only that term, condition, clause or provision shall be stricken from this Agreement, and in all other respects this Agreement shall be valid and continue in full force, effect and operation.

§ 10.10 The Architect agrees to the fullest extent permitted by law, to indemnify and hold harmless the Owner, its officers, directors and employees (collectively, Owner) against all damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, to the extent caused by the Architects’ negligent performance of professional services under this Agreement and that of its consultants or anyone for whom the Architect is legally liable.  The Owner agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Architect, its officers, directors, employees and consultants (collectively, Architect) against all damages, liabilities or costs, including reasonable attorneys’ fees and defense costs, to the extent caused by the Owner’s negligent acts in connection with the Project.  Neither the Owner nor the Architect shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence or for the negligence of others.

ARTICLE 11   COMPENSATION
§ 11.1 For the Architect’s Basic Services, the Owner shall compensate the Architect as follows:

Basic Services: Five million ninety three thousand two hundred seventy dollars ($5,093,270)

The Owner and Architect agree that if the Owner approves a revision (increase or decrease) to the Cost of the Work from the Cost of the Work as defined in Article 1.1 prior to or as part of the Owner’s approval of the Design Development Phase, the Architect’s compensation for Basic Services shall be adjusted by multiplying the revised Cost of the Work times 7.3%. The Architect’s compensation for Basic Services shall not be subject to adjustment after the Owner’s approval of the Design Development Phase.

§ 11.2 For Additional Services designated in Section 4.1 (and that are not a part of the Basic Services), the Owner shall compensate the Architect as follows:

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LEED Documentation: Sixty thousand dollars ($60,000)
Record Drawings (including consultants): one hundred thousand dollars ($100,000)
Acoustics: Twenty-nine thousand nine hundred forty dollars ($29,940)
Atrium Smoke Analysis: Twenty-five thousand five hundred twenty dollars ($25,520)
Audio-Visual Design: Thirty-three thousand dollars ($33,000)
Food Service: Thirty-two thousand one hundred eighty dollars ($32,180)
Fountain (Base Design): Twenty-five thousand thirty dollars ($25,030)
Structural Glass Design: Seventy-seven thousand dollars ($77,000)
Specialty Lighting Design: Seventy-seven thousand dollars ($77,000)
Experience Design: Six hundred seventy five thousand dollars ($675,000)

§ 11.3 For Additional Services that may arise during the course of the Project, including those under Section 4.3, the Owner shall compensate the Architect as follows:

Negotiated stipulated sum or on an hourly basis as agreed upon in writing by the Owner and the Architect.

§ 11.4 Compensation for Additional Services of the Architect’s consultants when not included in Section 11.2 or 11.3, shall be the amount invoiced to the Architect plus    one and one tenth percent   (    1.10%   ), or as otherwise stated below:

§ 11.5 Where compensation for Basic Services is based on a stipulated sum or percentage of the Cost of the Work, the compensation for each phase of services shall be as follows:

Schematic Design Phase	fifteen	percent (	15%)
Design Development Phase	twenty	percent (	20%)
Construction Documents Phase	forty	percent (	40%)
Bidding or Negotiation Phase	five	percent (	5%)
Construction Phase	twenty	percent (	20%)

Total Basic Compensation	one hundred	percent (	100%)

§ 11.6 When compensation is based on a percentage of the Cost of the Work and any portions of the Project are deleted or otherwise not constructed, compensation for those portions of the Project shall be payable to the extent services are performed on those portions, in accordance with the schedule set forth in Section 11.5 based on (1) the lowest bona fide bid or negotiated proposal falling within the Owner’s budget, or (2) if no such bid or proposal is received, the most recent estimate of the Cost of the Work approved by the Owner for such portions of the Project.

The Architect shall be entitled to compensation in accordance with this Agreement for all services performed by the Architect in accordance with this Agreement whether or not the Construction Phase is commenced.

§ 11.7 The hourly billing rates as of the date of this Agreement for Additional Services of the Architect and the Architect’s consultants, if any, are set forth below. The rates shall be adjusted annually in accordance with the Architect’s and Architect’s consultants’ normal review practices, but such increased rates shall not exceed the rates charged by the Architect or its consultants to other customers or clients for projects of similar size and scope.

Architecture - Bohlin Cywinski Jackson
Principal                                                          $290
Senior Associate                          \                $180
Associate                                                       $140
Staff                                                                 $125
Staff II                                                             $115
Staff III                                                           $  75
Office                                                              $  65

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Structural & Civil Engineering – Magnusson Klemencic Associates
Principal                                                                          $225
Associate                                                                       $150
Project Managers                                                          $150
Senior Project Engineers                                              $125
Project Engineers                                                          $110
Staff Engineer                                                                $  90
CAD Manager                                                               $  85
CAD Designer                                                               $  75
Engineer Technician                                                     $  60

M/ P/ FP Engineering – Colvin Engineering Associates
Principal                                                                         $179
Sr. Project Manager                                                     $135
Project Manager                                                           $112
Senior Engineer                                                            $  99
Engineer                                                                        $  92
Engineering Intern                                                       $  79
Senior Designer                                                            $  90
Designer                                                                        $  79
Designer / CAD Operator                                           $  71
CAD Operator                                                              $  65
Clerical                                                                          $  46

Electrical Engineering – Spectrum Engineers
Principal Project Manager                            $135
Principal                                                          $125
Associate Engineer                                       $105
Staff Engineer or Designer                           $  95
Acoustics, Lighting, Tech
Design, Theatre Design
Principal                                                          $125
Associate Engineer                                       $  95
Technicians – CAD                                       $  55
Clerical                                                             $  35

Landscape Architecture – Gustafson Guthrie Nichol
Director                                                         $200-$250
Principal                                                        $150-$175
Associate                                                     $100-$150

Designer                                                         $75-$100
Administration                                                $70-$85

Employee or Category	Rate

§ 11.8 COMPENSATION FOR REIMBURSABLE EXPENSES
§ 11.8.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and the Architect’s consultants directly related to the Project, as follows:
.1	Transportation and authorized out-of-town travel and subsistence;
.2	Dedicated data and communication services, teleconferences, Project Web sites, and extranets;
.3	Fees paid for securing approval of authorities having jurisdiction over the Project;
.4	Printing, reproductions, standard form documents;
.5	Postage, handling and delivery;
.6	Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner;
.7	Renderings, models, mock-ups, professional photography, and presentation materials prepared by consultants and requested in writing by the Owner;
.8	[Intentionally omitted]
.9	All taxes levied on professional services and on reimbursable expenses; and
.10	Site office expenses.

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§ 11.8.2 For Reimbursable Expenses the compensation shall be the expenses incurred by the Architect and the Architect’s consultants plus fifteen percent      (    15%   ) of the expenses incurred.

§ 11.9 [Intentionally Deleted]

§ 11.10 PAYMENTS TO THE ARCHITECT
§ 11.10.1 An initial payment of  zero ($   0   ) shall be made upon execution of this Agreement and is the minimum payment under this Agreement. It shall be credited to the Owner’s account in the final invoice.

§ 11.10.2 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed. Payments are due and payable thirty (30) days after the Owner’s receipt of the Architect’s adequately documented invoice. Amounts unpaid     thirty   (30) days after the date on which the Owner receives an adequately documented invoice shall bear interest at the rate entered below.

    Twelve percent (12% per annum)

§ 11.10.3 The Owner shall not withhold amounts from the Architect’s compensation to impose a penalty or liquidated damages on the Architect, or to offset sums requested by or paid to contractors for the cost of changes in the Work unless the Architect is liable for such amounts.

§ 11.10.4 Records of Reimbursable Expenses, expenses pertaining to Additional Services, and services performed on the basis of hourly rates shall be submitted to the Owner when payment is requested.

§ 11.10.5 The Architect acknowledges that as of February 9th 2011, the Architect has been paid $1,289,446.20 for Basic Services, and all amounts due through such date for Reimbursable Expenses, and that such amounts shall be credited against the amounts first becoming due under this Agreement.  The Architect hereby waives all rights to payment by the Owner for otherwise reimbursable expenses when: (a) the expense was incurred more than one hundred twenty (120) days before the date on which the Owner receives the invoice from the Architect initially requesting reimbursement for that expense; (b) the first invoice for that expense is not accompanied by detailed documentation indicating the Project-related nature of the expense; or when (c) that evidence is produced in a form or with a content that is inconsistent with the form of the invoice.

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ARTICLE 12   SPECIAL TERMS AND CONDITIONS
Special terms and conditions that modify this Agreement are as follows:

§ 12.1 Purpose of paragraphs in Article 12: These paragraphs supplement and modify the preceding Articles of this Agreement. If any provision found in the Article 12 Paragraphs shall be found in conflict with preceding Articles of this Agreement or with other Contract Documents governing either the Design or Construction of this Project, then the applicable provisions of the Article 12 Paragraphs shall take precedence over any such conflicting provision.

§ 12.2 [Intentionally Deleted]

§ 12.3 Non-warranty statement: Notwithstanding any other provisions in this Agreement to the contrary, nothing herein contained shall be construed as:
.1	Constituting a guarantee, warranty or assurance either expressed or implied, that the architectural services will yield or accomplish a perfect outcome for the project; or
.2	Obligating the Architect to exercise professional skills and judgment greater than that which is required by Section 2.2 hereof; or
.3	An assumption by the Architect of liability greater than or differing from those explicit in this Agreement and the Construction Documents; or
.4	An assumption by the Architect of liabilities of any other party other than the Architect’s employees, agents and consultants.

§ 12.4 ADA Compliance Provisions: It is recognized that the Owner faces certain obligations under the Americans with Disabilities Act (ADA) that could affect the design of this project.  The Architect shall prepare Construction Documents using professional care and diligence to conform with the requirements of the ADA.

§ 12.5           The Architect’s standard billing format and standard format and back-up data for in-house expenses is attached as Exhibit B. In addition, copies of invoices received by the Architect from outside vendors for expenses will be attached to the Architect’s invoice to the Owner. The Owner agrees that this format is approved and that, unless the Owner specifically requests, special billing formats or additional backup data other than as noted herein is not required.

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§ 12.6  If the Owner disputes or in any way takes exception to the amount or format of an invoice, the Owner shall notify the Architect of such in writing within seven days of the date the Owner receives the invoice. The payment provisions of Paragraph 11.10.2 shall not apply to disputed invoices that the Architect has been notified of in accordance with the requirements of this Paragraph.

§ 12.7 Providing services of consultants for other than the following portions of the project provided as part of Basic Services shall be compensated as Additional Services:
.1      Structural Engineering consultant (Magnusson Klemencic Associates).
.2	Mechanical, Plumbing, Fire Protection Systems consultant (Colvin Engineering Associates).
.3	Electrical Engineering consultant (Spectrum Engineers).
.4	Civil Engineering consultant (Magnusson Klemencic Associates).
.5	Landscape consultant (Gustafson Guthrie Nichol).
.6	Utilities Relocation (LEI).

§ 12.8 The following is the planned schedule for the project. Changes to this schedule may require a change in the Architect’s fee the amount of which shall be subject to mutual agreement.

Phase	Duration
Conceptual Design & Programming Phase:3/1/10 – 5/24/10 (12 weeks)
Conceptual Design Phase Review and Approval:5/12/10 – 5/24/10 (2 weeks)
Schematic Design Phase:	5/11/10 – 12/3/10 (30 weeks)
Schematic Design Phase Review and Approval:11/17/10 – 12/3/10 (2 weeks)
Design Development Phase:	11/17/10 – 3/21/11 (18 weeks)
Demolition Package – Bid Package 1:	2/01/11 – 3/01/11 (4 weeks)
Design Development Phase Review and Approval:3/22/11 – 4/12/11 (3 weeks)
Construction Documents Phase – Bid Package 2 (Fdn/Steel):3/22/11 – 5/16/11 (8 weeks)
Bidding/Pricing – 65% CD/Permit Set:7/26/11 – 8/29/11 (4 weeks)
Cost Review and Approval:	8/30/11 – 9/12/11 (2 weeks)
Construction Documents Phase – Bid Package 3:3/22/11 – 11/25/11 (35 weeks)
Construction Administration through Substantial Completion:	4/27/11 – 10/13/13 (30 months)

§ 12.9 The Basic Services scope and fee are based on competitive bidding to subcontractors under the management of a Construction Manager that will be selected during the Schematic Design Phase with 3 bid packages with scopes as outlined below. If an alternate delivery method or changes to the scopes, quantity or schedule for bid packages are requested by the Owner, the Architect shall be entitled to additional compensation, the amount of which shall be subject to mutual agreement. Other than as outlined below, preparing construction documents as multiple bid packages for alternate, separate or sequential bids, or providing services in connection with bidding, negotiation or construction prior to the completion of the construction documents phase is not included as part of Basic Services, and would be compensated as Additional Services if requested by the Owner.  The budget for the Cost of the Work shall be for the project as a whole, not a series of individual fixed construction budgets for multiple separate parts of the project or for separate bid packages.

Bid Package No.                                                                                Bid Package Scope                                   Bid Package Schedule
1                                          Preliminary GMP Package including                                      March 1, 2011
                Demolition and Site Utilities
2                                              Preliminary GMP Package including                                       May 16, 2011
                Foundations and Primary Structural Steel.
3                                          Final GMP Package including the                                            November 25, 2011
                balance of the Construction Documents.

§ 12.10                      Number of meetings/presentations: The number of meetings and presentations included as part of Basic Services is shown below for each phase of the project. During the Construction Administration Phase the required site observation visits shall occur on the same day as the regular project construction progress meetings. The divisions of the portions of the Work to be inspected for Substantial Completion and Final Completion shall be limited in quantity to a total subject to approval by the Architect and each portion shall be of sufficient size so as to warrant a full day of inspection by the Architect. Any meetings or presentations required in excess of the total number of meetings and presentations shown shall be compensated as Additional Services. Meetings required solely due to the actions of the Architect shall not count toward the total number of meetings included as part of Basic Services.

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Phase                                                                Architect                      M, P, FP                      Structural                      Electrical        Other
Conceptual Design Phase                                    3                                     0                                    0                                    0            0
Schematic Design Phase                                      5                 1                             0                           1            0
Design Development Phase                                5                             2                             1                           2            0
Construction Documents Phase                         9                             3                             3                           3            0
Permit Meetings                                                    3                          NIC                          NIC                         NIC          NIC
Bidding/Award Phase                                        NIC                          0                               0                          0           0
Construction Administration                             48                          TBD                          14                         TBD            0
Substantial Completion Inspection
(per portion of the Work)                                     1                             1                          1                          1           0
Final Inspection
(per portion of the Work)                                     1                             1                          1                          1           0

Total Number of Meetings                                 74                          TBD                          20                         TBD            0

§ 12.11                      The Architect’s scope of work shall be completed in unison with concurrent services being provided by the Owner’s own staff or separate consultants or contractors in accordance with the same phase-by-phase schedule as the Architect. Services of the Architect made necessary by delays or out-of-sequence actions, changes or requests made by the Owner’s staff or separate consultants or contractors shall be compensated as Additional Services. The Owner will retain the following consultants and contractors:

.1 Cost Estimating: Okland Construction (OC):
The Architect will collaborate with Nu Skin and OC on the cost estimating process, and coordinate the work of the Architect and its consultants with OC’s work. The Architect’s and its consultant’s work shall be limited to the review of one (1) cost estimate at each phase of work as follows: Conceptual Design, Schematic Design, Design Development, Construction Documents. Additional review and coordination will be considered additional services.
.2 Computer, Telecommunications, Data, Signal, Audio/visual and Security Systems consultants: Firms to be determined:
All services related to cabling and equipment for computer, telecommunications, data, signal, audio/visual and security systems are not included as part of Basic Services, other than inclusion of telecommunications equipment rooms and of outlet back-boxes at systems points of connection with conduit with pull wires roughed in only where required (i.e. in fixed partitions, inaccessible ceiling areas, etc.) based on complete detailed information on the design, layout and documentation of these systems, including power load and connection types (i.e. hardwire vs. receptacle) and cooling requirements for related equipment, provided to the Architect by Nu Skin’s separate consultants no later than two weeks prior to the start of the Design Development phase cost estimating process or provided by the Architect as an Additional Service.
.4 Geotechnical Engineer: Professional Service Industries Inc. (PSI):
The Architect and its consultants will develop a written scope of work to assist Nu Skin in obtaining a geotechnical survey of the proposed site.
.5 Surveyors: Horrocks Engineers (Alta Survey), LEI Engineers & Surveyors(Land and Utilities Survey):
The Architect and its consultants will develop a written scope of work to assist Nu Skin in obtaining proposals.

§ 12.12                      Electronic Documents: The Architect will provide drawings to a Contractor in electronic form. The Contractor shall be required to execute an Electronic Document Limited Use License Agreement, which is attached as Exhibit C. Notwithstanding anything to the contrary therein, all copyright and ownership provisions of this Agreement shall be in full force under such a transfer of drawings.

§ 12.13 One of the goals of the Architect and its consultants is to design and document this project to be environmentally responsible.  The Owner approves this goal subject to Owner approval of the measures proposed by the Architect to achieve this goal and subject to compliance with the Owner’s budget for the Cost of the Work. In addition, the Owner requires the Architect and its consultants to design and document the Project with the goal of achieving US Green Building Council (USGBC) LEED silver certification.  Formal application to and certification by the USGBC for LEED certification is a discrete activity that requires the involvement of the Owner, contractors and others outside the design team to be successful. In response, the Owner has agreed that the following consultants will be selected and retained to perform the tasks indicated, under contracts directly with either the Owner or the Contractor:

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a.
LEED is a measurement system designed by the US Green Building Council to define "green buildings". The process requires that the Architect and the Contractor each provide, for the LEED work that is their responsibility, an individual who is responsible for tracking, compiling and organizing the information and letter template files that the USGBC uses to validate compliance with their rating system.  In the outline below these individuals are called the Architect’s LEED Manager and the Contractor’s LEED Manager.

b.
In addition, the Owner or Contractor should directly retain a consultant to serve as the LEED Documentation Coordinator for the project. The LEED Documentation Coordinator is responsible for maintaining and updating the LEED checklist, for overviewing the progress by the Owner, the Architect’s LEED Manager and the Contractor’s LEED Manager in assembling the hardcopy and electronic documentation required for submittal to USGBC for LEED certification, for creating the binders or files (if paperless) for submittal to USGBC, and for monitoring and assisting the Architect’s and Contractor’s compliance with LEED related requirements and procedures.

c.
A major component of LEED compliance is the proper operation of building systems and assemblies, so the process also involves an individual employed to develop a plan for managing the installation, operation, and maintenance of those systems. For compliance with LEED EA Prerequisite 1, this individual is required to be engaged early in the project so as to be involved during both design and construction. In the outline below that individual is called the Commissioning Agent. The Owner or Contractor should directly retain a separate consultant as the Commissioning Agent for the project. The Commissioning Agent is responsible for:

1)	Developing and managing the detailed Commissioning Plan in accordance with the general performance requirements defined in a performance specification prepared by the Architect’s MEP consultant.
2)	Ensuring that the systems and assemblies installed are operable and maintainable.
3)	Ensuring that the design intent, installation and O&M requirements are thoroughly documented.
4)	Coordinating training of operators and facility staff to ensure they are able to operate and maintain the facility per the design intent and facility requirements.

§ 12.14 LEED related services performed by the Architect and its consultants, led by the Architect’s LEED Manager, as part of Basic Services shall be as follows:
a.      Pre-Design and Schematic Design Phases:
1)
Organize and lead a LEED meeting/charrette with the Owner, design team, Contractor and other Project stakeholders to review the USGBC LEED checklist at project start-up to determine target goals, opportunities and potential means of achieving points toward certification.

2)	Evaluate and track progress toward conformance with goals.
3)	Register project with USGBC (reimbursable expense if paid by the Architect or the LEED Documentation Coordinator)
4)	Coordinate project requirements with the Owner, the LEED Documentation Coordinator, the Contractor’s LEED Manager and the Commissioning Agent.
5)	Coordination of the LEED-related construction costs with the Owner’s budget for the Cost of the Work.
b.      Design Development Phase:
1)	Develop solutions that meet LEED requirements and will achieve LEED points (See notes below).
2)	Evaluate and track progress toward conformance with goals.
3)	Assist Owner to make final decisions on LEED point strategies.
4)	Coordinate project requirements with the Owner, the LEED Documentation Coordinator, the Contractor’s LEED Manager, the Commissioning Agent, and key subcontractors.
5)	Coordination of the LEED-related construction costs with the Owner’s budget for the Cost of the Work.

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c.      Construction Documents Phase:
1)	Develop Division One specification sections with input from the Owner, the LEED Documentation Coordinator, the Contractor’s LEED Manager, the Commissioning Agent, and key subcontractors:
a)	Overall LEED Requirements of the Project.
b)	Review Construction Waste Management Plan and Indoor Air Quality Plan developed by the Contractor’s LEED Manager and Commissioning Agent.
c)	Coordinate with commissioning requirements developed by the Commissioning Agent.
d)	Coordinate refinement of LEED documentation requirements with LEED Documentation Coordinator.
2)
Develop Divisions 2-16 specification sections to include submittal requirements for LEED documentation items, which will be collected, reviewed, organized and assembled by the Contractor’s LEED Manager, the Commissioning Agent or the LEED Documentation Coordinator for submittal to the USGBC.

3)	Complete letter templates for design phases LEED points utilizing letter template formats provided by the LEED Documentation Coordinator.
a)	The targeted design-related points will be verified in accordance with USGBC documentation requirements via calculations, diagrams, etc.
b)	The LEED letter templates will be completed for the initial submittal to the USGBC with the information and backup necessary to document compliance with each design-related LEED point.
4)	Coordination of the LEED-related construction costs with the Owner’s budget for the Cost of the Work.
d.      Construction Administration Phase:
1)	Respond to Contractor, Commissioning Agent and LEED Documentation Coordinator questions regarding the construction documents requirements related to construction phase LEED issues:
2)
Review submittals for general compliance with LEED requirements. Detailed reviews and tracking of submittals regarding format and completeness of documentation to support USGCB certification will be by the LEED Documentation Coordinator and the Contractor’s LEED Manager.

3)	Review construction documents requirements related to LEED related issues at Project Meetings.
4)
Complete letter templates for construction phase LEED points that require the Architect’s or Engineering consultant’s signature utilizing letter template formats provided by the LEED Documentation Coordinator.

5)	Timely review of all LEED related documents and RFI’s and creation of LEED related letters for signature.

§ 12.15                      The Construction Documents shall state that the Contractor’s LEED Manager shall be responsible for reviewing, coordinating and tracking LEED requirements with the Contractor and/or their subcontractors regarding template, information/documentation or submittal issues including the following:
1)
Coordinate with the LEED Documentation Coordinator on the tracking and status of compliance with LEED checklist points and the status of LEED related information, documentation and submittals required to support LEED construction-related points.

2)	Complete letter templates for construction-related LEED points utilizing letter template formats provided by the LEED Documentation Coordinator.
a)	The targeted construction-related points will be verified in accordance with USGBC documentation requirements via calculations, diagrams, submittals, etc.
b)	The LEED letter templates will be completed for the initial submittal to the USGBC with the information and backup necessary to document compliance with each construction-related LEED point.
3)	Review construction-related submittals for format and completeness relative to LEED documentation requirements for construction-related points.
4)	Report on the status of LEED templates, information/documentation and submittals status to support LEED construction-related point at construction phase job meetings.
5)	Collect, review and assemble final LEED submittals provided by the Contractor and Subcontractors for construction-related points for submittal to USGBC.
6)	Correspond with USGBC for point and supporting documentation requirements clarifications.

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§ 12.16	LEED-Related Notes and Clarifications
a.
The initial review of mechanical and electrical system alternatives includes opinions on the relative merits of various alternatives.  This information will be of a general nature and will not be based on detailed calculations and analyses.  Such detailed calculations and analyses, if requested by the Owner, shall be compensated as Additional Services.

1)
The Architect’s MEP consultant will investigate mechanical and electrical system options for the project. Order of magnitude life cycle cost analysis calculations to confirm relative comparisons of systems options will be provided, but formal analysis is not included as part of Basic Services.

2)
The Architect’s MEP consultant, as a part of Basic Services, will verify the “energy performance” LEED points via calculation based on final systems selections with computer modeling of the energy use of the proposed building including comparison runs of building envelope, fenestration, shading, HVAC system type, and other variables. This scope includes a maximum of 6 independent computer runs once the basic geometry of the building has been entered.  Final simulation will include a comparison of a budget (ASHRAE 90.1 compliant) building to the proposed building.  Final simulation report to be provided at Schematic Design and end of Construction Documents phases (total of 2).

3)
Life Cycle Analysis: Computer generated present value comparison of system alternatives incorporating cost of funds, inflation, first cost, energy cost, maintenance cost and repair/replacement costs, over a fixed term determined by the Owner.  One iteration of the life cycle analysis is included in this scope.  The life cycle analysis will be based on the Schematic Design energy model.

4)
Daylighting and Lighting Control Modeling: Computer modeling of natural lighting schemes including orientation, shading, glass type, reflectance geometry, and artificial lighting controls.  Incorporation of these results into the energy model.

All other services related to calculations, special analyses, constructability analyses, life cycle costing, energy analysis studies, environmental impact reports, analysis of owning, operating and maintenance costs, special research, cost estimates or reports related to validating green building design alternatives are not included as part of Basic Services.
b.
LEED credits review by the USGBC may involve the services of the Architect and its consultants in order to satisfy USGBC requirements for additional information such as calculations or modeling. All services related to responding to any comments or requests by the USGBC for additional information on individual LEED credits beyond what is defined as required in the LEED manual are not included as part of Basic Services.

c.	All services required if the Owner elects to appeal any credit denied in the Final LEED Review are not included as part of Basic Services.
d.	All services indicated above as the responsibility of the LEED Documentation Coordinator, the Contractor’s LEED Manager or the Commissioning Agent are not included as part of Basic Services.
e.	All LEED related meetings are assumed to be part of the typical project meetings. If the Owner requests separate LEED meetings that result in exceeding the quantity of meetings included as part of Basic Services, such meetings are to be compensated as Additional Services.
f.	All LEED related registration, application, appeal and other fees are not included as part of Basic Services and would be addressed as reimbursable expenses.

§ 12.17                      The Architect’s scope of services related to commissioning that shall be provided as part of Basic Services shall be subject to the following limitations:
.1      The Architect shall develop and include in the Contract Documents a general performance specification defining a scope of commissioning services to be provided by a Commissioning Agent to be retained by the Owner or Contractor. If the Project is required to comply with USGBC LEED certification or similar Owner requirements related to commissioning the performance specification shall include compliance with such requirements to the level requested by the Owner (i.e. LEED 2.2 EA Prerequisite 1 with or without Credit EA3 additional commissioning). The specification defining the Commissioning Agent’s scope of services shall be subject to the review and approval of the Owner.

.2      The duration of the Commissioning Agent’s specified scope of services shall include the entire construction period and a period of one year following Substantial Completion of the Project. For the duration of their services thru Final Completion, the Commissioning Agent shall be the Contractor’s and Owner’s point of contact for providing consultation and assistance as to any Work not performing as expected or that is discovered to be defective, and particularly in connection with the utilization of any equipment or system such as initial start-up and testing, adjusting and balancing, and maintenance. During the one year following Substantial Completion, the Commissioning Agent shall meet with the Owner and Contractor at the 3-month, 7-month and 11-month intervals and follow up in writing with the Owner and Contractor in providing consultation and assistance as to any Work not performing as expected or that is discovered to be defective. The Commissioning Agent shall coordinate the repair of the issue with the Contractor to the Owner’s satisfaction.

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§ 12.18 Basic Services scope of services clarifications: The following services, with or without specialty consultants, are not included in the Basic Services scope of services and fees. If any of the following services are requested by the Owner, the Architect will submit an Additional Services proposal for the review and approval of the Owner once the scope of required services has been sufficiently defined.
1.	All services related to special consultants that are not indicated as included are not included in the Basic Services scope.
2.
All services related to designing sprinkler system branch piping and head locations and all services related to special fire protection systems are not included as part of Basic Services. A performance specification shall be provided by the Architect’s MEP consultant as part of Basic Services that requires system design and hydraulic calculation of pipe sizes of all system piping and sprinkler heads to be by the Contractor’s Fire Protection Subcontractor. Basic Services will include documentation of piping layout where exposed in finished areas, identification of head types, details pertaining to special installation requirements, and analysis of fire pump requirements.

3.
All services related to specialty or custom lighting design are not included as part of Basic Services. Services for lighting of spaces that do not require specialty or custom lighting will be provided by the Architect’s Electrical consultant as part of Basic Services.

4.
All services related to special studies, including constructability analyses, life cycle costing, energy analysis studies, environmental impact reports and analysis of owning, operating and maintenance costs are not included as part of Basic Services except as required by standard requirements to obtain approvals/ permits from regulatory agencies and as required by services related to green building design as defined herein. Services related to performance-based criteria studies and analyses to obtain approvals/ permits from regulatory agencies or establish energy equivalence for non-conforming buildings are not included as part of Basic Services and would be addressed as Additional Services if required.

5.	All services related to Furniture, Furnishings, and Equipment and building and site signage systems are not included as part of Basic Services.
6.
All services related to cabling and equipment for computer, telecommunications, data, signal, audio/visual and security systems are not included as part of Basic Services, other than inclusion of telecommunications equipment rooms and of outlet back-boxes at systems points of connection with conduit with pull wires roughed in only where required (i.e. in fixed partitions, inaccessible ceiling areas, etc.) based on complete detailed information on the design, layout and documentation of these systems provided to the Architect by the Owner no later than two weeks prior to the start of the Design Development phase cost estimating process or provided by the Architect as an Additional Service.

7.
Reconciliation of the Design Team’s cost estimates with separate cost estimates prepared by the Construction Manager is not included as part of Basic Services other than one meeting each cost estimate to confirm that the same scope of work was used for both estimates.

8.
Basic Services related to value engineering includes reviews with the Owner and Contractor of relative cost information on scope, design and constructability alternatives on a “rolling” basis, proceeding from general to more detailed issues, as alternatives are evaluated and decisions are made during the Schematic Design and Design Development Phases. All cost estimating services required related to the value engineering process will be provided by the Contractor. All value engineering services after Owner approval of the Design Development Phase and all other services related to value engineering are not included as part of Basic Services other than the Architect’s and the Architect’s consultants’ services required to comply with the Owner’s budget for the Cost of the Work.

9.
Contractor submittal reviews included as part of Basic Services shall be limited to the initial submittal and one revision for each required submittal.  If additional reviews are required, they will be compensated as Additional Services.

10.	Making investigations, quantity surveys or inventories of materials or equipment, or valuations and detailed appraisals of existing facilities are not included as part of Basic Services.
11.
Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation is not included as part of Basic Services.

12.
Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or others having jurisdiction over the Project are not included as part of Basic Services.

13.	All services related to submitting to Grant, Energy or other Programs are not included as part of Basic Service.
14.	Services relative to future facilities, systems and equipment are not included as part of Basic Services.
15.	Services to verify the accuracy of drawings or other information furnished by the Owner are not included as part of Basic Services.
16.
Providing coordination of construction performed by separate contractors or by the Owner's own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner are not included as part of Basic Services.

17.	Special drawings, models, mock-ups, brochures or presentations will be negotiated separately, as needed, as Additional Services.
18.	The scope of the Structural Engineer’s Basic Services shall be limited to those services indicated as included in the attached Magnusson Klemencic Associates Proposal dated May 28, 2010.
19.
The scope of the Mechanical/Plumbing/Fire Protection Engineer’s Basic Services shall be limited to those services indicated as included in the attached Colvin Engineering Associates, Inc. Proposal dated June 10, 2010.

20.	The scope of the Electrical Engineer’s Basic Services shall be limited to those services indicated as included in the attached Spectrum Engineers Proposal dated June 1, 2010.
21.	The scope of the Civil Engineer’s Basic Services shall be limited to those services indicated as included in the attached Magnusson Klemencic Associates Proposal dated June 8, 2010.
22.	The scope of the Landscape Architect’s Basic Services shall be limited to those services indicated as included in the attached Gustafson Guthrie Nichol Proposal dated June 8, 2010.
23.	The scope of the Utilities Relocation Engineer’s Basic Services shall be limited to those services indicated as included in the attached LEI Proposal dated September 13, 2010.

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§ 12.19 Upon the request of the Owner, as an Additional Service the Architect and consultants shall produce some or all of the construction documents drawings utilizing Building Information Modeling (BIM) software, such BIM to be pursuant to the BIM agreement attached as Exhibit C hereto. The construction documents shall be traditional two-dimensional drawings.

§ 12.20 The Parties agree that exclusive venue for any litigation of this matter shall be in a court of competent jurisdiction in the State of Utah.

ARTICLE 13   SCOPE OF THE AGREEMENT
§ 13.1 This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.  The Architect agrees to make reasonable modifications to this Agreement as may be required by any lender providing financing for the Project.

§ 13.2 This Agreement is comprised of the following documents listed below:
.1	AIA Document B101™–2007, Standard Form Agreement Between Owner and Architect, as modified

.3	Other documents:
(List other documents, if any, including Exhibit A, Initial Information, and additional scopes of service, if any, forming part of the Agreement.)

.1	Architect’s Standard Invoice Format, (Exhibit B)
.2	Electronic Document Limited Use License Agreement, (Exhibit C)

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This Agreement entered into as of the day and year first written above.

OWNER	ARCHITECT
Nu Skin International, Inc.	Bohlin Cywinski Jackson
/s/ M. Truman Hunt	/s/ Raymond S. Calabro
M. Truman Hunt, Chief Executive Officer	Raymond S. Calabro, AIA Vice-President
(Printed name and title)	(Printed name and title)

41

STANDARD FORM OF AGREEEMENT BETWEEN OWNER AND CONSTRUCTION MANAGER AS CONSTRUCTOR where the basis of payment is the Cost of Work Plus a Fee with a Guaranteed Maximum Price

AGREEMENT made as of the 10th day of March in the year 2010
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status and address)

Nu Skin International, Inc.
75 West Center Street
Provo, UT 84601-4432
(801) 345-1000

and the Construction Manager:
(Name, legal status and address)

Okland Construction Company, Inc.
1978 South West Temple
Salt Lake City, UT 84115

for the following Project:
(Name and address or location)

Nu Skin Innovations Center consisting of a new approximately 173,928 sq. ft. addition to NuSkin’s existing corporate headquarters building at 75 West Center Street, Provo, UT 84601.  The project includes an entry plaza, a large entry hall atrium, retail space, offices, laboratories, a data center, a 500-person meeting room, a 150-seat auditorium, a gym/health club, modifications to the existing building’s entry and lobby, improvements to an existing parking garage and street, a landscaped garden and associated utilities and infrastructure.

The Architect:
(Name, legal status and address)

Bolin Cywinski Jackson
1932 1st Avenue, Suite 916
Seattle, WA  98101

The Owner’s Designated Representative:
(Name, address and other information)

Charles Allen
Vice President for Administrative Services
75 West Center Street
Provo, Utah  84601
(801) 345-1000
callen@nuskin.com

The Construction Manager’s Designated Representative:
(Name, address and other information)

Troy Thompson, Project Director
1978 South West Temple
Salt Lake City, UT 84115
801-486-0144
Fax 801-486-7570
troy.thompson@okland.com

The Architect’s Designated Representative:
(Name, address and other information)

Raymond S. Calabro, AIA
Principal
1932 1st Avenue, Suite 916
Seattle, WA  98101
206-256-0862
rcalabro@bcj.com

The Owner and Construction Manager agree as follows.

TABLE OF ARTICLES

1	GENERAL PROVISIONS

2	CONSTRUCTION MANAGER’S RESPONSIBILITIES

3	OWNER’S RESPONSIBILITIES

4	COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

5	COMPENSATION FOR CONSTRUCTION PHASE SERVICES

6	COST OF THE WORK FOR CONSTRUCTION PHASE

7	PAYMENTS FOR CONSTRUCTION PHASE SERVICES

8	INSURANCE AND BONDS

9	DISPUTE RESOLUTION

10	TERMINATION OR SUSPENSION

11	MISCELLANEOUS PROVISIONS

12	SCOPE OF THE AGREEMENT

ARTICLE 1   GENERAL PROVISIONS
§ 1.1 The Contract Documents
The Contract Documents consist of this Agreement and its attached Exhibits, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to the execution of this Agreement, other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. Upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal, the Contract Documents will also include the documents described in Section 2.2.3 and identified in the Guaranteed Maximum Price Amendment and revisions prepared by the Architect and furnished by the Owner as described in Section 2.2.8. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.

§ 1.2 Relationship of the Parties
The Construction Manager accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Construction Manager’s best skill and judgment in furthering the interests of the Owner; to furnish efficient construction administration, management services and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Construction Manager and to make payments to the Construction Manager in accordance with the requirements of the Contract Documents.

§ 1.3 General Conditions
For the Preconstruction Phase, AIA Document A201™–2007, General Conditions of the Contract for Construction as modified for this project (“A201-2007” or “AIA Document A201-2007”), shall apply only as specifically provided in this Agreement. For the Construction Phase, the general conditions of the contract shall be as set forth in A201–2007, which document is incorporated herein by reference. The term “Contractor” as used in A201–2007 shall mean the Construction Manager.

§ 1.4 Contract Sum, Contract Time and Changes in the Work
The Contract Sum is the actual Cost of the Work as defined in Section 6.1.1 plus the Construction Manager’s Fee as defined in Section 5.1. The Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work as certified by the Architect in accordance with Section 9.8 of AIA Document A201–2007. The Contract Time shall be measured as provided in Section 2.3.1 of this Agreement. If, however, the Contract Time has been established in accordance with Section 2.2.3.5, Article 7 of A201–2007 shall control adjustments to the Contract Time.

ARTICLE 2   CONSTRUCTION MANAGER’S RESPONSIBILITIES
The Construction Manager’s Preconstruction Phase responsibilities are set forth in Sections 2.1 and 2.2. The Construction Manager’s Construction Phase responsibilities are set forth in Section 2.3. The Owner and Construction Manager may agree, in consultation with the Architect, for the Construction Phase to commence prior to completion of the Preconstruction Phase, in which case, both phases will proceed concurrently. The Construction Manager shall identify a representative authorized to act on behalf of the Construction Manager with respect to the Project.

§ 2.1 Preconstruction Phase
§ 2.1.1 The Construction Manager shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other.

§ 2.1.2 Consultation
The Construction Manager shall schedule and conduct regular meetings with the Architect and Owner to discuss such matters as procedures, progress, coordination, and scheduling of the Work. The Construction Manager shall advise the Owner and the Architect on proposed site use and improvements, selection of materials, and building systems and equipment. The Construction Manager shall also provide recommendations consistent with the Project requirements to the Owner and Architect on constructability; availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions.

§ 2.1.3 When Project requirements in Section 3.1.1 have been sufficiently identified, the Construction Manager shall prepare and periodically update a Project schedule for the Architect’s review and the Owner’s acceptance. The Construction Manager shall obtain the Architect’s approval for the portion of the Project schedule relating to the performance of the Architect’s services. The Project schedule shall coordinate and integrate the Construction Manager’s services, the Architect’s services, other Owner consultants’ services, and the Owner’s responsibilities and identify items that could affect the Project’s timely completion.  As design proceeds, the preliminary Project schedule shall be updated to indicate proposed activity sequences and durations, milestone dates for receipt and approval of pertinent information, submittal of a Guaranteed Maximum Price proposal, preparation and processing of shop drawings and samples, delivery of materials or equipment requiring long-lead-time procurement, Owner's occupancy requirements showing portions of the Project having occupancy priority, and proposed date of Substantial Completion. If preliminary Project schedule updates indicate that previously approved schedules may not be met, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

§ 2.1.4 Phased Construction.
The Construction Manager shall provide recommendations with regard to accelerated or fast-track scheduling, procurement, or phased construction. The Construction Manager shall take into consideration cost reductions, cost information, constructability, provisions for temporary facilities and procurement and construction scheduling issues. Without limiting the generality of the foregoing, the Owner, in its sole discretion, may elect by issuing a written notice to proceed to the Construction Manager to authorize the Construction Manager to commence the demolition and site utility related portion of the Work (the “Demolition and Utilities Work”) prior to the balance of the Work.

§ 2.1.5 Preliminary Cost Estimates
§ 2.1.5.1 Based on the preliminary design and other design criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume or similar conceptual estimating techniques for the Architect’s review and Owner’s approval. If the Architect or Construction Manager suggest alternative materials and systems, the Construction Manager shall provide cost evaluations of those alternative materials and systems.

§ 2.1.5.2 As the Architect progresses with the preparation of the Schematic Design, Design Development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals as requested by the Owner or Architect, estimates of the Cost of the Work of increasing detail and refinement and allowing for the further development of the design until such time as the Owner and Construction Manager agree on a Guaranteed Maximum Price for the Work. Such estimates shall be provided for the Architect’s review and the Owner’s approval. The Construction Manager shall inform the Owner and Architect when estimates of the Cost of the Work exceed the latest approved Project budget and make recommendations for corrective action.

§ 2.1.6 Subcontractors and Suppliers
The Construction Manager shall develop bidders’ interest in the Project and shall furnish to the Owner and Architect for their information a list of possible subcontractors, including suppliers who are to furnish materials or equipment fabricated to a special design, from whom proposals will be requested for each principal portion of the Work. The Architect will reply in writing to the Construction Manager if the Architect or Owner know of any objection to such subcontractor or supplier. The receipt of such list shall not require the Owner or Architect to investigate the qualifications of proposed subcontractors or suppliers, nor shall it waive the right of the Owner or Architect later to object to or reject any proposed subcontractor or supplier. Subcontractors shall be bondable to assure that they are financially stable. The Construction Manager shall evaluate each proposed Subcontractor and where the Construction Manager believes it prudent for the protection of the Owner or Construction Manager, the Construction Manager shall recommend to the Owner that a particular Subcontractor be bonded. Bonding of a Subcontractor shall be subject to the Owner’s approval.  In the event SubGuard insurance acceptable to the Owner is obtained by the Construction Manager to protect the Owner against potential defaults by Subcontractors, the requirement that a Subcontractor be bondable is eliminated for such Subcontractor.

§ 2.1.7 The Construction Manager shall prepare, for the Architect’s review and the Owner’s acceptance, a procurement schedule for items that must be ordered well in advance of construction. The Construction Manager shall expedite and coordinate the ordering and delivery of materials that must be ordered well in advance of construction. If the Owner agrees to procure any items prior to the establishment of the Guaranteed Maximum Price, the Owner shall procure the items on terms and conditions reasonably acceptable to the Construction Manager. Upon the establishment of the Guaranteed Maximum Price, the Owner shall assign all contracts for these items to the Construction Manager and the Construction Manager shall thereafter accept responsibility for them as if procured by the Construction Manager.  The Construction Manager shall expedite the delivery of such long lead time items, subject to the force majeure provisions of Section 8.3.1 of AIA Document A201–2007.

§ 2.1.8 Extent of Responsibility
The Construction Manager shall exercise reasonable care in preparing schedules and estimates. The Construction Manager, however, does not warrant or guarantee estimates and schedules except as may be included as part of the Guaranteed Maximum Price. The Construction Manager is not required to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Construction Manager shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Construction Manager as a request for information in such form as the Architect may require.

§ 2.1.9 Notices and Compliance with Laws
The Construction Manager shall comply with applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to its performance under this Contract, and with equal employment opportunity programs, and other programs as may be required by governmental and quasi governmental authorities for inclusion in the Contract Documents.

§ 2.1.10 Cooperation
In the event that the actual bids exceed the agreed to construction project budget, the Construction Manager shall cooperate with the Architect and the Owner as necessary to achieve construction cost within an acceptable budget.

§ 2.2 Guaranteed Maximum Price Proposal and Contract Time
§ 2.2.1 At a time to be mutually agreed upon by the Owner and the Construction Manager and in consultation with the Architect but in no event later than sixty (60) days after the date the Architect indicates that it has provided to Contractor a set of Construction Documents that are approximately seventy-five percent (75%) complete, the Construction Manager shall prepare a Guaranteed Maximum Price proposal for the Owner’s review and acceptance.  The Construction Manager shall prepare and submit to the Owner with the Guaranteed Maximum Price proposal a detailed breakdown (hereinafter referred to as the “GMP Breakdown”) setting forth the estimated maximum cost for the performance of the Work, including the Construction Manager’s fee. The GMP Breakdown shall be formatted to allocate values to each portion of the Work.  By submitting a GMP Breakdown, the Construction Manager represents and warrants that the preparation of the GMP Breakdown includes the Construction Manager’s best and most diligent efforts to establish the lowest cost for performance of the Work consistent with the Owner’s standards of quality and workmanship as reflected in the Drawings and Specifications.

§2.2.2 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Construction Manager shall provide in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

§ 2.2.3 The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include the following:
.1	A list of the Drawings and Specifications, including all Addenda thereto, and the Conditions of the Contract;
.2
A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal, including assumptions under Section 2.2.2, to supplement the information provided by the Owner and contained in the Drawings and Specifications;

.3
A statement of the proposed Guaranteed Maximum Price, including a statement of the estimated Cost of the Work organized by trade categories or systems, allowances, contingency, and the Construction Manager’s Fee;

.4
The anticipated date of Substantial Completion upon which the proposed Guaranteed Maximum Price is based and a schedule for the issuance dates of the Construction Documents upon which the anticipated Substantial Completion date relies; and

.5
A statement as to whether or not the duration from the stated date of commencement of the Construction Phase to the estimated date of Substantial Completion shall become the Contract Time and be subject to the provisions of Article 8 of A201-2007.

.6	A date by which the Owner must accept the Guaranteed Maximum Price.
.7       The Contingency (as defined in Section 5.4 hereof) and a statement as to the basis of the Contingency.

§ 2.2.4 In preparing the Construction Manager’s Guaranteed Maximum Price proposal, the Construction Manager shall include its Contingency for the Construction Manager’s use to cover those costs considered reimbursable as the Cost of the Work but not included in a Change Order, as more specifically provided in Section 5.4.

§ 2.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal. In the event that the Owner and Architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

§ 2.2.6 If the Owner notifies the Construction Manager that the Owner has accepted the Guaranteed Maximum Price proposal in writing before the date specified in the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price proposal shall be deemed effective without further acceptance from the Construction Manager. Following acceptance of a Guaranteed Maximum Price, the Owner and Construction Manager shall execute the Guaranteed Maximum Price Amendment (the “Guaranteed Maximum Price Amendment” or “GMP Amendment”), a form of which is attached as EXHIBIT A, amending this Agreement, a copy of which the Owner shall provide to the Architect. The Guaranteed Maximum Price Amendment shall set forth the agreed upon Guaranteed Maximum Price and the Contract Time with the information and assumptions upon which it is based.

§ 2.2.7 The Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work prior to the commencement of the Construction Phase, unless the Owner provides prior written authorization for such costs.

§ 2.2.8 The Owner shall authorize the Architect to provide the revisions to the Drawings and Specifications to incorporate the agreed-upon assumptions and clarifications contained in the Guaranteed Maximum Price Amendment. The Owner shall promptly furnish those revised Drawings and Specifications to the Construction Manager as they are revised. The Construction Manager shall notify the Owner and Architect of any inconsistencies between the Guaranteed Maximum Price Amendment and the revised Drawings and Specifications.

§ 2.2.9 The Construction Manager shall include in the Guaranteed Maximum Price all sales, consumer, use and similar taxes for the Work provided by the Construction Manager that are legally enacted, whether or not yet effective, at the time the Guaranteed Maximum Price Amendment is executed.

§ 2.3 Construction Phase
§ 2.3.1 General
§ 2.3.1.1 For purposes of Section 8.1.2 of A201–2007, the date of commencement of the Work shall mean the date of commencement of the Construction Phase.

§ 2.3.1.2 The Construction Phase shall commence upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal or the Owner’s issuance of a Notice to Proceed with any portion of the Work (including, but not limited to, the Demolition and Utilities Work), whichever occurs earlier.

§ 2.3.1.3 The date of commencement of the Work shall be as provided in the Project Schedule as it may be revised from time to time (but only with the Owner’s consent), provided that the Construction Manager shall in no circumstances commence the Work unless and until the Construction Manager receives from the Owner a formal written notice to Proceed (a “Notice to Proceed”) with the entire Work.  In addition to its obligations to update the Project Schedule set forth in A201TM – 1997, the Construction Manager shall update the Project Schedule promptly after the GMP Amendment is accepted by the Owner.  The Construction Manager shall comply with all applicable obligations and requirements, including any reporting and notification requirements.  In the event that the Construction Manager receives from any person or entity any notice, preliminary or otherwise, of a claim for a lien against the Work or the Project, the Construction Manager shall provide written notice and a copy of such notice to the Owner within five (5) calendar days after the Construction Manager’s receipt of such notice.

§2.3.1.4 The Contract Time shall be measured from the date of the Construction Manager’s receipt of a Notice to Proceed for the construction of the entirety of the Work, whether in one or more phases.  For avoidance of doubt, if the Owner determines, pursuant to Section 2.1.4 to issue a notice to proceed for the Demolition and Utilities Work before the Owner issues a Notice to Proceed with the entirety of the Work, the Contract Time shall be measured from the date of issuance of the Notice to Proceed with the entirety of the Work, and the Construction Manager’s obligation to complete the Demolition and Utilities Work shall be as agreed upon by the Owner and the Contractor in the notice to proceed for the Demolition and Utilities Work.

§2.3.1.5 The Construction Manager shall achieve Substantial Completion of the entire Work not later than the date specified in the GMP Amendment.  If the Owner and the Construction Manager are unable to agree upon the GMP Amendment, the Construction Manager shall achieve Substantial Completion of the Work not later than the date for Substantial Completion set forth in the Project Schedule last approved by the Owner pursuant to Section 2.1.3 of this Agreement and Section 3.10.1 of A201TM – 1997.

The Construction Manager acknowledges that the failure to achieve Substantial Completion of the Work by the date specified in the GMP Amendment will result in incalculable and irreparable damage to the Owner and that the Owner has no adequate remedy at law for such breach. The parties hereto also recognize the delays, expense and difficulties involved in pursuing legal proceedings to prove the actual loss sustained by the Owner if the Work is not completed on time. Therefore, the Construction Manager agrees to immediately pay to the Owner on request (or the Owner may withhold such amounts from any payments due or to become due the Construction Manager) the sum of FOUR THOUSAND DOLLARS ($4,000) for each calendar day or portion thereof that the Work fails to achieve Substantial Completion by such date; provided that in no event shall such liquidated damages exceed in the aggregate Four Hundred Eighty Thousand Dollars ($480,000).

The Construction Manager further acknowledges that the foregoing sums constitute agreed upon and liquidated damages and not a penalty, and represent reasonable and good faith attempts by the Owner and the Construction Manager to ascertain the minimum damages that would be suffered by the Owner in the event Substantial Completion is not timely achieved. The foregoing amounts are fixed and agreed upon by the Construction Manager and the Owner as liquidated damages due the Owner by reason of the inconvenience and added costs of administration, engineering, supervision, and other costs resulting from the Construction Manager's failure to timely achieve Substantial Completion and not as a penalty. Permitting the Construction Manager to continue and finish the Work or any part of the Work after the time fixed for completion shall in no way (a) operate as a waiver or estoppel on the part of the Owner of any of its rights under the Contract Documents, including the right to liquidated damages or specific performance, or (b) affect any of the Owner’s other rights and remedies under the Contract Documents to recover for the failure of  the Contractor to perform any of its other obligations under the Contract Documents, whether available at law or in equity.

§ 2.3.2 Administration
§ 2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Owner may designate specific persons from whom, or entities from which, the Construction Manager shall obtain bids. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids, and a recap and summary of such bids, to the Architect and the Owner. The Owner shall then determine, with the advice of the Construction Manager and the Architect, which bids will be accepted. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

§ 2.3.2.2 If the Guaranteed Maximum Price has been established and when a specific bidder (1) is recommended to the Owner by the Construction Manager, (2) is qualified to perform that portion of the Work, and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Construction Manager may require that a Change Order be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Construction Manager and the amount and time requirement of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 2.3.2.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Construction Manager shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Construction Manager in Section 6.11 below.

§ 2.3.2.4 If the Construction Manager recommends a specific bidder that may be considered a “related party” according to Section 6.10, then the Construction Manager shall promptly notify the Owner in writing of such relationship and notify the Owner of the specific nature of the contemplated transaction, according to Section 6.10.2.

§ 2.3.2.5 The Construction Manager shall schedule and conduct meetings at which the Owner, Architect and Subcontractors and their representatives may be present, to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. The Construction Manager shall prepare and promptly distribute minutes to the Owner and Architect.

§ 2.3.2.6 Upon the execution of the Guaranteed Maximum Price Amendment, the Construction Manager shall prepare and submit to the Owner and Architect an updated construction schedule for the Work and submittal schedule in accordance with Section 3.10 of A201–2007.

§ 2.3.2.7 The Construction Manager shall record the progress of the Project. On a monthly basis, or otherwise as agreed to by the Owner, the Construction Manager shall submit written progress reports to the Owner and Architect, showing percentages of completion and other information required by the Owner. The Construction Manager shall also keep, and make available to the Owner and Architect, a daily log containing a record for each day of weather, portions of the Work in progress, number of workers on site, identification of equipment on site, problems that might affect progress of the work, accidents, injuries, and other information required by the Owner.

§ 2.3.2.8 The Construction Manager shall develop and implement a detailed system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect and shall provide this information in its monthly reports to the Owner and Architect, in accordance with Section 2.3.2.7 above.

§ 2.4 Professional Services
Section 3.12.10 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 2.5 Hazardous Materials
Section 10.3 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 2.6 Subcontractor Bonds
Subcontractors shall be bondable to assure that they are financially stable. The Construction Manager shall evaluate each proposed Subcontractor and where the Construction Manager believes it prudent for the protection of the Owner and Construction Manager, the Construction Manager shall recommend to the Owner that a particular Subcontractor be bonded. Bonding of a Subcontractor shall be subject to the Owner’s approval, which shall not be unreasonably withheld.  The Construction Manager shall be reimbursed, as a part of the Cost of the Work, for the actual premium amounts paid by the Construction Manager for those Subcontractors who are bonded.  Such premium cost, if not already included in the Guaranteed Maximum Price, shall be added by Change Order.

§ 2.7 Contractor and Key Personnel
The Construction Manager shall furnish only skilled and properly trained staff for the performance of the Work. The key members of the Construction Manager's staff shall be persons agreed upon with the Owner and identified in the "Schedule of Key Personnel" attached hereto and incorporated herein as EXHIBIT D.  Such key members of the Construction Manager's staff shall not be changed without the written consent of the Owner, unless such person becomes unable to perform any required duties due to death, disability or termination of employment with the Construction Manager. If a key member is no longer capable of performing in the capacity described in EXHIBIT D, the Owner and the Construction Manager shall agree on a mutually acceptable substitute.  During the performance of the Work, the Construction Manager shall keep a competent superintendent at the Project site, fully authorized to act on behalf of the Construction Manager. Notice from the Owner or the Architect to such superintendent in connection with defective Work or instructions for performance of the Work shall be considered notice of such issues to the Construction Manager.  Without limiting the foregoing, the Construction Manager shall identify a representative authorized to act on the Construction Manager’s behalf with respect to the Project.  The Construction Manager’s initial authorized representative shall be Troy Thompson.

ARTICLE 3   OWNER’S RESPONSIBILITIES
§ 3.1 Information and Services Required of the Owner
§ 3.1.1 The Owner shall provide information with reasonable promptness, regarding requirements for and limitations on the Project, including a program which shall set forth the Owner’s objectives, constraints, and criteria, including schedule, space requirements and relationships, flexibility and expandability, special equipment, systems sustainability and site requirements.

§ 3.1.2 Prior to the execution of the Guaranteed Maximum Price Amendment, the Construction Manager may request in writing that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Contract. Thereafter, the Construction Manager may only request such evidence if (1) the Owner fails to make payments to the Construction Manager as the Contract Documents require, (2) a change in the Work materially changes the Contract Sum, or (3) the Construction Manager identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due. The Owner shall furnish such evidence as a condition precedent to commencement or continuation of the Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to the Construction Manager and Architect.

§ 3.1.3 The Owner shall establish and periodically update the Owner’s budget for the Project, including (1) the budget for the Cost of the Work as defined in Section 6.1.1, (2) the Owner’s other costs, and (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner’s budget for the Cost of the Work, the Owner shall notify the Construction Manager and Architect. The Owner and the Architect in consultation with the Construction Manager, shall thereafter agree to a corresponding change in the Project’s scope and quality.

§ 3.1.4 Structural and Environmental Tests, Surveys and Reports. During the Preconstruction Phase, the Owner shall furnish the following information or services with reasonable promptness after the Construction Manager’s written request. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services. Except to the extent the Construction Manger knows of any inaccuracy, the Construction Manager shall be entitled to rely on the accuracy of information and services furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

§ 3.1.4.1 The Owner shall furnish tests, inspections and reports required by law and as otherwise agreed to by the parties, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

§ 3.1.4.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

§ 3.1.4.3 The Owner, when such services are requested, shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

§ 3.1.4.4 During the Construction Phase, the Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services.

§ 3.2 Owner’s Designated Representative
The Owner shall identify a representative authorized to act on behalf of the Owner with respect to the Project. The Owner’s representative shall render decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of A201–2007, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 3.2.1 Legal Requirements. The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

§ 3.3 Architect
The Owner shall retain an Architect to provide services, duties and responsibilities as described in AIA Document B101-2007, Standard Form of Agreement Between Owner and Architect, as may be modified by the Owner and the Architect, including any additional services requested by the Construction Manager that are necessary for the Preconstruction and Construction Phase services under this Agreement. The Owner shall provide the Construction Manager a copy of the executed agreement between the Owner and the Architect, and any further modifications to the agreement.

ARTICLE 4   COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES
§ 4.1 Compensation
§ 4.1.1 For the Construction Manager’s Preconstruction Phase services, the Owner shall compensate the Construction Manager as follows:

§ 4.1.2 For the Construction Manager’s Preconstruction Phase services described in Sections 2.1 and 2.2:

On an hourly rate basis for the time spent by the following individuals, using the hourly billing rates indicated below:

Position                                                         Hourly Rate
Project Director                                            $115.00
Project Estimator                                            $95.00
Project Manager                                            $80.00
Project Assistant                                           $52.00
Project Clerk                                                   $40.00

In no event shall the Construction Manager be paid or reimbursed for home office overhead or personnel in connection with the Construction Manager’s Preconstruction Phase services.

§ 4.1.3 Compensation based on Direct Personnel Expense includes the direct salaries of the Construction Manager’s personnel providing Preconstruction Phase services on the Project and the Construction Manager’s costs for the mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions (but not merit bonuses).

§ 4.1.4 [Intentionally Omitted]

§ 4.2 Payments
§ 4.2.1 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed.  Notwithstanding anything to the contrary contained in this Section 4.2.1, the Owner shall be entitled to withhold as retainage five percent (5%) of all Cost of the Work items included in each Application for Payment.  The Owner shall have the option, but not the obligation, to reduce the retainage requirements of this Agreement or release any portion of retainage prior to the date specified in the Contract Documents.  Any exercise of this option, however, shall not be a waiver of (i) any of the Owner’s rights to retainage in connection with other payments to the Contractor or (ii) any other right or remedy that the Owner has under the Contract Documents, at law or in equity. Any retention shall be held as provided in Section 7.1.11 hereof.

§ 4.2.2 Payments are due and payable upon presentation of the Construction Manager’s invoice. Amounts unpaid thirty (30) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Construction Manager.

6% six percent

ARTICLE 5   COMPENSATION FOR CONSTRUCTION PHASE SERVICES
§ 5.1 For the Construction Manager’s performance of the Work as described in Section 2.3, the Owner shall pay the Construction Manager the Contract Sum in current funds for the Construction Manager’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Section 6.1.1 plus the Construction Manager’s Fee.

§ 5.1.1 The Construction Manager’s Fee:

2.1% (two and one tenths percent) of the Cost of the Work (exclusive of any Self –Performed Work)

Concrete, carpentry, and miscellaneous installation work (the “Self-Performed Work”) will be self-performed by the Construction Manager’s own forces on a lump sum basis, as mutually agreed upon by the Owner and the Construction Manager, and shall be included in the Guaranteed Maximum Price.  If the Owner approves in writing, the Self-Performed Work may be done on a time and materials basis, with a mark-up for profit and overhead of seven percent (7%) of the Cost of the Work related to the Self-Performed Work.

§ 5.1.2 The method of adjustment of the Construction Manager’s Fee for changes in the Work:

«5% (five percent) of the amount of the changes in the Work  »

§ 5.1.3 Limitations, if any, on a Subcontractor’s overhead and profit for increases in the cost of its portion of the Work:

«none  »

§ 5.1.4 Rental rates for Construction Manager-owned equipment shall not exceed 80 percent (eighty %) of the standard rate paid at the place of the Project.

§ 5.1.5 Unit prices, if any:
(Identify and state the unit price; state the quantity limitations, if any, to which the unit price will be applicable.)

Item	Units and Limitations	Price per Unit ($0.00)
N/A

§ 5.2 Guaranteed Maximum Price
§ 5.2.1 The Construction Manager guarantees that the Contract Sum shall not exceed the Guaranteed Maximum Price (the “Guaranteed Maximum Price” or “GMP”) set forth in the Guaranteed Maximum Price Amendment, as it is amended from time to time.  To the extent the Cost of the Work exceeds the Guaranteed Maximum Price, the Construction Manager shall bear such costs in excess of the Guaranteed Maximum Price without reimbursement or additional compensation from the Owner.  If the GMP Breakdown includes one or more separate line items for Self-Performed Work (the “Self-Performed Line Items”), the maximum cost of the Self-Performed Line Items shall not exceed the values allocated to such Self-Performed Line Items in the GMP Breakdown. Costs which would cause the amounts allocated to such Self-Performed Line Items in the GMP Breakdown to be exceeded shall be paid by the Construction Manager without reimbursement by the Owner unless there are Owner approved Change Orders, in which event the Construction Manager shall be reimbursed accordingly. Each Application for Payment for any portion of the Self-Performed Work that is performed on a basis other than a lump sum approved in writing by the Owner shall be supported by daily payroll records, including time cards for each of the Construction Manager’s personnel whose time is included in such Application for Payment, and material and equipment invoices, and the Owner shall have the right to audit the actual costs of all such Self-Performed Work to confirm that such costs do not exceed the values allocated to such Self-Performed Line Items on the GMP Breakdown.

 If the sum of the Cost of the Work plus the Construction Manager’s Fee at the final completion of the Work and close-out of the Project is less than the Guaranteed Maximum Price (the “Savings”), such Savings shall be shared with Seventy-Five percent (75%) being retained by the Owner and Twenty-Five percent (25%) being paid to the Construction Manager.

No Savings shall be split in the event the Owner terminates this Agreement for cause.  Any balance remaining in the Contingency line item will be used in the calculation in Savings as outlined above along with any other line item savings.

§ 5.2.2 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Construction Manager shall provide in the Guaranteed Maximum Price (either through the Contingency or otherwise) for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include material changes in scope which, if required, shall be incorporated by Change Order.

§ 5.2.3 The Guaranteed Maximum Price is subject to additions and deductions by Change Order as provided in the Contract Documents and the Date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

§ 5.3 Changes in the Work
§ 5.3.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing.  The Construction Manager shall be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work.

§ 5.3.2 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of the Guaranteed Maximum Price Amendment may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201–2007.

§ 5.3.3 Increased costs for the items set forth in Sections 6.1 through 6.7 that result from changes in the Work shall become part of the Cost of the Work, and the Construction Manager’s Fee shall be adjusted as provided in Section 5.1.2.

§ 5.3.4 If the Construction Manager receives any Drawings, Specifications, interpretations or instructions from the Owner or Architect which are inconsistent with the Contract Documents, or encounters unanticipated conditions, any of which will result in a significant change in the Cost of the Work or estimated date of Substantial Completion, the Construction Manager shall promptly notify the Owner and Architect in writing and shall not proceed with the affected Work until the Construction Manager receives further written instructions from the Owner and Architect.

§ 5.3.5 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of AIA Document A201–2007 and the term “costs” as used in Section 7.3.7 of AIA Document A201–2007 shall have the meanings assigned to them in AIA Document A201–2007 and shall not be modified by Sections 5.1 and 5.2, Sections 6.1 through 6.7, and Section 6.8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§ 5.3.6 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201–2007 shall mean the Cost of the Work as defined in Sections 6.1 to 6.7 of this Agreement and the term “fee” shall mean the Construction Manager’s Fee as defined in Section 5.1 of this Agreement.

§ 5.3.7 If no specific provision is made in Section 5.1.2 for adjustment of the Construction Manager’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 5.1.2 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager’s Fee shall be equitably adjusted on the same basis that was used to establish the Fee for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

§ 5.3.8 The Construction Manager shall not be entitled to any adjustments in the Guaranteed Maximum Price or the Contract Time as a result of any action, or failure to act, in connection with any work or other services performed by the Construction Manager for portions of the Project other than the Work, such as, without limitation, tenant finish work, whether such work or other services are performed under contract with the Owner or an independent third party.

§ 5.4 CONTINGENCY
§ 5.4.1 The Guaranteed Maximum Price shall include an amount for contingencies ("Contingency"), a breakdown of which shall be set forth in the GMP Breakdown. Any savings in line items will be added to the Contingency line item. Any shortfalls in line items will be deducted from the Contingency line item in accordance with the guidelines set forth in Section 5.4.2.  The Construction Manager shall notify the Owner in writing at least ten (10) days prior to any proposed use of the Contingency, or any portion thereof, and shall supply the Owner with detailed information relative to such proposed use and the Construction Manager’s analyses and certification of the remaining Contingency and the adequacy of such Contingency for the balance of the Work to be performed. The Construction Manager shall not use any portion of the Contingency without the Owner's prior written approval, which approval shall not be unreasonably withheld. The Owner shall approve or deny any such request to use the Contingency within five (5) business days after receiving such request and supporting documentation from the Construction Manager.  Any approved use of the Contingency shall be reflected in a monthly report of the Construction Manager or by a Change Order signed by the Owner and the Construction Manager.

§ 5.4.2 Subject to obtaining the Owner's approval as provided in Section 5.4.1, the Construction Manager is authorized to spend the Contingency to defray any Cost of the Work which is reimbursable or authorized under Article 7, for which the Construction Manager is not otherwise entitled under the Contract Documents which results from any of the following causes:

.1
Conditions and events, which were not foreseen or known to the Construction Manager and which could not have been reasonably foreseen or known to the Construction Manager as a reasonably experienced Construction Manager at the time of establishment of the GMP and which have not been caused in whole or in part by the acts or omissions of the Construction Manager or its Subcontractors; provided that, within fourteen (14) days after learning of such condition or the occurrence of such event, the Construction Manager shall have given notice thereof to the Owner;

.2
Gaps in Subcontractors' scopes of work which were not foreseen or known to the Construction Manager at the time the GMP was agreed upon and which could not have been reasonably foreseen or known to the Construction Manager as a reasonably experienced Construction Manager at the time of establishment of the GMP and which have not been caused in whole or in part by the acts or omissions of the Construction Manager or its Subcontractors; provided that within fourteen (14) days after learning of such gaps, the Construction Manager shall have given notice thereof to the Owner;

.3
Delays in receipt of materials or equipment not the fault of the Construction Manager and which were not foreseen or known to the Construction Manager at the time the GMP was agreed upon and which could not have been reasonably foreseen or known to the Construction Manager as a reasonably experienced Construction Manager at the time of establishment of the GMP and which have not been caused in whole or in part by the acts or omissions of the Construction Manager or its Subcontractors; provided that within fourteen (14) days after learning of such delays, the Construction Manager shall have given notice thereof to the Owner;

.4
Increases in pre-established Subcontractor bids, negotiated contracts or purchase orders or failure by a Subcontractor or supplier which is not recoverable by the Construction Manager after diligent effort; and

.5
Unanticipated changes in the construction schedule which were not foreseen or known to the Construction Manager as a reasonably experienced Construction Manager at the time of the establishment of the GMP and which were not caused in whole or in part by the acts or omissions of the Construction Manager or its Subcontractors.

The Construction Manager shall keep the Owner fully advised of all anticipated charges against the Contingency. The Contingency shall not be construed as an amount available for upgrading or enlarging the scope of the Work, nor for covering expenses incurred for Architect's errors or omissions (such as compliance with code requirements). The Contingency shall not be used for remedying or repairing any defective Work, acceleration or premium time costs to recover time lost due to error or fault by the Construction Manager or any Subcontractor, Sub-Subcontractor or material supplier, nor any other charges in excess of the General Conditions line-item amount within the GMP Breakdown due to poor performance or non-performance by the Construction Manager's staff in the management and prosecution of the Work or for replacement costs for non-performing or defaulting Subcontractors.  Such costs shall not be a part of the Cost of the Work and shall be paid by the Construction Manager without additional cost to the Owner.

§ 5.4.3 In no event shall any portion of the Contingency be used to pay any costs or expenses for work required to be performed by the Construction Manager under any warranty, express or implied, made by the Construction Manager or any of it Subcontractors to the Owner in connection with the Work.  In no event shall any portion of the Contingency be used to pay any costs or expenses resulting from any defaults by Subcontractors which are recoverable from the Subcontractor or from any insurance. In the event of a default by any Subcontractors, the Construction Manager shall enforce its rights and pursue its remedies in accordance with the terms of the subcontract with such Subcontractor. Such costs shall not be a part of the Cost of the Work and shall be paid by the Construction Manager without additional cost to the Owner.

§ 5.4.4 The Guaranteed Maximum Price shall be deemed to include all elements of the Work, including, but not limited to, taxes, duties, import fees, costs for shipping f.o.b. jobsite, transportation and field services, cost of Subcontractors, procurement and expediting services, all labor with burdens, mark-ups, profit, travel and living costs, computer time, CAD terminal time, reproduction and copying, telephone, field personnel, managers, engineers, home office personnel, field office, mobilization, demobilization, supplies, and all of the Construction Manager's other direct and indirect costs, expenses, overhead and expendables incurred or to be incurred in connection with the Work and profit of the Construction Manager related thereto.  In the event the costs and expenses incurred by the Construction Manager for the Work hereunder plus the Construction Manager’s Fee exceed the Guaranteed Maximum Price (as such Guaranteed Maximum Price may be adjusted pursuant to the provisions of the Contract Documents), the Construction Manager shall be solely responsible and liable for such excess costs and expenses and shall not be entitled to nor will it assert a claim for any additional reimbursement or compensation from the Owner, and the Owner shall in no way be liable or responsible to the Construction Manager or any third party in any way whatsoever for such excess costs and expenses.  The Guaranteed Maximum Price shall not be increased except as provided in Section 5.3.2 hereof.

§ 5.5 Payment of Subcontractors and Others
The Construction Manager shall promptly and timely pay out of each payment under Articles 4 and 5 hereunder all amounts properly due each Subcontractor, vendor and supplier and shall promptly pay all other obligations incurred for the Work.  Such payments by the Construction Manager shall fully discharge any obligations, costs and expenses through the period covered by the Application for Payment upon which the Owner made payment to the Construction Manager.  Applications for Payment shall not include amounts for any Work that the Construction Manager does not intend to immediately pay because of retention, dispute or other reason.  The Construction Manager shall, by written agreement with each Subcontractor, require each Subcontractor to timely make payments to sub-subcontractors, vendors, suppliers, materialmen and the like in similar manner.  If the Owner has a good faith belief that payments to a third party or to the Construction Manager’s employees are not being timely made, then within five (5) days after the Owner’s written request the Construction Manager shall furnish satisfactory evidence to the Owner to verify such payment and compliance with the provisions of this Section 5.5.  Partial payment to the Construction Manager shall not operate as an approval or acceptance of Work furnished pursuant to this Agreement.  The Construction Manager, and not the Owner, shall be obligated to pay or see to the payment of money to Subcontractors and third parties for the Work; provided, that the Owner shall have the right but not the obligation without liability to the Construction Manager to verify by direct communication with any person that such person is being timely paid for any portion of the Work.  The Construction Manager shall keep the Owner apprised of any disputes it has with its Subcontractors or others for Work performed.  In the event the Owner determines that it may be at risk for any third party claims related to the Work, the Owner may require the Construction Manager to either first pay such Subcontractors before seeking payment from the Owner or issue partial payments naming the Construction Manager and any Subcontractor as joint payees.  The Owner shall have no obligation to pay, monitor, or enforce the payment of any money to a Subcontractor or any third party.

§ 5.6 Application of Funds
The Construction Manager agrees and covenants that money received by it for the performance of this Agreement shall be used solely for the benefit of persons and entities supplying labor, equipment and materials exclusively for the Work in connection with this Agreement and that any such money shall immediately become and constitute a trust fund for the benefit of such persons and entities and shall not in any instance be diverted by the Construction Manager to any other purpose until all obligations and claims arising hereunder have been fully discharged.

ARTICLE 6   COST OF THE WORK FOR CONSTRUCTION PHASE
§ 6.1 Costs to Be Reimbursed
§ 6.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in Sections 6.1 through 6.7.

§ 6.1.2 Where any cost is subject to the Owner’s prior approval, the Construction Manager shall obtain this approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing the Guaranteed Maximum Price Amendment.

§ 6.1.3 Costs as defined herein shall be actual costs paid by the Construction Manager, less all discounts, rebates, and salvages that shall be taken by the Construction Manager, subject to Section 6.9 of this Agreement.  All payments made by the Owner pursuant to this Article 6, whether those payments are actually made before or after the execution of the Contract, shall be included within the GMP Breakdown specified  in Section 2.2 above; provided, however, that in no event shall the Owner be required to reimburse the Construction Manager for any portion of the Cost of the Work incurred prior to the Commencement Date unless the Construction Manager has received the Owner’s written consent prior to incurring such cost.

§ 6.1.4 Notwithstanding the breakdown or categorization of any costs to be reimbursed in this Article 6 or elsewhere in the Contract Documents, there shall be no duplication of payment in the event any particular item for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.

§ 6.2 Labor Costs
.1	Wages of construction workers employed by the Construction Manager to perform the construction of the Work at the site or at off-site workshops per the attached wage rate schedule (EXHIBIT B).
.2
Wages or salaries of the Construction Manager's supervisory and administrative personnel whether or not they are stationed at the site but only for the time they actually spend related to this Project per the attached wage rate schedule (EXHIBIT B).  Direct Personnel Expense rates for all of the Construction Manager’s supervision and labor shall be in accordance with EXHIBIT B in this Agreement.

.3
Wages and salaries of the Construction Manager's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work as per the attached wage rate schedule (EXHIBIT B).

.4
Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations, retirement plans, training costs, and safety incentives are included in the wages shown in the attached wage rate schedule (EXHIBIT B).

.5
Performance accrual for project management employees only, foreman level and above at 8% of wage rate as shown on the attached wage rate schedule (EXHIBIT B)). The performance accrual actually charged to this project and paid by the Owner (if any) will be deducted from the Cost of the Work if the Substantial Completion Date as adjusted by Change Order is not achieved.

§ 6.3 Subcontract Costs
Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts plus, in lieu of subcontractor or Construction Manager Payment and Performance bonds, SubGuard Subcontractor Default Insurance at a premium rate of one percent (1%) of gross subcontract values.

§ 6.4 Costs of Materials and Equipment Incorporated in the Completed Construction
§ 6.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ 6.4.2 Costs of materials described in the preceding Section 6.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.5 Costs of Other Materials and Equipment, Temporary Facilities and Related Items
§ 6.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Construction Manager shall mean fair market value.

§ 6.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by the construction workers (Equipment), which are provided by the Construction Manager at the site, whether rented by the Construction Manager or others, and in addition to the rental charges; costs of fuel, maintenance, transportation, installation, sales/use tax, personal property tax, licenses, fees, registration, damage insurance, minor repairs and replacements, dismantling and removal thereof. Rental charges of Equipment rented from the Construction Manager shall be as specified in EXHIBIT C which is incorporated into this Agreement.  If EXHIBIT C does not exist or does not contain Equipment that becomes necessary to complete the Work, the rental charges shall be the same as rental charges in the local market as if rented from others. Rental charges for Equipment provided by others shall be included as a Cost of the Work at the invoiced cost. The total rental cost of any Construction Manager-owned item may not exceed the purchase price of any comparable item. Equipment damage insurance will be billed at a fixed rate of 8% of the invoiced rental rate for all equipment provided by the Construction Manager or others.

§ 6.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.

§ 6.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

§ 6.5.5 That portion of the reasonable expenses of the Construction Manager’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

§ 6.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior approval.

§ 6.6 Miscellaneous Costs
§ 6.6.1 That portion directly attributable to this Contract of premiums for insurance and bonds.
.1      Commercial General Liability Insurance

The Owner agrees to pay the Construction Manager a fixed percentage of the Total Guaranteed Maximum Price for commercial liability insurance coverage as specified in this Agreement and in the General Conditions to this Agreement.  The commercial liability insurance fixed percentage rate as of the date of this agreement is 0.72% (seventy-two hundredths of one percent) of the total Guaranteed Maximum Price as established by Amendment No. 1 and any subsequent changes to this agreement.

.2	Payment and Performance Bonds for a Subcontractor are not required if SubGuard Subcontractor Default Insurance acceptable to the Owner is obtained for such Subcontractor.

§ 6.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Construction Manager is liable.

§ 6.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

§ 6.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201–2007 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 6.7.3.

§ 6.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of AIA Document A201–2007 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

§ 6.6.6 Costs for electronic equipment and software, directly related to the Work charged at a rate of $1.81 per employee hour billed to this Project of those employees identified in Article 6.2.2 and 6.2.3 above.

§ 6.6.7 Deposits lost for causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility in the Contract Documents.

§ 6.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager after the execution of this Agreement in the performance of the Work and with the Owner’s prior approval, which shall not be unreasonably withheld.

§ 6.6.9 Subject to the Owner’s prior approval, expenses incurred in accordance with the Construction Manager’s standard written personnel policy for relocation and temporary living allowances of the Construction Manager’s personnel required for the Work.

§ 6.7 Other Costs and Emergencies
§ 6.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.

§ 6.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of AIA Document A201–2007.

§ 6.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Construction Manager, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Construction Manager and only to the extent that the cost of repair or correction is not recovered by the Construction Manager from insurance, sureties, Subcontractors, suppliers, or others provided that the absence of collectible insurance is not due to the breach by the Construction Manager of any contract of insurance.

§ 6.7.4 The costs described in Sections 6.1 through 6.7 shall be included in the Cost of the Work, notwithstanding any provision of AIA Document A201–2007 or other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 6.8.

§ 6.8 Costs Not To Be Reimbursed
§ 6.8.1 The Cost of the Work shall not include the items listed below:
.1
Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s principal office or offices other than the site office, except as specifically provided in Section 6.2, or as may be provided in Article 11;

.2	Expenses of the Construction Manager’s principal office and offices other than the site office;
.3	Overhead and general expenses, except as may be expressly included in Sections 6.1 through 6.7;
.4	The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work;
.5
Except as provided in Section 6.7.3 of this Agreement, costs due to the negligence or failure of the Construction Manager, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;

.6	Any cost not specifically and expressly described in Sections 6.1 through 6.7;
.7	Costs for services incurred during the Preconstruction Phase;
.8	Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum price to be exceeded; and
.9	Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor.

§ 6.9 Discounts, Rebates and Refunds
§ 6.9.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be obtained. The Construction Manager shall not obtain for its own benefit any discounts, rebates or refunds in connection with the Work prior to providing the Owner with at least 7 days' prior written notice of the same and the opportunity to furnish such funds to obtain such discount, rebate or refund on behalf of the Owner.

§ 6.9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 6.9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.10 Related Party Transactions
§ 6.10.1 For purposes of Section 6.10, the term “related party” shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Construction Manager; any entity in which any stockholder in, or management employee of, the Construction Manager owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Construction Manager. The term “related party” includes any member of the immediate family of any person identified above.

§ 6.10.2 If any of the costs to be reimbursed arise from a transaction between the Construction Manager and a related party, the Construction Manager shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Construction Manager shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3. If the Owner fails to authorize the transaction, the Construction Manager shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3.

§ 6.11 Accounting Records
The Construction Manager shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Construction Manager’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Construction Manager shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 7   PAYMENTS FOR CONSTRUCTION PHASE SERVICES
§ 7.1 Progress Payments
§ 7.1.1 Based upon Applications for Payment submitted to the Architect and the Owner by the Construction Manager and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

N/A

§ 7.1.3 Provided that an Application for Payment and all supporting documentation is received by the Architect not later than the  5th day of a month, the Owner shall make payment of the certified amount to the Construction Manager not later than the 30th day of the «same  » month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than  25 (twenty-five) days after the Architect receives the Application for Payment.

§ 7.1.4 With each Application for Payment, the Construction Manager shall submit an itemized summary that includes eligible employee hours multiplied by the billable rate shown in EXHIBIT A along with any receipted invoices or invoices, a detailed schedule of values, lien waivers for the requested payment conditioned only on receiving the amounts requested in the Application for Payment, evidence of the disbursement of funds to any third parties included in the previous Application for Payment, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed progress payments already received by the Construction Manager, less that portion of those payments attributable to the Construction Manager’s Fee, plus payrolls for the period covered by the present Application for Payment.  In addition to other required items, each Application for Payment shall be submitted with  three (3) hard copies as follows, all in form and substance satisfactory to the Owner and in compliance with applicable law:

(a)	Application for Payment Continuation sheet shall itemize the project costs to show sufficient line item detail as required by the Owner or Architect.
(i)	Each Subcontractor shall be shown as a separate line item;
(ii)	General Conditions shall be itemized to show sufficient detail of expenditures as required by the
        Owner or Architect;
(iii)	Allowances, Contingency and Construction Manager’s Fee shall be shown as separate line items; and
(iv)	The Original Contract Amount (GMP) shall not be altered. Change Orders shall be shown as a separate column. Any adjustments to individual line item budgets shall be shown in a separate column;
(b)	Billings for stored material must include proper certification that the material is being stored in a bonded warehouse and that the material is clearly identified as going to the Project;
(c)	A detailed transaction register evidencing the cost incurred already by the Construction Manager on account of the Cost of Work, plus copies of Subcontractor invoices;
(d)	Any other evidence required by the Owner or Architect to document the Cost of the Work such as payrolls, petty cash accounts, receipted invoices, or invoices with check vouchers attached; and
(e)
Duly executed lien waivers and claims from the Construction Manager and all such Subcontractors, establishing payment or satisfaction of the payment requested by the Construction Manager in the Application of Payment.

§ 7.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.

§ 7.1.6 Applications for Payment shall show the Cost of the Work actually incurred by the Construction Manager through the end of the period covered by the Application for Payment and for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment. Applications for Payment shall also show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed, or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1
Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of AIA Document A201-2007.

.2
Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

.3
Add the Construction Manager’s Fee, less retainage of five percent (5%). The Construction Manager’s Fee shall be computed upon the Cost of the Work at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4	Subtract retainage of five percent (5%) from that portion of the Work that the Construction Manager self-performs;
.5	Subtract the aggregate of previous payments made by the Owner;
.6
Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7.1.4 to substantiate prior Applications for Payment or resulting from errors subsequently discovered in such documentation; and

.7
Subtract amounts, if any, for which the Architect has withheld or withdrawn a Certificate for Payment as provided in the Contract Documents and any other amounts properly withheld by the Owner as provided elsewhere in the Contract Documents.

§ 7.1.8 The Owner and Construction Manager shall agree upon (1) a mutually acceptable procedure for review and approval of payments to Subcontractors and (2) the percentage of retainage held on Subcontracts(which shall be five percent (5%) unless otherwise agreed in writing by the Owner), and the Construction Manager shall execute subcontracts in accordance with those agreements.

§ 7.1.9 Except with the Owner’s prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections; or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.

§ 7.1.11 The Owner shall place the retainage in an interest bearing account for the benefit of the Construction Manager and Subcontractors. Retention including all interest earnings shall be released by the Owner to the Construction Manager on completion of the final project as defined by laws enacted by the State of Utah.

§ 7.2 Final Payment
§ 7.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Construction Manager when
.1
the Construction Manager has fully performed the Contract except for the Construction Manager’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201–2007, and to satisfy other requirements, if any, which extend beyond final payment;

.2	the Construction Manager has submitted a final accounting for the Cost of the Work and a final Application for Payment, together with all supporting documentation; and
.3	a final Certificate for Payment has been issued by the Architect.

The Owner’s final payment to the Construction Manager shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

§ 7.2.2 The Owner’s auditors will review and report in writing on the Construction Manager’s final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of the Work as the Owner’s auditors report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Section 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s auditors, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the AIA Document A201–2007. The time periods stated in this Section supersede those stated in Section 9.4.1 of the AIA Document A201–2007. The Architect is not responsible for verifying the accuracy of the Construction Manager’s final accounting.

§ 7.2.3 If the Owner’s auditors report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to request mediation of the disputed amount without seeking an initial decision pursuant to Section 15.2 of A201–2007. A request for mediation shall be made by the Construction Manager within 30 days after the Construction Manager’s receipt of a copy of the Architect’s final Certificate for Payment. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by the Owner’s auditors becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect’s final Certificate for Payment.

§ 7.2.4 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Section 6.1.1 and not excluded by Section 6.8 to correct defective or nonconforming Work, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in Savings as provided in Section 5.2.1, the amount of such Savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8   INSURANCE REQUIRED OF THE CONTRACTOR
For all phases of the Project, the Construction Manager and the Owner shall purchase and maintain insurance, and the Construction Manager shall provide bonds as set forth in Article 11 of AIA Document A201–2007.
§ 8.1.1 Workers' Compensation and Employers Liability meeting statutory limits mandated by state and federal laws. If (1) limits in excess of those required by statute are to be provided, or (2) the employer is not statutorily bound to obtain such insurance coverage or (3) additional coverages are required, additional coverages and limits for such insurance shall be as follows:

«1 The Employer’s Liability Section (Part Two) of the Construction Manager Workers Compensation insurance policy shall provide Employer’s Liability Limits of at least:
Bodily Injury by Accident $1,000,000 each accident
Bodily Injury by Disease $1,000,000 policy limit
Bodily Injury by Disease $1,000,000 each employee;

 2.  The Workers Compensation insurance policy carried by the Construction Manager shall contain the additional coverage/endorsement known in the insurance industry as the “Other States” provision.   »

§ 8.1.2 The Construction Manager agrees to carry comprehensive liability and property damage insurance, as listed below, and name the Owner, NuSkin Enterprises, Inc., and their affiliates, and Architect, as additional insureds on all insurance certificates. Commercial General Liability, either as a single insurance policy or as a combination of acceptable insurance policies such as primary and excess insurance policies, including coverage for Premises–Operations, Independent Contractors' Protective, Products–Completed Operations, Contractual Liability, Personal Injury, and Broad Form Property Damage (including coverage for Explosion, Collapse and Underground hazards):

$ «2,000,000  » Each Occurrence
$ «2,000,000  » General Aggregate
$ «2,000,000  » Personal and Advertising Injury
$ $50,000 Fire Damage (any one fire)
$ $5,000.00 Medical Expense (any one person)
$ «2,000,000  » Products–Completed Operations Aggregate
$1,000,000 Employer’s Liability

.1	Such General Commercial Liability policy(s) shall be endorsed to have any Annual and/or General Aggregate(s) apply to this Project only.
.2
Products and Completed Operations insurance shall be maintained for a minimum period of at least  two (2) year(s) after either 90 days following Substantial Completion or final payment, whichever is earlier.

.3	The Contractual Liability insurance shall include coverage sufficient to meet the obligations in A201–2007 under Section 3.18.

§ 8.1.3 Automobile Liability, either as a single insurance policy or as a combination of acceptable insurance policies such as primary and excess insurance policies, (owned, non–owned and hired vehicles) for bodily injury and property damage: $ 2,000,000 Combined Single Limit

§ 8.1.4 Other coverage:

Contractor’s Professional Liability Insurance
To the extent that the  Contractor is required by the Contract Documents to procure design services, the Contractor shall require the designers performing for the Contractor or, if applicable, its subcontractors, to maintain professional liability insurance for claims arising from the negligent performance of professional services under this Agreement, with an insurer reasonably satisfactory to the Owner, including coverage for all professional liability caused by any of the designer’s consultants. The amount of insurance shall be $2,000,000 General Aggregate Limit.

Umbrella/Excess Liability insurance shall be maintained by the Construction Manager following the form of the primary insurance described in Paragraphs 8.1.1, 8.1.2, and 8.1.3, with the same additional insureds, so as to create total available limits:

$11,000,000                      Each Occurrence
$12,000,000                      General Aggregate
$11,000,000                      Personal and Advertising Injury
$12,000,000                      Products – Completed Operations Aggregate
$11,000,000	Employer’s Liability
$12,000,000	Automobile Liability Each accident (including but not limited to Owned, Hired, Non-owned automobiles and Uninsured and Underinsured Motorist Insurance.

§ 8.2 INSURANCE REQUIRED OF THE OWNER
During both phases of the Project, the Owner shall purchase and maintain liability and property insurance, including waivers of subrogation, as set forth in Sections 11.2 and 11.3 of A201–2007. Such insurance shall be written for not less than the following limits, or greater if required by law:

§ 8.2.1 Property insurance:
$ 100,000 Deductible Per Occurrence
$ NA  Aggregate Deductible

Responsibility for losses falling within the deductible amounts shall be allocated as set forth in Section 11.3.1.3 of A-201-2007.

§ 8.3 PERFORMANCE BOND AND PAYMENT BOND
§ 8.3.1 The Construction Manager «shall not  » (insert "shall" or "shall not") furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder; provided that the Owner may require Contractor to bond any Subcontractor. Bonds may be obtained through the Construction Manager's usual source and the cost thereof shall be included in the Cost of the Work. The amount of each bond shall be equal to one hundred percent (100%) of the Contract Sum allocated to such Subcontractor’s Work.  If SubGuard (or similar) insurance acceptable to the Owner shall be obtained by Contractor for the benefit of the Owner, the requirement that a Subcontractor covered by such insurance be bondable is waived.

§ 8.3.2 The Construction Manager shall deliver the required bonds to the Owner at least three days before the commencement of any Work at the Project site.

ARTICLE 9   DISPUTE RESOLUTION
§ 9.1 Any Claim between the Owner and Construction Manager shall be resolved in accordance with the provisions set forth in this Article 9 and Article 15 of A201–2007.

§ 9.2 For any Claim subject to, but not resolved by mediation pursuant to Section 15.3 of AIA Document A201–2007, the method of binding dispute resolution shall be as follows:
(Check the appropriate box. If the Owner and Construction Manager do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)

[ ]	Arbitration pursuant to Section 15.4 of AIA Document A201–2007

[ X ]	Litigation in a court of competent jurisdiction

[ ]	Other: (Specify)

§9.3  [Intentionally Omitted]

ARTICLE 10   TERMINATION OR SUSPENSION
§ 10.1 Termination
§ 10.1.1 The Owner may terminate this Agreement upon not less than seven days’ written notice to the Construction Manager for the Owner’s convenience and without cause, and the Construction Manager may terminate this Agreement, upon not less than seven days’ written notice to the Owner, for the reasons set forth in Sections 14.1.1 and 14.1.2 of A201–2007.

§ 10.1.2 In the event of termination of this Agreement pursuant to Section 10.1.1, the Construction Manager shall be equitably compensated for Preconstruction Phase services performed prior to receipt of a notice of termination. In no event shall the Construction Manager’s compensation under this Section exceed the compensation set forth in Section 4.1.

§ 10.1.3 If the Owner terminates the Contract pursuant to Section 10.1.1 after the commencement of the Construction Phase but prior to the execution of the Guaranteed Maximum Price Amendment, the Owner shall pay to the Construction Manager an amount calculated as follows, which amount shall be in addition to any compensation paid to the Construction Manager under Section 10.1.2:
.1	Take the Cost of the Work incurred by the Construction Manager to the date of termination;
.2
Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

.3	Subtract the aggregate of previous payments made by the Owner for Construction Phase services.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders. All Subcontracts, purchase orders and rental agreements entered into by the Construction Manager will contain provisions allowing for assignment to the Owner as described above.

If the Owner accepts assignment of subcontracts, purchase orders or rental agreements as described above, the Owner will reimburse or indemnify the Construction Manager for all costs arising under the subcontract, purchase order or rental agreement, if those costs would have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner chooses not to accept assignment of any subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager will terminate the subcontract, purchase order or rental agreement and the Owner will pay the Construction Manager the costs necessarily incurred by the Construction Manager because of such termination.

§ 10.1.4 The Construction Manager shall not be entitled to any portion of the Savings if the Guaranteed Maximum Price proposal is not accepted by the Owner or if the Owner terminates this Agreement for cause pursuant to Section 14.2 of A201TM – 1997.

§ 10.2 Termination Subsequent to Establishing Guaranteed Maximum Price
Following execution of the Guaranteed Maximum Price Amendment and subject to the provisions of Section 10.2.1 and 10.2.2 below, the Contract may be terminated as provided in Article 14 of AIA Document A201–2007.

§ 10.2.1 If the Owner terminates the Contract after execution of the Guaranteed Price Amendment, the amount payable to the Construction Manager pursuant to Sections 14.2 and 14.4 of A201–2007 shall not exceed the amount the Construction Manager would otherwise have received pursuant to Sections 10.1.2 and 10.1.3 of this Agreement.

§ 10.2.2 If the Construction Manager terminates the Contract after execution of the Guaranteed Maximum Price Amendment, the amount payable to the Construction Manager under Section 14.1.3 of A201–2007 shall not exceed the amount the Construction Manager would otherwise have received under Sections 10.1.2 and 10.1.3 above, less any compensation that may be awarded to the Owner pursuant to Article 9, except that the Construction Manager’s Fee shall be calculated as if the Work had been fully completed by the Construction Manager, utilizing as necessary a reasonable estimate of the Cost of the Work for Work not actually completed.

§ 10.2.4 In addition to the Owner's right to terminate this Agreement for cause as provided in Section 14.2.1 of A201–2007, the Owner may terminate this Agreement for convenience as provided in Section 14.4 of A201–2007; however, the Owner shall then only pay the Construction Manager an amount calculated as follows:
.1	Take the Cost of the Work incurred by the Construction Manager to the date of termination;
.2	Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.1;
.3
Add the Construction Manager’s share of the Savings on the Cost of the Work executed through the date of termination from the costs for such Work set forth in the GMP Proposal, if any, calculated pursuant to Section 5.2.1;  and

.3	Subtract the aggregate of previous payments made by the Owner.

§ 10.3 Suspension
The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201–2007. In such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Section 14.3.2 of AIA Document A201–2007, except that the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Sections 5.1 and 5.3.5 of this Agreement.

ARTICLE 11   MISCELLANEOUS PROVISIONS
§ 11.1 Terms in this Agreement shall have the same meaning as those in A201–2007.

§ 11.2 Ownership and Use of Documents
Section 1.5 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 11.3 Governing Law
Section 13.1 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 11.4 Assignment
The Owner and Construction Manager, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Construction Manager shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to a lender providing financing for the Project if the lender agrees to assume the Owner’s rights and obligations under this Agreement. Except as provided in Section 13.2.2 of A201–2007, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 11.5 Other provisions:

N/A

ARTICLE 12   SCOPE OF THE AGREEMENT
§ 12.1 This Agreement represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager.

§ 12.2 The following documents comprise the Agreement:
.1
AIA Document A133–2009, Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price, as modified by the Construction Manager and the Owner for this Project

.2	AIA Document A201–2007, General Conditions of the Contract for Construction
.3	AIA Document E201™–2007, Digital Data Protocol Exhibit, if completed, or the following:

.4	AIA Document E202™–2008, Building Information Modeling Protocol Exhibit, if completed, or the following:

.5	Other documents:
(List other documents, if any, forming part of the Agreement.)

This Agreement is entered into as of the day and year first written above.

Nu Skin International, Inc. By:/s/ Truman Hunt	Okland Construction Company, Inc. By: /s/ Brett J. Okland
OWNER (Signature)	CONSTRUCTION MANAGER (Signature)
Truman Hunt CEO	Brett J. Okland VP
(Printed name and title)	(Printed name and title)

EXHIBIT A

Guaranteed Maximum Price Amendment

[See attached]

EXHIBIT B

Labor Rates

STANDARD LABOR RATES
These Rates EXCLUDE vehicles, cell phones, subsistence, relocation, and travel unless specified otherwise below.
These Rates INCLUDE taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations, retirement plans, training costs, and safety incentives.

TITLE	per week	per hour	overtime

Project Manager DIRECTOR	$ 4,600	115.00	na
Project Manager SENIOR	$ 4,120	103.00	na
Project Manager	$ 3,200	80.00	na
Project Manager JR/ASST	$ 2,520	63.00	na
Project Superintend SENIOR	$ 4,120	103.00	na
Project Superintend	$ 3,320	83.00	na
Project Superintend JR/ASST	$ 2,880	72.00	na
Project Engineer SENIOR	$ 2,520	63.00	na
Project Engineer	$ 2,080	52.00	na
Project Scheduler	$ 3,320	83.00	na
Project Quality Control	$ 3,000	75.00	na
Project Safety SENIOR	$ 2,680	67.00	na
Project Safety	$ 2,520	63.00	na
Project General Foreman	$ 2,600	65.00	na
Project Accountant	$ 2,000	50.00	na
Project Clerk - Assistant	$ 1,600	40.00	na
Project Estimator SENIOR	$ 3,800	95.00	na
Project Estimator	$ 2,720	68.00	na
Project IT Systems On-Site Support	Hourly	80.00	na
Project Purchaser/Expeditor	Hourly	80.00	na
CORPORATE Safety*	Hourly	115.00	na
*Rate includes vehicle and cell phone
CORPORATE IT Systems Support*	Hourly	160.00	na
*Rate includes specialized equipment and cell phone
Carpenter General Foreman	Hourly	43.85	63.58
Carpenter Foreman	Hourly	40.95	59.38
Carpenter	Hourly	38.85	56.33
Laborer Foreman	Hourly	28.35	41.11
Laborer	Hourly	26.25	38.06
Cmnt Mason Superintendent	Hourly	85.00	na
*Rate includes Truck, Cell Phone
Cmnt Mason General Foreman	Hourly	43.85	63.58
Cmnt Mason Foreman	Hourly	40.95	59.38
Cmnt Mason	Hourly	38.85	56.33
Operator	Hourly	47.25	68.51
Mechanic - Crane/Heavy Equipment	Hourly	95.00	137.75
*Rate includes Mechanic Truck, Tools, Cell Phone
Mechanic - Service	Hourly	80.00	116.00
*Rate includes Service Truck, Tools, Cell Phone
Transport Driver	Hourly	75.00	101.50
*Rate includes Transport Truck and Cell Phone
Delivery Driver	Hourly	55.00	79.75
*Rate includes Flatbed Truck and Cell Phone

EXHIBIT C

Equipment Rates

EXHIBIT D

Schedule of Key Personnel

Project Director                                                                                 Troy S. Thompson
Sr. Project Manager                                                                           TBD1
Project Manger                                                                                   Ryan Hales
Project Engineer                                                                                            TBD
General Superintendent                                                                 George Whitman

1	The identity of the Sr. Project Manager and Project Engineer shall be agreed upon within thirty (30) days after the date this Agreement is signed by both parties.

GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION

for the following PROJECT:
(Name and location or address)

Nu Skin Headquarters»
75 West Center Street
Provo, UT 84601-4432

THE OWNER:
(Name, legal status and address)

Nu Skin International, Inc.
75 West Center Street
Provo, UT 84601-4432
(801) 345-1000

THE ARCHITECT:
(Name, legal status and address)

Bolin Cywinski Jackson
1932 1st Avenue, Suite 916
Seattle, WA  98101

TABLE OF ARTICLES

1	GENERAL PROVISIONS

2	OWNER

3	CONTRACTOR

4	ARCHITECT

5	SUBCONTRACTORS

6	CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

7	CHANGES IN THE WORK

8	TIME

9	PAYMENTS AND COMPLETION

10	PROTECTION OF PERSONS AND PROPERTY

11	INSURANCE AND BONDS

12	UNCOVERING AND CORRECTION OF WORK

13	MISCELLANEOUS PROVISIONS

14	TERMINATION OR SUSPENSION OF THE CONTRACT

15	CLAIMS AND DISPUTES

INDEX
(Topics and numbers in bold are section headings.)

Acceptance of Nonconforming Work
9.6.6, 9.9.3, 12.3
Acceptance of Work
9.6.6, 9.8.2, 9.9.3, 9.10.1, 9.10.3, 12.3
Access to Work
3.16, 6.2.1, 12.1
Accident Prevention
10
Acts and Omissions
3.2, 3.3.2, 3.12.8, 3.18, 4.2.3, 8.3.1, 9.5.1, 10.2.5, 10.2.8, 13.4.2, 13.7, 14.1, 15.2
Addenda
1.1.1, 3.11.1
Additional Costs, Claims for
3.7.4, 3.7.5, 6.1.1, 7.3.7.5, 10.3, 15.1.4
Additional Inspections and Testing
9.4.2, 9.8.3, 12.2.1, 13.5
Additional Insured
11.1.4
Additional Time, Claims for
3.2.4, 3.7.4, 3.7.5, 3.10.2, 8.3.2, 15.1.5
Administration of the Contract
3.1.3, 4.2, 9.4, 9.5
Advertisement or Invitation to Bid
1.1.1
Aesthetic Effect
4.2.13
Allowances
3.8, 7.3.8
All-risk Insurance
11.3.1, 11.3.1.1
Applications for Payment
4.2.5, 7.3.9, 9.2, 9.3, 9.4, 9.5.1, 9.6.3, 9.7, 9.10, 11.1.3
Approvals
2.1.1, 2.2.2, 2.4, 3.1.3, 3.10.2, 3.12.8, 3.12.9, 3.12.10, 4.2.7, 9.3.2, 13.5.1
Arbitration
8.3.1, 11.3.10, 13.1.1, 15.3.2, 15.4
ARCHITECT
4
Architect, Definition of
4.1.1
Architect, Extent of Authority
2.4.1, 3.12.7, 4.1, 4.2, 5.2, 6.3, 7.1.2, 7.3.7, 7.4, 9.2, 9.3.1, 9.4, 9.5, 9.6.3, 9.8, 9.10.1, 9.10.3, 12.1, 12.2.1, 13.5.1, 13.5.2, 14.2.2, 14.2.4, 15.1.3, 15.2.1
Architect, Limitations of Authority and Responsibility
2.1.1, 3.12.4, 3.12.8, 3.12.10, 4.1.2, 4.2.1, 4.2.2, 4.2.3, 4.2.6, 4.2.7, 4.2.10, 4.2.12, 4.2.13, 5.2.1, 7.4, 9.4.2, 9.5.3, 9.6.4, 15.1.3, 15.2

Architect’s Additional Services and Expenses
2.4.1, 11.3.1.1, 12.2.1, 13.5.2, 13.5.3, 14.2.4
Architect’s Administration of the Contract
3.1.3, 4.2, 3.7.4, 15.2, 9.4.1, 9.5
Architect’s Approvals
2.4.1, 3.1.3, 3.5, 3.10.2, 4.2.7
Architect’s Authority to Reject Work
3.5, 4.2.6, 12.1.2, 12.2.1
Architect’s Copyright
1.1.7, 1.5
Architect’s Decisions
3.7.4, 4.2.6, 4.2.7, 4.2.11, 4.2.12, 4.2.13, 4.2.14, 6.3, 7.3.7, 7.3.9, 8.1.3, 8.3.1, 9.2, 9.4.1, 9.5, 9.8.4, 9.9.1, 13.5.2, 15.2, 15.3
Architect’s Inspections
3.7.4, 4.2.2, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 13.5
Architect’s Instructions
3.2.4, 3.3.1, 4.2.6, 4.2.7, 13.5.2
Architect’s Interpretations
4.2.11, 4.2.12
Architect’s Project Representative
4.2.10
Architect’s Relationship with Contractor
1.1.2, 1.5, 3.1.3, 3.2.2, 3.2.3, 3.2.4, 3.3.1, 3.4.2, 3.5, 3.7.4, 3.7.5, 3.9.2, 3.9.3, 3.10, 3.11, 3.12, 3.16, 3.18, 4.1.2, 4.1.3, 4.2, 5.2, 6.2.2, 7, 8.3.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 10.2.6, 10.3, 11.3.7, 12, 13.4.2, 13.5, 15.2
Architect’s Relationship with Subcontractors
1.1.2, 4.2.3, 4.2.4, 4.2.6, 9.6.3, 9.6.4, 11.3.7
Architect’s Representations
9.4.2, 9.5.1, 9.10.1
Architect’s Site Visits
3.7.4, 4.2.2, 4.2.9, 9.4.2, 9.5.1, 9.9.2, 9.10.1, 13.5
Asbestos
10.3.1
Attorneys’ Fees
3.18.1, 9.10.2, 10.3.3
Award of Separate Contracts
6.1.1, 6.1.2
Award of Subcontracts and Other Contracts for Portions of the Work
5.2
Basic Definitions
1.1
Bidding Requirements
1.1.1, 5.2.1, 11.4.1
Binding Dispute Resolution
9.7, 11.3.9, 11.3.10, 13.1.1, 15.2.5, 15.2.6.1, 15.3.1, 15.3.2, 15.4.1
Boiler and Machinery Insurance
11.3.2
Bonds, Lien
7.3.7.4, 9.10.2, 9.10.3
Bonds, Performance, and Payment
7.3.7.4, 9.6.7, 9.10.3, 11.3.9, 11.4

Building Permit
3.7.1
Capitalization
1.3
Certificate of Substantial Completion
9.8.3, 9.8.4, 9.8.5
Certificates for Payment
4.2.1, 4.2.5, 4.2.9, 9.3.3, 9.4, 9.5, 9.6.1, 9.6.6, 9.7, 9.10.1, 9.10.3, 14.1.1.3, 14.2.4, 15.1.3
Certificates of Inspection, Testing or Approval
13.5.4
Certificates of Insurance
9.10.2, 11.1.3
Change Orders
1.1.1, 2.4.1, 3.4.2, 3.7.4, 3.8.2.3, 3.11.1, 3.12.8, 4.2.8, 5.2.3, 7.1.2, 7.1.3, 7.2, 7.3.2, 7.3.6, 7.3.9, 7.3.10, 8.3.1, 9.3.1.1, 9.10.3, 10.3.2, 11.3.1.2, 11.3.4, 11.3.9, 12.1.2, 15.1.3
Change Orders, Definition of
7.2.1
CHANGES IN THE WORK
2.2.1, 3.11, 4.2.8, 7, 7.2.1, 7.3.1, 7.4, 7.4.1, 8.3.1, 9.3.1.1, 11.3.9
Claims, Definition of
15.1.1
CLAIMS AND DISPUTES
3.2.4, 6.1.1, 6.3, 7.3.9, 9.3.3, 9.10.4, 10.3.3, 15, 15.4
Claims and Timely Assertion of Claims
15.4.1
Claims for Additional Cost
3.2.4, 3.7.4, 6.1.1, 7.3.9, 10.3.2, 15.1.4
Claims for Additional Time
3.2.4, 3.7.46.1.1, 8.3.2, 10.3.2, 15.1.5
Concealed or Unknown Conditions, Claims for
3.7.4
Claims for Damages
3.2.4, 3.18, 6.1.1, 8.3.3, 9.5.1, 9.6.7, 10.3.3, 11.1.1, 11.3.5, 11.3.7, 14.1.3, 14.2.4, 15.1.6
Claims Subject to Arbitration
15.3.1, 15.4.1
Cleaning Up
3.15, 6.3
Commencement of the Work, Conditions Relating to
2.2.1, 3.2.2, 3.4.1, 3.7.1, 3.10.1, 3.12.6, 5.2.1, 5.2.3, 6.2.2, 8.1.2, 8.2.2, 8.3.1, 11.1, 11.3.1, 11.3.6, 11.4.1, 15.1.4
Commencement of the Work, Definition of
8.1.2
Communications Facilitating Contract Administration
3.9.1, 4.2.4
Completion, Conditions Relating to
3.4.1, 3.11, 3.15, 4.2.2, 4.2.9, 8.2, 9.4.2, 9.8, 9.9.1, 9.10, 12.2, 13.7, 14.1.2
COMPLETION, PAYMENTS AND
9

Completion, Substantial
4.2.9, 8.1.1, 8.1.3, 8.2.3, 9.4.2, 9.8, 9.9.1, 9.10.3, 12.2, 13.7
Compliance with Laws
1.6.1, 3.2.3, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 9.6.4, 10.2.2, 11.1, 11.3, 13.1, 13.4, 13.5.1, 13.5.2, 13.6, 14.1.1, 14.2.1.3, 15.2.8, 15.4.2, 15.4.3
Concealed or Unknown Conditions
3.7.4, 4.2.8, 8.3.1, 10.3
Conditions of the Contract
1.1.1, 6.1.1, 6.1.4
Consent, Written
3.4.2, 3.7.4, 3.12.8, 3.14.2, 4.1.2, 9.3.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3, 11.3.1, 13.2, 13.4.2, 15.4.4.2
Consolidation or Joinder
15.4.4
CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
1.1.4, 6
Construction Change Directive, Definition of
7.3.1
Construction Change Directives
1.1.1, 3.4.2, 3.12.8, 4.2.8, 7.1.1, 7.1.2, 7.1.3, 7.3, 9.3.1.1
Construction Schedules, Contractor’s
3.10, 3.12.1, 3.12.2, 6.1.3, 15.1.5.2
Contingent Assignment of Subcontracts
5.4, 14.2.2.2
Continuing Contract Performance
15.1.3
Contract, Definition of
1.1.2
CONTRACT, TERMINATION OR SUSPENSION OF THE
5.4.1.1, 11.3.9, 14
Contract Administration
3.1.3, 4, 9.4, 9.5
Contract Award and Execution, Conditions Relating to
3.7.1, 3.10, 5.2, 6.1, 11.1.3, 11.3.6, 11.4.1
Contract Documents, Copies Furnished and Use of
1.5.2, 2.2.5, 5.3
Contract Documents, Definition of
1.1.1
Contract Sum
3.7.4, 3.8, 5.2.3, 7.2, 7.3, 7.4, 9.1, 9.4.2, 9.5.1.4, 9.6.7, 9.7, 10.3.2, 11.3.1, 14.2.4, 14.3.2, 15.1.4, 15.2.5
Contract Sum, Definition of
9.1
Contract Time
3.7.4, 3.7.5, 3.10.2, 5.2.3, 7.2.1.3, 7.3.1, 7.3.5, 7.4, 8.1.1, 8.2.1, 8.3.1, 9.5.1, 9.7, 10.3.2, 12.1.1, 14.3.2, 15.1.5.1, 15.2.5
Contract Time, Definition of
8.1.1

3

CONTRACTOR

Contractor, Definition of
3.1, 6.1.2
Contractor’s Construction Schedules
3.10, 3.12.1, 3.12.2, 6.1.3, 15.1.5.2
Contractor’s Employees
3.3.2, 3.4.3, 3.8.1, 3.9, 3.18.2, 4.2.3, 4.2.6, 10.2, 10.3, 11.1.1, 11.3.7, 14.1, 14.2.1.1,
Contractor’s Liability Insurance
11.1
Contractor’s Relationship with Separate Contractors and Owner’s Forces
3.12.5, 3.14.2, 4.2.4, 6, 11.3.7, 12.1.2, 12.2.4
Contractor’s Relationship with Subcontractors
1.2.2, 3.3.2, 3.18.1, 3.18.2, 5, 9.6.2, 9.6.7, 9.10.2, 11.3.1.2, 11.3.7, 11.3.8
Contractor’s Relationship with the Architect
1.1.2, 1.5, 3.1.3, 3.2.2, 3.2.3, 3.2.4, 3.3.1, 3.4.2, 3.5, 3.7.4, 3.10, 3.11, 3.12, 3.16, 3.18, 4.1.3, 4.2, 5.2, 6.2.2, 7, 8.3.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 10.2.6, 10.3, 11.3.7, 12, 13.5, 15.1.2, 15.2.1
Contractor’s Representations
3.2.1, 3.2.2, 3.5, 3.12.6, 6.2.2, 8.2.1, 9.3.3, 9.8.2
Contractor’s Responsibility for Those Performing the Work
3.3.2, 3.18, 5.3.1, 6.1.3, 6.2, 9.5.1, 10.2.8
Contractor’s Review of Contract Documents
3.2
Contractor’s Right to Stop the Work
9.7
Contractor’s Right to Terminate the Contract
14.1, 15.1.6
Contractor’s Submittals
3.10, 3.11, 3.12.4, 4.2.7, 5.2.1, 5.2.3, 9.2, 9.3, 9.8.2, 9.8.3, 9.9.1, 9.10.2, 9.10.3, 11.1.3, 11.4.2
Contractor’s Superintendent
3.9, 10.2.6
Contractor’s Supervision and Construction Procedures
1.2.2, 3.3, 3.4, 3.12.10, 4.2.2, 4.2.7, 6.1.3, 6.2.4, 7.1.3, 7.3.5, 7.3.7, 8.2, 10, 12, 14, 15.1.3
Contractual Liability Insurance
11.1.1.8, 11.2
Coordination and Correlation
1.2, 3.2.1, 3.3.1, 3.10, 3.12.6, 6.1.3, 6.2.1
Copies Furnished of Drawings and Specifications
1.5, 2.2.5, 3.11
Copyrights
1.5, 3.17
Correction of Work
2.3, 2.4, 3.7.3, 9.4.2, 9.8.2, 9.8.3, 9.9.1, 12.1.2, 12.2
Correlation and Intent of the Contract Documents
1.2
Cost, Definition of
7.3.7

Costs
2.4.1, 3.2.4, 3.7.3, 3.8.2, 3.15.2, 5.4.2, 6.1.1, 6.2.3, 7.3.3.3, 7.3.7, 7.3.8, 7.3.9, 9.10.2, 10.3.2, 10.3.6, 11.3, 12.1.2, 12.2.1, 12.2.4, 13.5, 14
Cutting and Patching
3.14, 6.2.5
Damage to Construction of Owner or Separate Contractors
3.14.2, 6.2.4, 10.2.1.2, 10.2.5, 10.4, 11.1.1, 11.3, 12.2.4
Damage to the Work
3.14.2, 9.9.1, 10.2.1.2, 10.2.5, 10.4.1, 11.3.1, 12.2.4
Damages, Claims for
3.2.4, 3.18, 6.1.1, 8.3.3, 9.5.1, 9.6.7, 10.3.3, 11.1.1, 11.3.5, 11.3.7, 14.1.3, 14.2.4, 15.1.6
Damages for Delay
6.1.1, 8.3.3, 9.5.1.6, 9.7, 10.3.2
Date of Commencement of the Work, Definition of
8.1.2
Date of Substantial Completion, Definition of
8.1.3
Day, Definition of
8.1.4
Decisions of the Architect
3.7.4, 4.2.6, 4.2.7, 4.2.11, 4.2.12, 4.2.13, 15.2, 6.3, 7.3.7, 7.3.9, 8.1.3, 8.3.1, 9.2, 9.4, 9.5.1, 9.8.4, 9.9.1, 13.5.2, 14.2.2, 14.2.4, 15.1, 15.2
Decisions to Withhold Certification
9.4.1, 9.5, 9.7, 14.1.1.3
Defective or Nonconforming Work, Acceptance, Rejection and Correction of
2.3.1, 2.4.1, 3.5, 4.2.6, 6.2.5, 9.5.1, 9.5.2, 9.6.6, 9.8.2, 9.9.3, 9.10.4, 12.2.1
Definitions
1.1, 2.1.1, 3.1.1, 3.5, 3.12.1, 3.12.2, 3.12.3, 4.1.1, 15.1.1, 5.1, 6.1.2, 7.2.1, 7.3.1, 8.1, 9.1, 9.8.1
Delays and Extensions of Time
3.2, 3.7.4, 5.2.3, 7.2.1, 7.3.1, 7.4, 8.3, 9.5.1, 9.7, 10.3.2, 10.4.1, 14.3.2, 15.1.5, 15.2.5
Disputes
6.3, 7.3.9, 15.1, 15.2
Documents and Samples at the Site
3.11
Drawings, Definition of
1.1.5
Drawings and Specifications, Use and Ownership of
3.11
Effective Date of Insurance
8.2.2, 11.1.2
Emergencies
10.4, 14.1.1.2, 15.1.4
Employees, Contractor’s
3.3.2, 3.4.3, 3.8.1, 3.9, 3.18.2, 4.2.3, 4.2.6, 10.2, 10.3.3, 11.1.1, 11.3.7, 14.1, 14.2.1.1

Equipment, Labor, Materials or
1.1.3, 1.1.6, 3.4, 3.5, 3.8.2, 3.8.3, 3.12, 3.13.1, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.7, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.1, 14.2.1.2
Execution and Progress of the Work
1.1.3, 1.2.1, 1.2.2, 2.2.3, 2.2.5, 3.1, 3.3.1, 3.4.1, 3.5, 3.7.1, 3.10.1, 3.12, 3.14, 4.2, 6.2.2, 7.1.3, 7.3.5, 8.2, 9.5.1, 9.9.1, 10.2, 10.3, 12.2, 14.2, 14.3.1, 15.1.3
Extensions of Time
3.2.4, 3.7.4, 5.2.3, 7.2.1, 7.3, 7.4, 9.5.1, 9.7, 10.3.2, 10.4.1, 14.3, 15.1.5, 15.2.5
Failure of Payment
9.5.1.3, 9.7, 9.10.2, 13.6, 14.1.1.3, 14.2.1.2
Faulty Work
(See Defective or Nonconforming Work)
Final Completion and Final Payment
4.2.1, 4.2.9, 9.8.2, 9.10, 11.1.2, 11.1.3, 11.3.1, 11.3.5, 12.3.1, 14.2.4, 14.4.3
Financial Arrangements, Owner’s
2.2.1, 13.2.2, 14.1.1.4
Fire and Extended Coverage Insurance
11.3.1.1
GENERAL PROVISIONS
1
Governing Law
13.1
Guarantees (See Warranty)
Hazardous Materials
10.2.4, 10.3
Identification of Subcontractors and Suppliers
5.2.1
Indemnification
3.17, 3.18, 9.10.2, 10.3.3, 10.3.5, 10.3.6, 11.3.1.2, 11.3.7
Information and Services Required of the Owner
2.1.2, 2.2, 3.2.2, 3.12.4, 3.12.10, 6.1.3, 6.1.4, 6.2.5, 9.6.1, 9.6.4, 9.9.2, 9.10.3, 10.3.3, 11.2, 11.4, 13.5.1, 13.5.2, 14.1.1.4, 14.1.4, 15.1.3
Initial Decision
15.2
Initial Decision Maker, Definition of
1.1.8
Initial Decision Maker, Decisions
14.2.2, 14.2.4, 15.2.1, 15.2.2, 15.2.3, 15.2.4, 15.2.5
Initial Decision Maker, Extent of Authority
14.2.2, 14.2.4, 15.1.3, 15.2.1, 15.2.2, 15.2.3, 15.2.4, 15.2.5
Injury or Damage to Person or Property
10.2.8, 10.4.1
Inspections
3.1.3, 3.3.3, 3.7.1, 4.2.2, 4.2.6, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 12.2.1, 13.5
Instructions to Bidders
1.1.1
Instructions to the Contractor
3.2.4, 3.3.1, 3.8.1, 5.2.1, 7, 8.2.2, 12, 13.5.2

Instruments of Service, Definition of
1.1.7
Insurance
3.18.1, 6.1.1, 7.3.7, 9.3.2, 9.8.4, 9.9.1, 9.10.2, 11
Insurance, Boiler and Machinery
11.3.2
Insurance, Contractor’s Liability
11.1
Insurance, Effective Date of
8.2.2, 11.1.2
Insurance, Loss of Use
11.3.3
Insurance, Owner’s Liability
11.2
Insurance, Property
10.2.5, 11.3
Insurance, Stored Materials
9.3.2
INSURANCE AND BONDS
11
Insurance Companies, Consent to Partial Occupancy
9.9.1
Intent of the Contract Documents
1.2.1, 4.2.7, 4.2.12, 4.2.13, 7.4
Interest
13.6
Interpretation
1.2.3, 1.4, 4.1.1, 5.1, 6.1.2, 15.1.1
Interpretations, Written
4.2.11, 4.2.12, 15.1.4
Judgment on Final Award
15.4.2
Labor and Materials, Equipment
1.1.3, 1.1.6, 3.4, 3.5, 3.8.2, 3.8.3, 3.12, 3.13, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.7, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.1, 14.2.1.2
Labor Disputes
8.3.1
Laws and Regulations
1.5, 3.2.3, 3.6, 3.7, 3.12.10, 3.13.1, 4.1.1, 9.6.4, 9.9.1, 10.2.2, 11.1.1, 11.3, 13.1.1, 13.4, 13.5.1, 13.5.2, 13.6.1, 14, 15.2.8, 15.4
Liens
2.1.2, 9.3.3, 9.10.2, 9.10.4, 15.2.8
Limitations, Statutes of
12.2.5, 13.7, 15.4.1.1
Limitations of Liability
2.3.1, 3.2.2, 3.5, 3.12.10, 3.17, 3.18.1, 4.2.6, 4.2.7, 4.2.12, 6.2.2, 9.4.2, 9.6.4, 9.6.7, 10.2.5, 10.3.3, 11.1.2, 11.2, 11.3.7, 12.2.5, 13.4.2
Limitations of Time
2.1.2, 2.2, 2.4, 3.2.2, 3.10, 3.11, 3.12.5, 3.15.1, 4.2.7, 5.2, 5.3.1, 5.4.1, 6.2.4, 7.3, 7.4, 8.2, 9.2, 9.3.1, 9.3.3, 9.4.1, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 11.1.3, 11.3.1.5, 11.3.6, 11.3.10, 12.2, 13.5, 13.7, 14, 15
Loss of Use Insurance
11.3.3

Material Suppliers
1.5, 3.12.1, 4.2.4, 4.2.6, 5.2.1, 9.3, 9.4.2, 9.6, 9.10.5
Materials, Hazardous
10.2.4, 10.3
Materials, Labor, Equipment and
1.1.3, 1.1.6, 1.5.1, 3.4.1, 3.5, 3.8.2, 3.8.3, 3.12, 3.13.1, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.7, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1.2, 10.2.4, 14.2.1.1, 14.2.1.2
Means, Methods, Techniques, Sequences and Procedures of Construction
3.3.1, 3.12.10, 4.2.2, 4.2.7, 9.4.2
Mechanic’s Lien
2.1.2, 15.2.8
Mediation
8.3.1, 10.3.5, 10.3.6, 15.2.1, 15.2.5, 15.2.6, 15.3, 15.4.1
Minor Changes in the Work
1.1.1, 3.12.8, 4.2.8, 7.1, 7.4
MISCELLANEOUS PROVISIONS
13
Modifications, Definition of
1.1.1
Modifications to the Contract
1.1.1, 1.1.2, 3.11, 4.1.2, 4.2.1, 5.2.3, 7, 8.3.1, 9.7, 10.3.2, 11.3.1
Mutual Responsibility
6.2
Nonconforming Work, Acceptance of
9.6.6, 9.9.3, 12.3
Nonconforming Work, Rejection and Correction of
2.3.1, 2.4.1, 3.5, 4.2.6, 6.2.4, 9.5.1, 9.8.2, 9.9.3, 9.10.4, 12.2.1
Notice
2.2.1, 2.3.1, 2.4.1, 3.2.4, 3.3.1, 3.7.2, 3.12.9, 5.2.1, 9.7, 9.10, 10.2.2, 11.1.3, 12.2.2.1, 13.3, 13.5.1, 13.5.2, 14.1, 14.2, 15.2.8, 15.4.1
Notice, Written
2.3.1, 2.4.1, 3.3.1, 3.9.2, 3.12.9, 3.12.10, 5.2.1, 9.7, 9.10, 10.2.2, 10.3, 11.1.3, 11.3.6, 12.2.2.1, 13.3, 14, 15.2.8, 15.4.1
Notice of Claims
3.7.4, 10.2.8, 15.1.2, 15.4
Notice of Testing and Inspections
13.5.1, 13.5.2
Observations, Contractor’s
3.2, 3.7.4
Occupancy
2.2.2, 9.6.6, 9.8, 11.3.1.5
Orders, Written
1.1.1, 2.3, 3.9.2, 7, 8.2.2, 11.3.9, 12.1, 12.2.2.1, 13.5.2, 14.3.1
OWNER
2
Owner, Definition of
2.1.1

Owner, Information and Services Required of the
2.1.2, 2.2, 3.2.2, 3.12.10, 6.1.3, 6.1.4, 6.2.5, 9.3.2, 9.6.1, 9.6.4, 9.9.2, 9.10.3, 10.3.3, 11.2, 11.3, 13.5.1, 13.5.2, 14.1.1.4, 14.1.4, 15.1.3
Owner’s Authority
1.5, 2.1.1, 2.3.1, 2.4.1, 3.4.2, 3.8.1, 3.12.10, 3.14.2, 4.1.2, 4.1.3, 4.2.4, 4.2.9, 5.2.1, 5.2.4, 5.4.1, 6.1, 6.3, 7.2.1, 7.3.1, 8.2.2, 8.3.1, 9.3.1, 9.3.2, 9.5.1, 9.6.4, 9.9.1, 9.10.2, 10.3.2, 11.1.3, 11.3.3, 11.3.10, 12.2.2, 12.3.1, 13.2.2, 14.3, 14.4, 15.2.7
Owner’s Financial Capability
2.2.1, 13.2.2, 14.1.1.4
Owner’s Liability Insurance
11.2
Owner’s Relationship with Subcontractors
1.1.2, 5.2, 5.3, 5.4, 9.6.4, 9.10.2, 14.2.2
Owner’s Right to Carry Out the Work
2.4, 14.2.2
Owner’s Right to Clean Up
6.3
Owner’s Right to Perform Construction and to Award Separate Contracts
6.1
Owner’s Right to Stop the Work
2.3
Owner’s Right to Suspend the Work
14.3
Owner’s Right to Terminate the Contract
14.2
Ownership and Use of Drawings, Specifications and Other Instruments of Service
1.1.1, 1.1.6, 1.1.7, 1.5, 2.2.5, 3.2.2, 3.11.1, 3.17, 4.2.12, 5.3.1
Partial Occupancy or Use
9.6.6, 9.9, 11.3.1.5
Patching, Cutting and
3.14, 6.2.5
Patents
3.17
Payment, Applications for
4.2.5, 7.3.9, 9.2, 9.3, 9.4, 9.5, 9.6.3, 9.7, 9.8.5, 9.10.1, 14.2.3, 14.2.4, 14.4.3
Payment, Certificates for
4.2.5, 4.2.9, 9.3.3, 9.4, 9.5, 9.6.1, 9.6.6, 9.7, 9.10.1, 9.10.3, 13.7, 14.1.1.3, 14.2.4
Payment, Failure of
9.5.1.3, 9.7, 9.10.2, 13.6, 14.1.1.3, 14.2.1.2
Payment, Final
4.2.1, 4.2.9, 9.8.2, 9.10, 11.1.2, 11.1.3, 11.4.1, 12.3.1, 13.7, 14.2.4, 14.4.3
Payment Bond, Performance Bond and
7.3.7.4, 9.6.7, 9.10.3, 11.4
Payments, Progress
9.3, 9.6, 9.8.5, 9.10.3, 13.6, 14.2.3, 15.1.3
PAYMENTS AND COMPLETION
9

Payments to Subcontractors
5.4.2, 9.5.1.3, 9.6.2, 9.6.3, 9.6.4, 9.6.7, 14.2.1.2
PCB
10.3.1
Performance Bond and Payment Bond
7.3.7.4, 9.6.7, 9.10.3, 11.4
Permits, Fees, Notices and Compliance with Laws
2.2.2, 3.7, 3.13, 7.3.7.4, 10.2.2
PERSONS AND PROPERTY, PROTECTION OF
10
Polychlorinated Biphenyl
10.3.1
Product Data, Definition of
3.12.2
Product Data and Samples, Shop Drawings
3.11, 3.12, 4.2.7
Progress and Completion
4.2.2, 8.2, 9.8, 9.9.1, 14.1.4, 15.1.3
Progress Payments
9.3, 9.6, 9.8.5, 9.10.3, 13.6, 14.2.3, 15.1.3
Project, Definition of
1.1.4
Project Representatives
4.2.10
Property Insurance
10.2.5, 11.3
PROTECTION OF PERSONS AND PROPERTY
10
Regulations and Laws
1.5, 3.2.3, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 9.6.4, 9.9.1, 10.2.2, 11.1, 11.4, 13.1, 13.4, 13.5.1, 13.5.2, 13.6, 14, 15.2.8, 15.4
Rejection of Work
3.5, 4.2.6, 12.2.1
Releases and Waivers of Liens
9.10.2
Representations
3.2.1, 3.5, 3.12.6, 6.2.2, 8.2.1, 9.3.3, 9.4.2, 9.5.1, 9.8.2, 9.10.1
Representatives
2.1.1, 3.1.1, 3.9, 4.1.1, 4.2.1, 4.2.2, 4.2.10, 5.1.1, 5.1.2, 13.2.1
Responsibility for Those Performing the Work
3.3.2, 3.18, 4.2.3, 5.3.1, 6.1.3, 6.2, 6.3, 9.5.1, 10
Retainage
9.3.1, 9.6.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3
Review of Contract Documents and Field Conditions by Contractor
3.2, 3.12.7, 6.1.3
Review of Contractor’s Submittals by Owner and Architect
3.10.1, 3.10.2, 3.11, 3.12, 4.2, 5.2, 6.1.3, 9.2, 9.8.2
Review of Shop Drawings, Product Data and Samples by Contractor
3.12

Rights and Remedies
1.1.2, 2.3, 2.4, 3.5, 3.7.4, 3.15.2, 4.2.6, 5.3, 5.4, 6.1, 6.3, 7.3.1, 8.3, 9.5.1, 9.7, 10.2.5, 10.3, 12.2.2, 12.2.4, 13.4, 14, 15.4
Royalties, Patents and Copyrights
3.17
Rules and Notices for Arbitration
15.4.1
Safety of Persons and Property
10.2, 10.4
Safety Precautions and Programs
3.3.1, 4.2.2, 4.2.7, 5.3.1, 10.1, 10.2, 10.4
Samples, Definition of
3.12.3
Samples, Shop Drawings, Product Data and
3.11, 3.12, 4.2.7
Samples at the Site, Documents and
3.11
Schedule of Values
9.2, 9.3.1
Schedules, Construction
3.10, 3.12.1, 3.12.2, 6.1.3, 15.1.5.2
Separate Contracts and Contractors
1.1.4, 3.12.5, 3.14.2, 4.2.4, 4.2.7, 6, 8.3.1, 12.1.2
Shop Drawings, Definition of
3.12.1
Shop Drawings, Product Data and Samples
3.11, 3.12, 4.2.7
Site, Use of
3.13, 6.1.1, 6.2.1
Site Inspections
3.2.2, 3.3.3, 3.7.1, 3.7.4, 4.2, 9.4.2, 9.10.1, 13.5
Site Visits, Architect’s
3.7.4, 4.2.2, 4.2.9, 9.4.2, 9.5.1, 9.9.2, 9.10.1, 13.5
Special Inspections and Testing
4.2.6, 12.2.1, 13.5
Specifications, Definition of
1.1.6
Specifications
1.1.1, 1.1.6, 1.2.2, 1.5, 3.11, 3.12.10, 3.17, 4.2.14
Statute of Limitations
13.7, 15.4.1.1
Stopping the Work
2.3, 9.7, 10.3, 14.1
Stored Materials
6.2.1, 9.3.2, 10.2.1.2, 10.2.4
Subcontractor, Definition of
5.1.1
SUBCONTRACTORS
5
Subcontractors, Work by
1.2.2, 3.3.2, 3.12.1, 4.2.3, 5.2.3, 5.3, 5.4, 9.3.1.2, 9.6.7
Subcontractual Relations
5.3, 5.4, 9.3.1.2, 9.6, 9.10, 10.2.1, 14.1, 14.2.1

Submittals
3.10, 3.11, 3.12, 4.2.7, 5.2.1, 5.2.3, 7.3.7, 9.2, 9.3, 9.8, 9.9.1, 9.10.2, 9.10.3, 11.1.3
Submittal Schedule
3.10.2, 3.12.5, 4.2.7
Subrogation, Waivers of
6.1.1, 11.3.7
Substantial Completion
4.2.9, 8.1.1, 8.1.3, 8.2.3, 9.4.2, 9.8, 9.9.1, 9.10.3, 12.2, 13.7
Substantial Completion, Definition of
9.8.1
Substitution of Subcontractors
5.2.3, 5.2.4
Substitution of Architect
4.1.3
Substitutions of Materials
3.4.2, 3.5, 7.3.8
Sub-subcontractor, Definition of
5.1.2
Subsurface Conditions
3.7.4
Successors and Assigns
13.2
Superintendent
3.9, 10.2.6
Supervision and Construction Procedures
1.2.2, 3.3, 3.4, 3.12.10, 4.2.2, 4.2.7, 6.1.3, 6.2.4, 7.1.3, 7.3.7, 8.2, 8.3.1, 9.4.2, 10, 12, 14, 15.1.3
Surety
5.4.1.2, 9.8.5, 9.10.2, 9.10.3, 14.2.2, 15.2.7
Surety, Consent of
9.10.2, 9.10.3
Surveys
2.2.3
Suspension by the Owner for Convenience
14.3
Suspension of the Work
5.4.2, 14.3
Suspension or Termination of the Contract
5.4.1.1, 14
Taxes
3.6, 3.8.2.1, 7.3.7.4
Termination by the Contractor
14.1, 15.1.6
Termination by the Owner for Cause
5.4.1.1, 14.2, 15.1.6
Termination by the Owner for Convenience
14.4
Termination of the Architect
4.1.3
Termination of the Contractor
14.2.2
TERMINATION OR SUSPENSION OF THE CONTRACT
14

Tests and Inspections
3.1.3, 3.3.3, 4.2.2, 4.2.6, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 10.3.2, 11.4.1.1, 12.2.1, 13.5
TIME
8
Time, Delays and Extensions of
3.2.4, 3.7.4, 5.2.3, 7.2.1, 7.3.1, 7.4, 8.3, 9.5.1, 9.7, 10.3.2, 10.4.1, 14.3.2, 15.1.5, 15.2.5
Time Limits
2.1.2, 2.2, 2.4, 3.2.2, 3.10, 3.11, 3.12.5, 3.15.1, 4.2, 5.2, 5.3, 5.4, 6.2.4, 7.3, 7.4, 8.2, 9.2, 9.3.1, 9.3.3, 9.4.1, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 11.1.3, 12.2, 13.5, 13.7, 14, 15.1.2, 15.4
Time Limits on Claims
3.7.4, 10.2.8, 13.7, 15.1.2
Title to Work
9.3.2, 9.3.3
Transmission of Data in Digital Form
1.6
UNCOVERING AND CORRECTION OF WORK
12
Uncovering of Work
12.1
Unforeseen Conditions, Concealed or Unknown
3.7.4, 8.3.1, 10.3
Unit Prices
7.3.3.2, 7.3.4
Use of Documents
1.1.1, 1.5, 2.2.5, 3.12.6, 5.3
Use of Site
3.13, 6.1.1, 6.2.1
Values, Schedule of
9.2, 9.3.1
Waiver of Claims by the Architect
13.4.2
Waiver of Claims by the Contractor
9.10.5, 13.4.2, 15.1.6
Waiver of Claims by the Owner
9.9.3, 9.10.3, 9.10.4, 12.2.2.1, 13.4.2, 14.2.4, 15.1.6
Waiver of Consequential Damages
14.2.4, 15.1.6
Waiver of Liens
9.10.2, 9.10.4
Waivers of Subrogation
6.1.1, 11.3.7
Warranty
3.5, 4.2.9, 9.3.3, 9.8.4, 9.9.1, 9.10.4, 12.2.2, 13.7.1
Weather Delays
15.1.5.2
Work, Definition of
1.1.3
Written Consent
1.5.2, 3.4.2, 3.7.4, 3.12.8, 3.14.2, 4.1.2, 9.3.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3, 11.4.1, 13.2, 13.4.2, 15.4.4.2
Written Interpretations
4.2.11, 4.2.12

Written Notice 2.3, 2.4, 3.3.1, 3.9, 3.12.9, 3.12.10, 5.2.1, 8.2.2, 9.7, 9.10, 10.2.2, 10.3, 11.1.3, 12.2.2, 12.2.4, 13.3, 14, 15.4.1	Written Orders 1.1.1, 2.3, 3.9, 7, 8.2.2, 12.1, 12.2, 13.5.2, 14.3.1, 15.1.2

ARTICLE 1   GENERAL PROVISIONS
§ 1.1 BASIC DEFINITIONS
§ 1.1.1 THE CONTRACT DOCUMENTS
The Contract Documents are enumerated in the Agreement between the Owner and Contractor (hereinafter the Agreement) and consist of the Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of the Contract, other documents listed in the Agreement and Modifications issued after execution of the Contract. A Modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Owner or the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include the advertisement or invitation to bid, Instructions to Bidders, sample forms, other information furnished by the Owner in anticipation of receiving bids or proposals, the Contractor’s bid or proposal, or portions of Addenda relating to bidding requirements.

§ 1.1.2 THE CONTRACT
The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship of any kind (1) between the Contractor and the Architect or the Architect’s consultants, (2) between the Owner and a Subcontractor or a Sub-subcontractor, (3) between the Owner and the Architect or the Architect’s consultants or (4) between any persons or entities other than the Owner and the Contractor; provided, however, it is understood and agreed that the Owner is the intended third party beneficiary of all subcontracts, purchase orders and other agreements between the Contractor and third parties. The Contractor shall incorporate the obligations of this Contract into its respective subcontracts, supply agreements and purchase orders.  The Architect shall, however, be entitled to performance and enforcement of obligations under the Contract intended to facilitate performance of the Architect’s duties.

§ 1.1.3 THE WORK
The term “Work” means the construction and services required by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor’s obligations. The Work may constitute the whole or a part of the Project.

§ 1.1.4 THE PROJECT
The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner and by separate contractors.

§ 1.1.5 THE DRAWINGS
The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

§ 1.1.6 THE SPECIFICATIONS
The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.

§ 1.1.7 INSTRUMENTS OF SERVICE
Instruments of Service are representations, in any medium of expression now known or later developed, of the tangible and intangible creative work performed by the Architect and the Architect’s consultants under their respective professional services agreements. Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, and other similar materials.

§ 1.1.8  [INTENTIONALLY OMITTED]

§ 1.2 CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS
§ 1.2.1 It is the intent of the Owner and the Contractor that the Contract Documents include all items necessary for proper execution and completion of the Work, including Work reasonably inferable from the Contract Documents or prevailing custom or trade usage as being necessary to produce the intended results; provided that work reasonably inferable is consistent with the Contract Documents.  The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results.

§ 1.2.1.1 In the event of any conflicts or inconsistencies which cannot be resolved by reading the Contract Documents as a whole, the Contractor shall provide the better quality or greater quantity of Work or materials, or comply with the more stringent requirement, as applicable, unless the Owner otherwise directs in writing.  The terms and conditions of this Section 1.2.1, however, shall not relieve the Contractor from any obligations set forth in Sections 3.2 and 3.7.

§1.2.1.2. The Contract Documents shall be interpreted and construed only in accordance with the terms and provisions expressly set forth in the Contract Documents, and there shall be no presumption or standard of construction in favor of or against the Owner or Contractor.

§ 1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.

§ 1.2.3 Unless otherwise stated in the Contract Documents, words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

§ 1.3 CAPITALIZATION
Terms capitalized in these General Conditions include those that are (1) specifically defined, (2) the titles of numbered articles or (3) the titles of other documents published by the American Institute of Architects.

§ 1.4 INTERPRETATION
In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ 1.5 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER INSTRUMENTS OF SERVICE
§ 1.5.1 The Owner shall be deemed the authors and owners of the Instruments of Service, including the Drawings and Specifications, and will retain all common law, statutory and other reserved rights, including copyrights. The Contractor, Subcontractors, Sub-subcontractors, and material or equipment suppliers shall not own or claim a copyright in the Instruments of Service. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Owner’s, Architect’s or Architect’s consultants’ reserved rights.

§ 1.5.2 The Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers are authorized to use and reproduce the Instruments of Service provided to them solely and exclusively for execution of the Work. All copies made under this authorization shall bear the copyright notice, if any, shown on the Instruments of Service. The Contractor, Subcontractors, Sub-subcontractors, and material or equipment suppliers may not use the Instruments of Service on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner.

§ 1.5.3 The use of electronic versions of such Instruments of Service require the execution of a separate agreement with the Architect and Contractor.

§ 1.6 TRANSMISSION OF DATA IN DIGITAL FORM
If the parties intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions, unless otherwise already provided in the Agreement or the Contract Documents.

ARTICLE 2   OWNER
§ 2.1 GENERAL
§ 2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization. Except as otherwise provided in Section 4.2.1, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 2.1.2 The Owner shall furnish to the Contractor within fifteen days after receipt of a written request, information necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

§ 2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER
§ 2.2.1 Prior to commencement of the Work, the Contractor may request in writing that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Contract. Thereafter, the Contractor may only request such evidence if (1) the Owner fails to make payments to the Contractor as the Contract Documents require; (2) a change in the Work materially changes the Contract Sum; or (3) the Contractor identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due. The Owner shall furnish such evidence as a condition precedent to commencement or continuation of the Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to the Contractor.

§ 2.2.2 Except for permits and fees that are the responsibility of the Contractor under the Contract Documents, including those required under Section 3.7.1, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

§ 2.2.3 Upon the reasonable request of the Contractor the Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The Contractor shall be entitled to rely on the accuracy of information furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

§ 2.2.4 The Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Contractor’s performance of the Work with reasonable promptness after receiving the Contractor’s written request for such information or services.

§ 2.2.5 Unless otherwise provided in the Contract Documents, the Owner shall furnish to the Contractor one copy of the Contract Documents and a reasonable number for Subcontractors as indicated by Contractor for purposes of making reproductions pursuant to Section 1.5.2.

§ 2.3 OWNER’S RIGHT TO STOP THE WORK
If the Contractor fails to correct Work that is not in accordance with the requirements of the Contract Documents as required by Section 12.2 or repeatedly fails to carry out Work in accordance with the Contract Documents, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity, except to the extent required by Section 6.1.3.

§ 2.4 OWNER’S RIGHT TO CARRY OUT THE WORK
If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a ten-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the reasonable cost of correcting such deficiencies, including Owner’s expenses and compensation for the Architect’s additional services made necessary by such default, neglect or failure. Such action by the Owner and amounts charged to the Contractor are both subject to prior approval of the Architect. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

§ 2.5  EXTENT OF OWNER RIGHTS
The rights stated in this Article 2 and elsewhere in the Contract Documents are cumulative and not in limitation of any rights of the Owner (i) granted in the Contract Documents, (ii) at law, or (iii) in equity.

In no event shall the Owner have control over, charge of, or any responsibility for construction means, methods, techniques, sequences, or procedures or for safety precautions and programs in connection with the Work, notwithstanding any of the rights and authority granted the Owner in the Contract Documents.

ARTICLE 3   CONTRACTOR
§ 3.1 GENERAL
§ 3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The Contractor shall designate in writing a representative who shall have express authority to bind the Contractor with respect to all matters under this Contract. The term “Contractor” means the Contractor or the Contractor’s authorized representative.

§ 3.1.2 The Contractor shall perform the Work in accordance with the Contract Documents.

§ 3.1.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents due to the presence of persons representing the Owner at the site or due to the activities or duties of the Architect and/or other Owner representatives in the administration of the Contract, or by tests, inspections or approvals required of or performed by persons other than the Contractor.

§ 3.2 REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR
§ 3.2.1 Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Contract Documents.

§ 3.2.2 Because the Contract Documents are complementary, the Contractor shall, before starting each portion of the Work, carefully study and compare the various Contract Documents relative to that portion of the Work, as well as the information furnished by the Owner pursuant to Section 2.2.3, shall take field measurements of any existing conditions related to that portion of the Work, and shall observe any conditions at the site affecting it. These obligations are for the purpose of facilitating coordination and construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, the Contractor shall promptly report to the Owner and Architect any errors, inconsistencies or omissions discovered by or made known to the Contractor as a request for information in such form as the Architect may require. It is recognized that the Contractor’s review is made in the Contractor’s capacity as a contractor and not as a licensed design professional, unless otherwise specifically provided in the Contract Documents.

§ 3.2.3 The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Contractor shall promptly report to the Architect any nonconformity discovered by or made known to the Contractor as a request for information in such form as the Architect may require.

§ 3.2.4 If the Contractor believes that additional cost or time is involved because of clarifications or instructions the Architect issues in response to the Contractor’s notices or requests for information pursuant to Sections 3.2.2 or 3.2.3, the Contractor shall make Claims as provided in Article 15. If the Contractor fails to perform the obligations of Sections 3.2.2 or 3.2.3, the Contractor shall pay such costs and damages to the Owner as would have been avoided if the Contractor had performed such obligations. If the Contractor performs those obligations, the Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents, for differences between field measurements or conditions and the Contract Documents, or for nonconformities of the Contract Documents to applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities.

§ 3.3 SUPERVISION AND CONSTRUCTION PROCEDURES
§ 3.3.1 The Contractor shall supervise and direct the Work, using the Contractor’s best skill and attention. The Contractor shall be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Owner and Architect.

§ 3.3.2 The Contractor shall be responsible to the Owner for acts, errors, and omissions of the Contractor’s agents and employees and the Contractor’s Subcontractors and Sub-subcontractors at any tier, and their agents and employees.

§ 3.3.3 The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ 3.4 LABOR AND MATERIALS
§ 3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for construction supervision, labor, materials, equipment, tools, construction equipment and machinery, water, heat, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.  The Owner will provide and pay for all utilities.

§ 3.4.2 Except in the case of minor changes in the Work authorized by the Architect in accordance with Sections 3.12.8 or 7.4, the Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect and in accordance with a Change Order or Construction Change Directive.

§ 3.4.3 The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Work. The Contractor shall not permit employment of unfit persons or persons not properly skilled in tasks assigned to them.

§ 3.4.4 The Contractor shall identify, purchase and expedite the procurement of materials, equipment and supplies which require lead time for procurement, fabrication or manufacture in order to insure delivery, installation and construction in a timely manner.

§ 3.5 WARRANTY
§ 3.5.1 The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless the Contract Documents require or permit otherwise. The Contractor further warrants that the Work will conform to the requirements of the Contract Documents and will be of good quality free from defects, except for those inherent in the quality of the Work the Contract Documents require or permit. Work, materials, or equipment not conforming to these requirements shall be considered defective. The Contractor’s warranty excludes remedy for damage or defect caused by abuse, alterations to the Work not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.  This warranty is not limited by the provisions of Section 12.2 and its subparagraphs and shall remain effective notwithstanding the completion of the Work on the termination of the Contract Documents.

§ 3.5.2 The Contractor represents and warrants to the Owner as follows:

.1  The Contractor is registered with and licensed by the State of Utah to perform the Work and to undertake the other obligations required by the Contract;
.2  The Subcontractors and Sub-subcontractors of any tier performing any portion of the Work are registered with and licensed by the State of Utah to perform the Work; and
.3  The Contractor is financially solvent and possesses sufficient expertise, licenses, authority, personnel, and working capital to complete the Work within the Contract Time and that the Contractor has visited the site and become familiar with the local conditions under which the Work is to be performed and has correlated its observations with the Contract Documents.

§ 3.5.3  The Contractor hereby assigns to the Owner, effective at the time of Substantial Completion any and all manufacturers' warranties relating to material or labor used in the Work, and further agrees to perform the Work in such manner so as to preserve such manufacturers' warranties.

§ 3.6 TAXES
The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor that are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.

§ 3.7 PERMITS, FEES, NOTICES AND COMPLIANCE WITH LAWS
§ 3.7.1 Unless otherwise provided in the Contract Documents, the Contractor shall secure and pay for all permits, fees, licenses, and inspections by government agencies necessary for proper execution and completion of the Work that are customarily secured after execution of the Contract and legally required at the time bids are received or negotiations concluded.  The Owner, with the assistance of the Contractor, shall secure and pay for the building permit from Provo City and pay for any other usual and customary fees imposed on the Project by any governmental authority with jurisdiction; provided that Contractor shall be responsible for any such fees payable as a result of the Contractor’s breach of any obligation under the Contract Documents.

§ 3.7.2 The Contractor shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to performance of the Work.

§ 3.7.3 If the Contractor performs Work knowing it to be contrary to applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.

§ 3.7.4 Concealed or Unknown Conditions. If the Contractor encounters conditions at the site that are (1) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, the Contractor shall promptly provide notice to the Owner and the Architect before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Architect determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall promptly notify the Owner and Contractor in writing, stating the reasons. If either party disputes the Architect’s determination or recommendation, that party may proceed as provided in Article 15.  After reporting to the Owner and Architect any concealed or unknown condition, the Contractor shall not proceed with any work so affected without the Owner’s and Architect's written approval.

§ 3.7.5 If, in the course of the Work, the Contractor encounters human remains or recognizes the existence of burial markers, archaeological sites or wetlands not indicated in the Contract Documents, the Contractor shall immediately suspend any operations that would affect them and shall notify the Owner and Architect. Upon receipt of such notice, the Owner shall promptly take any action necessary to obtain governmental authorization required to resume the operations. The Contractor shall continue to suspend such operations until otherwise instructed by the Owner in writing but shall continue with all other operations that do not affect those remains or features. Requests for adjustments in the Contract Sum and Contract Time arising from the existence of such remains or features may be made as provided in Article 15.

§ 3.8 ALLOWANCES
§ 3.8.1 The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.

§ 3.8.2 Unless otherwise provided in the Contract Documents,

.1	Allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;
.2
allowances shall also cover the Contractor’s associated costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum; and

.3
Whenever costs plus associated overhead, profit and other expense are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs plus associated overhead, profit and other expense and the allowances under Section 3.8.2.1 and (2) changes in Contractor’s costs under Section 3.8.2.2.

§ 3.8.3 Materials and equipment under an allowance shall be selected by the Owner with reasonable promptness.

§ 3.9 SUPERINTENDENT
§ 3.9.1 The Contractor shall employ a competent Project Manager and a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The Project Manager and superintendent shall represent the Contractor, and communications given to the Project Manager and superintendent shall be as binding as if given to the Contractor.

§ 3.9.2 The Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Owner through the Architect the name and qualifications of a proposed Project Manager and superintendent. The Architect may reply within 14 days to the Contractor in writing stating (1) whether the Owner or the Architect has reasonable objection to the proposed superintendent or (2) that the Architect requires additional time to review. Failure of the Architect to reply within the 14 day period shall constitute notice of no reasonable objection.

§ 3.9.3 The Contractor shall not employ a proposed superintendent to whom the Owner or Architect has made reasonable and timely objection. The personnel assigned by the Contractor to perform services pursuant to this Agreement shall be subject to the continuing approval of the Owner, which approval shall not be unreasonably withheld. The Contractor shall not change the Project Manager or superintendent without the Owner’s written consent, which shall not unreasonably be withheld or delayed.

§ 3.10 CONTRACTOR’S CONSTRUCTION SCHEDULES
§ 3.10.1 Within twenty (20) days after issuance by the Owner of a written notice to proceed with construction, the Contractor shall prepare and submit a detailed construction schedule (the “Detailed Construction Schedule”) of the Work for the Owner’s written approval, showing Substantial Completion of the Work within the Contract Time. Submission of an acceptable Detailed Construction Schedule shall be a condition precedent to the receipt of any further payments under the Contract. The Detailed Construction Schedule shall be appropriately formatted using software acceptable to the Owner and shall include a sufficient number of work activities to be considered a full logic Critical Path Method (CPM) schedule. The Detailed Construction Schedule shall, at a minimum, indicate dates for commencement and completion of all critical path items (each, a “Milestone Date”) including, but not limited to, the date of Substantial Completion of the Work. Upon review and acceptance by the Owner and the Architect of the Milestone Dates, the Detailed Construction Schedule shall be deemed a part of the Contract Documents.  If not accepted, the Contractor shall promptly revise the Detailed Construction Schedule in accordance with the recommendations of the Owner and the Architect and resubmit it for acceptance.  The Contractor shall provide the Owner with monthly updates of the Detailed Construction Schedule, showing all as-built progress of the Work. Such updated schedules shall be in a software acceptable to the Owner. The updates to the Detailed Construction Schedule shall be submitted as part of a monthly progress report and shall be a condition precedent to Owner’s obligations to make monthly progress payments.  The Owner's or Architect's silence to a submitted schedule that exceeds time limits current under the Contract Documents shall not relieve the Contractor of its obligations to meet those time limits, nor shall it make the Owner or Architect liable for any of the Contractor's damages incurred as a result of increased construction time or not meeting those time limits.  Similarly, the Architect's or Owner's silence to a Contractor's schedule showing performance in advance of such time limits shall not create or infer any rights in favor of the Contractor for performance in advance of such time limits.

§ 3.10.2 The Contractor shall prepare a submittal schedule, promptly after being awarded the Contract and thereafter as necessary to maintain a current submittal schedule, and shall submit the schedule(s) for the Architect’s approval. The Architect’s approval shall not unreasonably be delayed or withheld. The submittal schedule shall (1) be coordinated with the Contractor’s construction schedule, and (2) allow the Architect reasonable time to review submittals. If the Contractor fails to submit a submittal schedule, the Contractor shall not be entitled to any increase in Contract Sum or extension of Contract Time based on the time required for review of submittals.

§ 3.10.3 The Contractor shall perform the Work in general accordance with the most recent schedules submitted to the Owner and Architect.

§ 3.10.4 In the event the Owner determines that the performance of the Work, as of a Milestone Date, has not progressed or reached the level of completion required by the Contract Documents, the Owner shall have the right to order the Contractor to take corrective measures necessary to expedite the progress of construction, including, without limitation, (i) working additional shifts or overtime, (ii) supplying additional manpower, equipment, and facilities, and (iii) other similar measures (hereinafter referred to  collectively as "Extraordinary Measures").  Such Extraordinary Measures shall continue until the progress of the Work complies with the state of completion required by the Contract Documents.  The Owner's right to required Extraordinary Measures is solely for the purpose of ensuring the Contractor's compliance with the construction schedule.

1.
The Contractor shall not be entitled to an adjustment in the Contract Amount in connection with Extraordinary Measures required by the Owner under or pursuant to this Section 3.10.4 if the delay is due to the failure or fault of the Contractor or Subcontractors of any tier.

2.
The Owner may exercise the rights furnished the Owner under or pursuant to this Section 3.10.4 as frequently as the Owner deems necessary to ensure that the Contractor's performance of the Work will comply with any Milestone Date or completion date set forth in the Contract Documents.

§ 3.11 DOCUMENTS AND SAMPLES AT THE SITE
§3.11.1 The Contractor shall maintain at the site for the Owner one copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to indicate field changes and selections made during construction, and one copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Architect and shall be delivered to the Architect for submittal to the Owner upon completion of the Work as a record of the Work as constructed.

§3.11.2 The Contractor shall maintain at the Site one set of Drawings marked in red ink showing as-built locations and details of all items of the Work installed under this Contract at variance with the information as indicated in the Construction Documents. These shall be maintained during the progress of the Work, and shall be available to the Architect and Owner upon request throughout the course of the Work. The completed set of as-built Drawings shall be submitted to the Architect as record documents before final payment will be processed.

§ 3.12 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES
§ 3.12.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

§ 3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

§ 3.12.3 Samples are physical examples that illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

§ 3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. Their purpose is to demonstrate the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents for those portions of the Work for which the Contract Documents require submittals. Review by the Architect is subject to the limitations of Section 4.2.7. Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents. Submittals that are not required by the Contract Documents or which do not comply with the Contract Documents, may be returned by the Architect without action.

§ 3.12.5 The Contractor shall review for compliance with the Contract Documents, approve and submit to the Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents in accordance with the submittal schedule approved by the Architect or, in the absence of an approved submittal schedule, with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.  The Architect’s review shall be completed in no longer than fourteen (14) days unless a longer period is agreed to by the Owner and the Architect in writing due to causes outside the Architect’s control.

§ 3.12.6 By submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents to the Owner and Architect that the Contractor has (1) reviewed and approved them, (2) determined and verified materials, field measurements and field construction criteria related thereto, or will do so and (3) checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.  The Contractor shall review and stamp with its approval all shop drawings, product data and submittals prior to submitting to the Architect.  Submittals which do not comply with these requirements may be returned by the Architect without action.

§ 3.12.7 The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect.

§ 3.12.8 The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s approval thereof.

§ 3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals. In the absence of such written notice, the Architect’s approval of a resubmission shall not apply to such revisions.

§ 3.12.10 The Contractor shall not be required to provide professional services that constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures. The Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications and approvals performed or provided by such design professionals. Pursuant to this Section 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Contractor shall not be responsible for the adequacy of the performance and design criteria specified in the Contract Documents.

§ 3.12.11 When professional certification of performance criteria of materials, systems, or equipment is expressly required by the Contract Documents as to particular Work, the Contractor shall provide the person or party providing the certification with full information on the relevant performance requirements and on the conditions under which the materials, systems, or equipment will be expected to operate at the project site.  The certification shall be based on performance under the operating conditions at the project site.  The Architect shall be entitled to rely upon the accuracy and completeness of such certifications.

§ 3.13 USE OF SITE
The Contractor shall confine operations at the site to areas permitted by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.  Without limitation of any other provision of the Contract Documents, the Contractor shall use commercially reasonable efforts to minimize any interference with the occupancy or beneficial use of (i) any areas and buildings adjacent to the site of the Work and (ii) the Building in the event of partial occupancy, as more specifically described in Section 9.9. Without prior approval of the Owner, the Contractor shall not permit any workers to use any existing facilities at the Project site, including, without limitation, lavatories, toilets, entrances, and parking areas other than those designated by the Owner.

.1
Without limitation of any other provision of the Contract Documents, the Contractor shall use its best efforts to comply with all rules and regulations promulgated by the Owner in connection with the use and occupancy of the Project site and the Building, as amended from time to time. The Contractor shall immediately notify the Owner in writing if during the performance of the. Work, the Contractor finds compliance of any portion of such rules and regulations to be impracticable, setting forth the problems of such compliance and suggesting alternatives through which the same results intended by such portions of the rules and regulations can be achieved. The Owner may, in the Owner’s sole discretion, adopt such suggestions, develop new alternatives, or require compliance with the existing requirements of the rules and regulations.

.2	The Contractor shall also comply with all insurance requirements and collective bargaining agreements applicable to use and occupancy of the Project site and the Building.

§ 3.14 CUTTING AND PATCHING
§ 3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly. All areas requiring cutting, fitting and patching shall be restored to the condition existing prior to the cutting, fitting and patching, unless otherwise required by the Contract Documents.  The Contractor shall comply with all additional requirements related to cutting and patching indicated in the specifications.

§ 3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

§ 3.15 CLEANING UP
§ 3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Contractor shall remove waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials from and about the Project and shall leave Owner’s property and the site “broom clean” or its equivalent. The Contractor shall thoroughly wash and clean all glass, replace broken glass, clean hardware, and remove paint stains, spots, smears, marks and dirt from all surfaces, fixtures, floors and concrete to remain permanently exposed.

§ 3.15.2 If the Contractor does not maintain the site in proper order, the Owner may elect, after providing the Contractor with seven (7) days advance written notice, to hire the necessary labor forces to adequately clean the site as and when required, and issue a deductive change order for all such charges from the Contract Sum.

§ 3.16 ACCESS TO WORK
The Contractor shall provide the Owner and Architect access to the Work in preparation and progress wherever located.

§ 3.17 ROYALTIES, PATENTS AND COPYRIGHTS
The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents, or where the copyright violations are contained in Drawings, Specifications or other documents prepared by the Owner or Architect. However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.

§ 3.18 INDEMNIFICATION
§ 3.18.1 To the fullest extent allowed by law, the Contractor shall indemnify, defend and hold harmless the Owner, the affiliates, successors, assigns, officers, directors, shareholders, general partners, limited partners, managers, members, employees, agents, representatives of the Owner (exclusive of Owner’s separate contractors as described in Article 6 of these General Conditions) and the Architect and the Architect’s consultants (hereinafter collectively referred to as “Indemnitees”) from and against any and all claims, demands, losses, liabilities, penalties, fines, judgments, costs and expenses (including without limitation, attorneys’ fees and reasonable investigative and discovery costs) and damages and injuries (including, without limitation, injuries to persons, loss of life, or damage to tangible or intangible property other than the Work itself or rights wherever occurring) arising out of or in any way connected with the performance of the Contract or the Work (collectively, the “Claims”), except to the extent such Claims have resulted from the negligence of the Indemnitees. The Contractor shall defend all suits brought upon such Claims and pay all reasonable costs and reasonable expenses incidental thereto. Indemnitees shall have the right, at their option, to participate in the defense of any such suit without relieving in any way the Contractor of its obligation hereunder. This obligation of indemnity shall not be construed to negate, abridge or otherwise reduce the rights or obligations of indemnity which would otherwise exist in favor of the Indemnitees. In Claims against the Indemnitees by any employee of the Contractor, its Subcontractors or its Sub-subcontractors of any tier, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or the Contractor’s Subcontractors or Sub-subcontractors of any tier, under workers’ or worker’s compensation acts, disability benefit acts or other employee benefit acts. Notwithstanding anything to the contrary in this Section 3.18.1 Contractor’s indemnification of Indemnitees pursuant to this Section 3.18.1 shall be subject to the laws of the State of Utah and shall be limited to the extent that such law requires.

§ 3.18.2 In addition to the Owner’s rights under Section 9.6.8 of these General Conditions and the Contractor’s obligation under Section 9.6.9 of these General Conditions, the Contractor shall indemnify, defend and hold harmless the indemnitees from and against any liens affecting the Property and arising out of the Work.

§ 3.18.3 Subject to the other terms and provisions of the Contract Documents, it is understood that the Owner, Architect, Architect’s consultants, and agents and employees of any of them, shall not be held responsible for any errors or omissions on the part of the Contractor, including, but not limited to, the Contractor's failure to adhere to the plans and specifications regardless of whether or not the Owner, Architect, Architect’s consultants, and agents and employees of any of them, are performing observation services.

§ 3.18.4 Any provision or part of this Article held to be void or unenforceable under any law shall be deemed stricken and all remaining provisions shall continue to be valid and binding upon the parties.  The parties agree that this Article shall be reformed to replace such stricken provision(s) or part(s) thereof with a valid and enforceable provision which comes as close as possible to expressing the intention of the stricken provision.

§3.19 OTHER CONTRACTOR REQUIREMENTS
§3.19.1  It is contemplated that at the outset of the Project, the Owner will provide perimeter security for the site by the Owner’s existing security personnel.  The Owner may at any time by written notice to the Contractor shift the responsibility for perimeter security to the Contractor.  Except as to the perimeter security, the Contractor will be responsible for security of the site related to the performance of the Work, the improvements thereon and Contractor’s materials and equipment and no protection from vandalism or theft other than covered by Owner provided All-Risk (Builder’s Risk) Insurance will be provided by the Owner.  The reasonable costs incurred by the Contractor in providing the security contemplated by this Section 3.19.1 shall be a part of the Cost of the Work, and if perimeter security is shifted to the Contractor after the establishment of the Guaranteed Maximum Price (and is not otherwise included in the Guaranteed Maximum Price) the Contractor shall be entitled to a Change Order increasing the Guaranteed Maximum Price by the amount of such reasonable perimeter security costs.

§3.19.2 The Contractor shall provide written reports to the Owner on a monthly basis, unless a longer time frame is agreed to by the Owner, on the progress of the Work.

§3.19.3 The Contractor shall develop a system of cost reporting for the Work, including regular monitoring of actual costs for activities in progress and estimates for unconcluded tasks and proposed changes in the Work. The reports shall be presented to the Owner at mutually agreeable intervals.

3.19.4 All materials and equipment incorporated into the Work shall be applied, installed, connected, erected, used, cleaned and conditioned in accordance with the instructions of the applicable manufacturer or supplier, unless as otherwise provided in the Contract Documents.

ARTICLE 4   ARCHITECT
§ 4.1 GENERAL
§ 4.1.1 The Owner shall retain an architect lawfully licensed to practice architecture or an entity lawfully practicing architecture in the jurisdiction where the Project is located. That person or entity is identified as the Architect in the Agreement and is referred to throughout the Contract Documents as if singular in number.

§ 4.1.2 Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Contractor and Architect. Consent shall not be unreasonably withheld.

§ 4.1.3 If the employment of the Architect is terminated, the Owner shall employ a successor architect whose status under the Contract Documents shall be that of the Architect.

§ 4.2 ADMINISTRATION OF THE CONTRACT
§ 4.2.1 The Architect will provide administration of the Contract as described in the Contract Documents and will be an Owner’s representative during construction until the date the Architect issues the final Certificate for Payment. The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents.

§ 4.2.2 The Architect will visit the site at intervals appropriate to the stage of construction, or as otherwise agreed with the Owner, to become generally familiar with the progress and quality of the portion of the Work completed, and to determine in general if the Work observed is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect will not have control over, charge of, or responsibility for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents, except as provided in Section 3.3.1.

§ 4.2.3 On the basis of the site visits, the Architect will keep the Owner reasonably informed about the progress and quality of the portion of the Work completed, and report to the Owner (1) known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor, and (2) defects and deficiencies observed in the Work. The Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect will not have control over or charge of and will not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or any other persons or entities performing portions of the Work.

§ 4.2.4 COMMUNICATIONS FACILITATING CONTRACT ADMINISTRATION
Direct communications between the Owner and Contractor are authorized, with written notification of the Architect about a change to the Contract Documents prior to proceeding with any Contract Document changes or approvals. Communications by and with the Architect’s consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with separate contractors shall be through the Owner.

§ 4.2.5 Based on the Architect’s evaluations of the Contractor’s Applications for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.

§ 4.2.6  The Architect has authority to recommend to the Owner the rejection of Work which does not conform to the Contract Documents. The Owner shall be entitled to reject any Work that has not been performed in accordance with the Contract Documents, and the Contractor shall remedy, repair or replace the rejected Work. Whenever the Architect considers it necessary or advisable for implementation of the intent of the Contract Documents, the Architect will have authority to recommend to the Owner that the Owner require additional inspection or testing of the Work in accordance with Sections 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed. When requested by the Owner to uncover Work suspected by the Owner to be defective, the Contractor shall expose the suspected Work for inspection and testing. If it turns out to be non-defective, then Owner shall be responsible for costs associated with uncovering and putting back to original state at its own expense over and beyond the Contract Sum. However, neither this authority of the Owner or the Architect, nor a decision made in good faith either to exercise or not exercise such authority shall give rise to a duty or responsibility of the Owner or the Architect to the Contractor, Subcontractors, Sub-subcontractors of any tier, material and equipment suppliers, their agents or employees, or any other persons or entities performing portions of the Work.

§ 4.2.7 The Architect will review and approve, or take other appropriate action upon, the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action will be taken in accordance with the submittal schedule approved by the Architect or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time in the Architect’s professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Sections 3.3, 3.5 and 3.12. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

§ 4.2.8 The Architect will prepare Change Orders and Construction Change Directives. The Architect will investigate and make recommendations regarding concealed and unknown conditions as provided in Section 3.7.4.

§ 4.2.9 The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion; issue Certificates of Substantial Completion pursuant to Section 9.8; receive and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract and assembled by the Contractor pursuant to Section 9.10; and issue a final Certificate for Payment pursuant to Section 9.10.

§ 4.2.10 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect’s responsibilities at the site. The duties, responsibilities and limitations of authority of such project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.

§ 4.2.11 The Architect will interpret matters concerning performance under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness.  The Architect’s review of submittals, change order requests and requests for information shall be completed in no longer than fourteen (14) days of receipt of complete information required by the Contract Documents unless a longer period is agreed to by the Owner and the Architect in writing due to causes outside the Architect’s control.

§ 4.2.12 Interpretations of the Architect will be consistent with the intent of, and reasonably inferable from, the Contract Documents and will be in writing or in the form of drawings. When making such interpretations the Architect will endeavor to secure faithful performance by both Owner and Contractor, will not show partiality to either and will not be liable for results of interpretations or decisions rendered in good faith. The Architect’s written interpretations affecting the Contract Sum or Contract Time shall not be binding upon either the Owner or the Contractor, unless each shall agree in writing to be bound by such interpretations.

§ 4.2.13 The Architect’s decisions on matters relating to aesthetic effect will be final if consistent with the intent expressed in the Contract Documents.

§ 4.2.14 The Architect will review and respond to requests for information about the Contract Documents. The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness. If appropriate, the Architect will prepare and issue supplemental Drawings and Specifications in response to the requests for information.

ARTICLE 5   SUBCONTRACTORS
§ 5.1 DEFINITIONS
§ 5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work. The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.

§ 5.1.2 A Sub-subcontractor is a person or entity who has  a direct or indirect contract with a Subcontractor to perform a portion of the Work. The terms “Sub-subcontractor” and “Sub-subcontractor of any tier” are used interchangeably in the Contract Documents and shall mean collectively all persons, entities, manufacturers, fabricators, distributors, materialmen, suppliers, vendors, agents and their representatives of any tier who have an indirect contractual relationship with the Contractor or its Subcontractors for the performance of a portion of the Work.

§ 5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK
§ 5.2.1 Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Owner through the Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Architect may reply within 14 days to the Contractor in writing stating (1) whether the Owner or the Architect has reasonable objection to any such proposed person or entity or (2) that the Architect requires additional time for review. Failure of the Owner or Architect to reply within the 14 day period shall constitute notice of no reasonable objection.

§ 5.2.2 The Contractor shall not contract with a proposed person or entity to whom the Owner or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection.

§ 5.2.3 If the Owner or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner or Architect has no reasonable objection. If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

§ 5.2.4 The Contractor shall not substitute a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such substitution.

§ 5.3 SUBCONTRACTUAL RELATIONS
By appropriate agreement, written where legally required for validity, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement that may be at variance with the Contract Documents. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors.  The Owner shall be named as an intended third party beneficiary in each subcontract.

§ 5.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS
§ 5.4.1 Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner, provided that
.1
assignment is effective only after termination of the Contract by the Owner pursuant to Article 14 and only for those subcontract agreements that the Owner accepts by notifying the Subcontractor and Contractor in writing; and

.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

When the Owner accepts the assignment of a subcontract agreement, the Owner assumes the Contractor’s rights and obligations under the subcontract.

§ 5.4.2 Upon such assignment, if the Work has been suspended for more than 30 days after termination of the Contract pursuant to Article 14, and the Owner accepts the assignment of such subcontract, the Subcontractor’s compensation shall be equitably adjusted for increases in direct cost incurred by such Subcontractor resulting from the suspension.

§ 5.4.3 Upon such assignment to the Owner under this Section 5.4, the Owner may further assign the subcontract to a successor contractor or other entity. If the Owner assigns the subcontract to a successor contractor or other entity, the Owner shall nevertheless remain legally responsible for all of the successor contractor’s obligations under the subcontract. The Contractor shall require consent to this contingent assignment in each of its subcontract agreements with Subcontractors.

ARTICLE 6   CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
§ 6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS
§ 6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under Conditions of the Contract identical or substantially similar to these including those portions related to insurance and waiver of subrogation. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Article 15.

§ 6.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Contractor” in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.

§ 6.1.3 The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate contractor with the Work of the Contractor, who shall cooperate with them. The Contractor shall participate with other separate contractors and the Owner in reviewing their construction schedules. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Contractor, separate contractors and the Owner until subsequently revised.

§ 6.1.4 Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces, the Owner shall be deemed to be subject to the same obligations and to have the same rights that apply to the Contractor under the Conditions of the Contract, including, without excluding others, those stated in Article 3, this Article 6 and Articles 10, 11 and 12.

§ 6.2 MUTUAL RESPONSIBILITY
§ 6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents. The Contractor agrees that it is the responsibility of the Contractor and Owner’s separate contractors to schedule and coordinate each with the other, their respective activities at the site so as not to interfere with or to delay the Work or the work of such separate contractors. The Contractor agrees to provide such coordination and scheduling without increase in the Contract Sum.  If the proper execution of any part of the Work depends upon the work of Owner’s separate contractors, the Contractor shall inspect and promptly report to the Owner any apparent discrepancies in such work that renders it unsuitable for such proper execution and results. Failure of the Contractor to report any apparent discrepancies to the Owner shall constitute an acceptance of the Owner’s other contractor’s work as fit and proper to receive the Work of the Contractor, except as to defects not reasonably apparent at the time of the Contractor’s inspection of such work.

§ 6.2.2 If part of the Contractor’s Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Owner and Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor so to report shall constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Contractor’s Work, except as to defects not then reasonably discoverable.

§ 6.2.3 The Contractor shall reimburse the Owner for costs the Owner incurs that are payable to a separate contractor because of the Contractor’s delays, improperly timed activities or defective construction. The Owner shall be responsible to the Contractor for costs the Contractor incurs because of a separate contractor’s delays, improperly timed activities, damage to the Work or defective construction.

§ 6.2.4 The Contractor shall promptly remedy damage the Contractor wrongfully causes to completed or partially completed construction or to property of the Owner or separate contractors as provided in Section 10.2.5.

§ 6.2.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Section 3.14.

§ 6.3 OWNER’S RIGHT TO CLEAN UP
If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and allocate the cost among those responsible.

§6.4 INDEMNIFICATION OF AND BY SEPARATE CONTRACTORS
The Contractor agrees to indemnify and hold harmless the Owner’s separate contractors and their successors and assigns from and against claims, damages, losses, and expenses, including but not limited to attorneys’ fees, arising out of or resulting from the performance of the Work to the extent that such claim, damage, loss or expense is attributable to the negligent acts or omissions of the Contractor, a Subcontractor, or anyone directly or indirectly employed by them or anyone for whose acts any of them may be liable. The Owner agrees to endeavor or to include in each contract for construction with separate contractor engaged by the Owner an agreement by the Owner’s separate contractor to indemnify and hold harmless the Contractor and its successors and assigns to the same extent as the Contractor has agreed in this Section 6.4 to indemnify and hold harmless Owner’s separate contractors and their successors and assigns.

ARTICLE 7   CHANGES IN THE WORK
§ 7.1 GENERAL
§ 7.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.  The only valid order for minor changes in the Work are an Architect-written RFI response or an Architect’s Supplemental Instructions (ASI) or Proposal Request (PR) form issued by the Architect.

§ 7.1.2 A Change Order shall be based upon agreement among the Owner, Contractor and Architect; a Construction Change Directive requires agreement by the Owner and Architect and may or may not be agreed to by the Contractor; an order for a minor change in the Work may be issued by the Architect or the Owner alone.

§ 7.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

§ 7.1.4 There will be occasions where communication with the Contractor for the review of an issue requires the Architect to issue a preliminary sketch in order to document the Architect’s understanding of a condition or question or as a means to review alternatives with the Contractor or Subcontractor prior to formally issuing written direction with a RFI response or an ASI or Change Order Proposal Request. On these occasions, such sketches will be issued without the Architect’s standard sketch title block, without a sketch number and with “Preliminary – Not For Construction” written on the sketch along with a date. These Preliminary – Not For Construction Sketches shall be issued only through the Architect. Once the review of the issue is completed, if the final version of the Preliminary – Not For Construction Sketch is required to be issued as a change to the Contract Documents requirements, the final version of the sketch will delete the Preliminary – Not For Construction wording, add the Architect’s standard sketch title block and sketch number, and be issued by the Architect as an attachment to a RFI response or an ASI or a Change Order Proposal Request. Any work performed by the Contractor based on a Preliminary – Not For Construction Sketch will be at the CM or Subcontractor’s sole risk and will not be recognized as an approved change to the Contract Documents requirements or a valid basis for requesting a change to the Contract Sum or Contract Time.

§ 7.1.5 All changes in the Work shall be issued in writing by the Architect as either a Change Order, a Construction Change Directive, and RFI response or an Architect’s Supplemental Instruction. All other written, email or verbal forms or means of communication will NOT be recognized as a valid change in the Work.

§ 7.2 CHANGE ORDERS
§ 7.2.1 A Change Order is a written instrument prepared by the Architect and signed by the Owner, Contractor and Architect stating their agreement upon all of the following:
.1	The change in the Work;
.2	The amount of the adjustment, if any, in the Contract Sum; and
.3	The extent of the adjustment, if any, in the Contract Time.

§ 7.3 CONSTRUCTION CHANGE DIRECTIVES
§ 7.3.1 A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

§ 7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ 7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:
.1	Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;
.2	Unit prices stated in the Contract Documents or subsequently agreed upon;
.3	Cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or
.4	As provided in Section 7.3.7.

§ 7.3.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.

§ 7.3.5 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

§ 7.3.6 A Construction Change Directive signed by the Contractor indicates the Contractor’s agreement therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ 7.3.7 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the Architect shall determine the method and the adjustment on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, an amount for overhead and profit as set forth in the Agreement, or if no such amount is set forth in the Agreement, a reasonable amount. In such case, and also under Section 7.3.3.3, the Contractor shall keep and present, in such form as the Owner or Architect may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Section 7.3.7 shall be limited to the following:
.1	Costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;
.2	Costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;
.3	Rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;
.4	Costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and
.5	Additional costs of supervision and field office personnel directly attributable to the change.

§ 7.3.8 When both additions and credits covering related Work or substitutions are involved in a change, the Contractor’s Fee shall be figured on the basis of the net increase or net decrease relative to the Contract Sum, if any, with respect to that change.

§ 7.3.9 Pending final determination of the total cost of a Construction Change Directive to the Owner, the Contractor may request payment for Work completed under the Construction Change Directive in Applications for Payment. The Architect will make an interim determination for purposes of monthly certification for payment for those costs and certify for payment the amount that the Architect determines, in the Architect’s professional judgment, to be reasonably justified. The Architect’s interim determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of either party to disagree and assert a Claim in accordance with Article 15.

§ 7.3.10 When the Owner and the Contractor reach agreement concerning the adjustment in the Contract Sum and/or the Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

§ 7.4 MINOR CHANGES IN THE WORK
The Owner and Architect have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes will be effected by written order signed by the Owner or the Architect and shall be binding on the Owner and Contractor.

§ 7.5 EFFECT OF A CHANGE ORDER
§7.5.1 A Change Order signed by the Contractor constitutes the Contractor’s agreement that, when implemented by the Owner, the adjustment in the Contract Sum and/or the Contract Time shall fully and finally compensate the Contractor and its Subcontractors and Sub-subcontractors of any tier for any and all additional costs, damages or expenses arising directly or indirectly out of such change in the Work and the events referred to in the Change Order. Furthermore:

.1 All Change Orders shall be conclusively presumed to constitute settlement of all Claims as defined in Article 15 of these General Conditions for direct and indirect damages to the Contractor, its Subcontractors and their respective Sub-subcontractors of any tier arising out of the change in the Work and the events referred to in the Change Order. This shall include, but is not limited to, any and all so-called “delay”, “equitable adjustment”, “impact”, “cumulative impact”, “acceleration”, “inefficiency”, “interference”, “indirect”, “ripple”, or “consequential” claims, costs or damages and all direct or indirect costs pertaining to the Contractor’s home office, branch offices, or field site office and all other costs and affects whatsoever relating to the change in the Work and the events referred to in the Change Order.

.2 Any statement unilaterally added by the Contractor to the face of a Change Order or contained in any transmittal or separate correspondence wherein the Contractor unilaterally attempts to reserve rights to seek any further increases in the Contract Sum or extensions of Contract Time arising out of the events referred to in the Change Order shall be null and void.

ARTICLE 8   TIME
§ 8.1 DEFINITIONS
§ 8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

§ 8.1.2 The date of commencement of the Work is the date established in the Agreement.

§ 8.1.3 The date of Substantial Completion is the date certified by the Architect in accordance with Section 9.8, provided however, that unless a Certificate of Occupancy is withheld by the appropriate governmental officials for reasons not the fault or responsibility of the Contractor or its Subcontractors or anyone directly or indirectly employed by them or for whose acts any of them may be liable, the issuance of a Certificate of Occupancy, if applicable to the Work or on an agreed portion thereof being considered for Substantial Completion, shall be a condition precedent to the Substantial Completion of  such portion of the work  and the certification by the Architect of Substantial Completion.

§ 8.1.4 The term “day” as used in the Contract Documents shall mean calendar day including holidays and weekends.

§ 8.2 PROGRESS AND COMPLETION
§ 8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

§ 8.2.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance.

§ 8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ 8.3 DELAYS AND EXTENSIONS OF TIME
§ 8.3.1 If the Contractor is delayed in the progress of the Work for seven (7) calendar days or less in aggregate by reason or events or causes beyond the control of the Owner, the Contractor and the Contractor’s Subcontractors and Sub-subcontractors of any tier (“Force Majeure Delays”), such delays shall not be a basis for an increase in the Contract Sum and the Contractor’s sole remedy shall be an extension of the Contractor’s time for performance which fairly reflects a delay in substantially completing the entire Work. If the Contractor is delayed in the progress of the Work for more than seven (7) calendar days in the aggregate by reason of any Force Majeure Delays as described above, the Owner shall in good faith review any actual General Conditions and/or remobilization costs claimed by the Contractor to have resulted from such delays in excess of seven (7) calendar days, and the Owner shall make a good faith adjustment in the Contract Sum, but not to exceed the actual additional direct costs of General Conditions and/or remobilization caused by such delays in excess of seven (7) calendar days. The Contractor shall also be entitled to an extension of the Contractor’s time for performance which fairly reflects a delay in substantially completing the entire Work. The Contractor agrees that adjustments in the Contract Time will be permitted for delay only to the extent such delay (i) is not caused, or could not have been anticipated by the Contractor, and (ii) could not be limited or avoided by the Contractor's timely notice to the Owner.

§ 8.3.2 If the Contractor is delayed, hindered, obstructed or otherwise interfered with (a “Delay’) in the progress of the Work by any act or omission of the Owner, the Architect or separate contractors to the Owner, the Contractor’s sole remedy shall be:

.1 An extension of the Contractor’s time for performance which fairly reflects a delay in substantially completing the entire Work caused by such act or omission; and

.2 An adjustment in the Contract Sum to cover the actual additional direct costs (including General conditions) resulting from the Delay caused by such act or omission.  In no event shall the Contractor be entitled to any damages in connection with a Delay, including without limitation, consequential damages, lost opportunity costs, impact damages, or similar remuneration.

§ 8.3.3 Notwithstanding the provisions of Sections 8.3.1 and 8.3.2 the Contractor’s time for performance shall not be extended and the Contract Sum shall not be increased for:

.1	Any delay resulting from adverse weather conditions anticipated in Contractor’s Detailed Construction schedule.

.2
The portion of any critical path delay in substantially completing the entire Work, which would have occurred notwithstanding any Force Majeure Delay or delay caused by any act or omission of the Owner or separate contractors to the Owner due to any acts or omissions of the Contractor and/or its Subcontractors, or Sub-subcontractors of any tier.

§8.3.4  Claims relating to delay shall be made in accordance with applicable provisions of Article 15 of these General Conditions.

§8.4  ACCELERATION
§8.4.1 In the event the Substantial Completion of the Work is delayed by any cause for which an extension of time is not permitted hereunder and there is reasonable doubt that the entire Work can be substantially completed within the Contract Time, as such time may be extended hereunder then the Owner may issue a written notice to the Contractor directing the Contractor to submit to the Owner a recovery plan (the “Recovery Plan”). Within seven (7) days of such notice, the Contractor shall submit to Owner a Recovery Plan which shall state the date Substantial Completion of the entire Work is scheduled to occur without acceleration and/or re-sequencing of the Work, and shall include a  Substantial Completion of the entire Work is scheduled to occur without acceleration and/or re-sequencing of the Work, and shall include a revised Detailed Construction Schedule clearly showing, and a detailed narrative explanation clearly stating, the scope and extent of re-sequencing and/or acceleration required to enable the Contractor to substantially complete the entire work within the Contract Time, as such time may be extended hereunder, through re-sequencing and/or acceleration of the Work, the Contractor shall so state providing the reasons thereof, and the revised Detailed Construction Schedule and detailed narrative explanation shall show and state maximum recovery of the period of delay possible through re-sequencing and/or acceleration of the Work. Upon written notice from the Owner, the Contractor shall implement the Recovery Plan. The Contractor may be entitled to an increase in the Contract Sum after evaluation and agreement by the Architect and Owner as a result of such acceleration and/or re-sequencing of the Work.

§8.4.2 In the event the Owner desires to accelerate the performance of the Work to recover for delays in the Work for which an extension of time is permitted hereunder, the Owner may issue a written notice to the Contractor directing the Contractor to submit to the Owner an acceleration plan (the “Acceleration Plan”) for an acceleration and/or re-sequencing of the performance of the Work for the Owner’s convenience. The Owner and Contractor shall immediately meet to discuss Owner’s acceleration and/or re-sequencing goals and the recovery period of the delay possible through the acceleration and/or re-sequencing of the Work. Within seven (7) days of such notice, The Contractor shall submit to the Owner an Acceleration Plan which shall state the date Substantial Completion of the entire Work is scheduled to occur without acceleration and/or re-sequencing of the Work and shall include a revised Detailed Construction Schedule clearly showing, and a detailed narrative explanation clearly stating: (i) the scope and extent of re-sequencing and/or acceleration of the Work; (ii) the revised Substantial Completion date of the entire Work, if the Acceleration Plan is implemented; and (iii) the increase in the Contract Sum requested by the Contractor to implement the Acceleration Plan and to revise the Contract Time. In the event the Owner chooses to accept the Acceleration Plan, the Owner shall give written notice to the contractor to implement the Acceleration Plan and a Change Order shall be entered adjusting the Contract Sum and Contract Time accordingly.

§8.4.3 The Contractor shall include the requirements of this Section 8.4 in all of its subcontracts with Subcontractors and shall likewise require Subcontractors to include the same provisions in all agreements with their respective Subcontractors of any tier.

ARTICLE 9   PAYMENTS AND COMPLETION
§ 9.1 CONTRACT SUM
The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

§ 9.2 SCHEDULE OF VALUES
The Contractor shall submit to the Owner and Architect, before the first Application for Payment, a schedule of values allocating the entire Contract Sum to the various portions of the Work and prepared in such form and supported by such data to substantiate its accuracy as the Owner and Architect may require. This schedule, unless objected to by the Owner or Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

§ 9.3 APPLICATIONS FOR PAYMENT
§ 9.3.1 At least ten days before the date established for each progress payment, the Contractor shall submit to the Architect and the Owner an itemized Application for Payment prepared in accordance with the schedule of values, if required under Section 9.2, for completed portions of the Work. Such application shall be notarized, if required, and supported by such data substantiating the Contractor’s right to payment as the Owner or Architect may require, such as copies of requisitions from Subcontractors and material suppliers, and shall reflect retainage if provided for in the Contract Documents.

§ 9.3.1.1 As provided in Section 7.3.9, such applications may include requests for payment on account of changes in the Work that have been properly authorized by Construction Change Directives, or by interim determinations of the Architect, but not yet included in Change Orders.

§ 9.3.1.2 Applications for Payment shall not include requests for payment for portions of the Work for which the Contractor does not intend to pay a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.

§ 9.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site. As a condition to Owner granting any consent pursuant to payment for materials stored off-site, the Owner may impose any conditions required by the Owner’s lender.

§ 9.3.3 The Contractor warrants that: (1) title to Work, materials and equipment covered by an Application for Payment will pass to the Owner either by incorporation into the construction or upon receipt of payment by the Contractor, whichever occurs first; (2) Work, materials, and equipment covered by previous Applications for Payment are free and clear of liens, claims, security interests or encumbrances (except to the extent the Owner has wrongfully failed to make payment therefor); and (3) no Work, materials or equipment covered by an Application for Payment will have been acquired by the Contractor, or any other person performing Work at the site or furnishing materials or equipment for the Project, subject to an agreement under which interest therein or encumbrance other than statutory lien rights thereon is retained by the seller or otherwise imposed by the Contractor or such other person.

§ 9.4 CERTIFICATES FOR PAYMENT
§ 9.4.1 The Architect will, within seven days after receipt of the Contractor’s Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification in whole or in part as provided in Section 9.5.1.

§ 9.4.2 The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect’s evaluation of the Work and the data comprising the Application for Payment, that, to the best of the Architect’s knowledge, information and belief, the Work has progressed to the point indicated and that the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract Documents prior to completion and to specific qualifications expressed by the Architect. The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a Certificate for Payment will not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

§ 9.5 DECISIONS TO WITHHOLD CERTIFICATION
§ 9.5.1 The Architect may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect’s opinion the representations to the Owner required by Section 9.4.2 cannot be made. If the Architect is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Section 9.4.1. If the Contractor and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner. The Architect may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect’s opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Section 3.3.2, because of
.1	defective Work not remedied;
.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;
.3	failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment;
.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;
.5	damage to the Owner or a separate contractor;
.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay;
.7	repeated failure to carry out the Work in accordance with the Contract Documents;
.8	failure to adhere to the Detailed Construction Schedule obligations, including the failure to submit acceptable updates to the Detailed Construction Schedule in accordance with the Contract Documents;
.9	incomplete Application for Payment;
.10
failure to submit appropriate documentation for each Subcontractor, including the subcontract agreement, insurance certificates, schedules of values, waivers of liens and such other documentation as the Owner may from time to time reasonably require; or

.11
the filing of any stop notice, mechanic’s lien or similar claim pertaining to unpaid amounts for any labor, goods or services provided as part of the Work and Contractor’s failure to perform its obligations under Sections 9.6.8 and 9.6.9 of these General Conditions if not the result of the Owner’s wrongful failure to make payment for other than items identified in Sections 9.5.1 through and including 9.5.10.

§ 9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

§ 9.5.3 If the Architect withholds certification for payment under Section 9.5.1.3, the Owner may, at its sole option, issue joint checks to the Contractor and to any Subcontractor or material or equipment suppliers to whom the Contractor failed to make payment for Work properly performed or material or equipment suitably delivered. If the Owner makes payments by joint check, the Owner shall notify the Architect and the Architect will reflect such payment on the next Certificate for Payment.

§ 9.6 PROGRESS PAYMENTS
§ 9.6.1 After the Architect has issued a Certificate for Payment, the Owner shall make an independent determination of the amount due to the Contractor pursuant to the terms of the Contract Documents, and shall with the time provided in the Contract Documents make payment in such amount certified by the Architect as is not disputed by the Owner. If the Owner disputes an amount certified for payment by the Architect, the Owner shall give notice within ten (10) days to the Architect and the Contractor of the basis of such dispute. The Owner shall be entitled to withhold payments to the Contractor and/or nullify a previous payment to the Contractor to the extent reasonably necessary to protect the Owner from any loss or expenditure by reason of matters set forth in Section 9.5.1.1 through 9.5.1.11 of these General Conditions.

§ 9.6.2 The Contractor shall pay each Subcontractor no later than seven days after receipt of payment from the Owner the amount to which the Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of the Subcontractor’s portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.

§ 9.6.3  [This Section intentionally deleted]

§ 9.6.4 The Owner has the right to request written evidence from the Contractor that the Contractor has properly paid Subcontractors and material and equipment suppliers amounts paid by the Owner to the Contractor for subcontracted Work. If the Contractor fails to furnish such evidence within seven days, the Owner shall have the right to contact Subcontractors to ascertain whether they have been properly paid. Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor, except as may otherwise be required by law.

§ 9.6.5 Contractor payments to material and equipment suppliers shall be treated in a manner similar to that provided in Sections 9.6.2, 9.6.3 and 9.6.4.

§ 9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.

§ 9.6.7 Unless the Contractor provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Contractor for Work properly performed by Subcontractors and suppliers shall be held by the Contractor for those Subcontractors or suppliers who performed Work or furnished materials, or both, under contract with the Contractor for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Contractor, shall create any fiduciary liability or tort liability on the part of the Contractor for breach of trust or shall entitle any person or entity to an award of punitive damages against the Contractor for breach of the requirements of this provision.

§ 9.6.8 In the event Contractor has been paid amounts then due under this Agreement and a claim is made against the Owner by any one or more of the Contractor’s Subcontractors or Sub-subcontractors of any tier, or their agents or employees (including a bankruptcy trustee), for unpaid fees, reimbursable costs or for services, materials, labor or other value furnished to the Project, or in the event a lien is recorded against the Property or any portion thereof by  any one or more of such persons or entities for such fees, costs, services, materials, labor or other value furnished to the Project, and the Contractor does not satisfy such claim or lien within twenty (20) calendar days of receipt  from the owner of notice of the existence of such claim or lien, the Owner may withhold payment from the Contractor of the amount that the Owner determines in its reasonable discretion is due to the claimant. It is agreed that the Owner shall have the right to apply amounts retained by the Owner pursuant to this Section to satisfy, release and discharge such judgment, claim or lien (including the reasonable attorneys’ fees and costs claimed by such claimant). This Section 9.6.8 shall not be construed to limit any right of the Contractor to recover damages from the Owner to which it is entitled pursuant to the terms of the Contract, if any claim or lien is found by an arbitrator (if parties agree to arbitration) or a court of competent jurisdiction to be due to the Owner’s breach of the Contract. The obligations of this Section shall survive the completion of the Work or the termination of the Contract. At such time as the claim has been resolved, any amounts remaining out of the amount retained by the Owner on account of such judgment, claim or lien will be released to Contractor if the Contractor is not otherwise in breach hereunder.

§ 9.6.9  In the event that the Contractor has been paid the amounts then due under this Agreement and a lien is recorded against the Property by any one or more of the Subcontractors  or Sub-subcontractors of any tier, or their agents or employees (including a bankruptcy trustee), for unpaid fees, reimbursable costs or for services, materials, labor, or other value furnished to the Project, the Contractor shall cause the release of such lien from the Property within twenty (20) calendar days of receipt from Owner of notice of the existence of such lien.  The obligations of this Section shall survive the completion of the Work or termination of the Contract.

§ 9.6.10  To the extent reasonably necessary to protect the Owner from loss because of the recording or filing, or the potential recording or filing, of any mechanics liens or stop notices by the Contractor’s Subcontractors or Sub-subcontractors of any tier, the Owner shall be entitled to make payment to the Contractor on account of any services, materials, labor or other Work (i) furnished or performed by claimant or potential claimant and (ii) included in any Application for Payment submitted hereunder, including an application for final payment, by delivering to the Contractor a check payable jointly to the Contractor, to the claimant or potential claimant and to any other person or entity besides the Contractor who may have directly or indirectly retained the claimant or potential claimant in connection with the Work.

§ 9.7 FAILURE OF PAYMENT
If the Architect does not issue a Certificate for Payment, through no fault of the Contractor and without reasonable cause, within seven days after receipt of the Contractor’s Application for Payment, or if the Owner does not pay the Contractor without reasonable cause within seven days after the date established in the Contract Documents the amount certified by the Architect and not disputed by the Owner in good faith with notice to the Contractor, then the Contractor may, upon seven additional days’ written notice to the Owner and Architect, stop the Work until payment of the undisputed amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Contractor’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Contract Documents.

§ 9.8 SUBSTANTIAL COMPLETION
§ 9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy and utilize the Work or agreed upon portion thereof for its intended use; provided however that unless a Certificate of Occupancy is withheld by appropriate governmental officials for reasons not the fault or responsibility of the Contractor or its Subcontractors or anyone directly or indirectly employed by them or for whose acts any of them may be liable, the issuance of  a Certificate of Occupancy, if applicable to the Work or agreed upon portion thereof, is a condition precedent to Substantial Completion of such portion of the Work.

§ 9.8.2 When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor shall prepare and submit to the Architect a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.

§ 9.8.3 Upon receipt of the Contractor’s list, the Architect will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Architect’s inspection discloses any item, whether or not included on the Contractor’s list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect. In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.

§ 9.8.4 When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion that shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Contractor shall finish all items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.  The Contractor shall complete all items on the list accompanying the Certificate within sixty (60) days of the date of Substantial Completion unless the Contractor substantiates for specific items on the list valid reasons beyond the Contractor’s or their Subcontractor’s control why the work can not be accomplished within this time frame and the Owner and Architect approve such exceptions in writing within seven (7) days of the issuance of the list by the Architect. With respect to Work enumerated on the list accompanying the Certificate of Substantial Completion, the guarantee or warranty period shall start at the time of subsequent acceptance of this Work in writing by the Owner but not later than the date of issuance of the final Certificate for Payment.

§ 9.8.5 The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate. Upon such acceptance and consent of surety, if any, the Owner shall make payment of retainage applying to such Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Contract Documents.

§ 9.9 PARTIAL OCCUPANCY OR USE
§ 9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer as required under Section 11.3.1.5 and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Section 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by dispute resolution in accordance with the Contract.

§ 9.9.2 Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

§ 9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

§ 9.10 FINAL COMPLETION AND FINAL PAYMENT
§ 9.10.1 “Final Completion” means that the “punch list” items identified at the time of issuance of the Certificate of Substantial completion, and any further punch list items discovered prior to occupancy by Owner, have been completed to the satisfaction of the Owner (unless the Owner has accepted the Work without completion of one or more punch list items in exchange for a reduction if the Contract Sum or otherwise), the Contract has been fully performed (except for obligations which survive Final Completion) and the Contractor is entitled to final Payment. Upon receipt of the Contractor’s written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect’s knowledge, information and belief, and on the basis of the Architect’s on-site visits and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable. The Architect’s final Certificate for Payment will constitute a further representation that conditions listed in Section 9.10.2 as precedent to the Contractor’s being entitled to final payment have been fulfilled.  The issuance of a certificate for payment constitutes a representation that the Contractor is entitled to payment in the amount certified.  However, the issuance of this certificate for payment will not be a representation that the Architect had (1) made exhaustive or continuous on-site inspections to check the quality or quantity of Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's rights of payment, or (4) performed an examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

§ 9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment and (5), if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees. Neither final payment nor the remaining retained percentage shall become due to the extent necessary to cover two times the cost of correcting rejected Work set forth in Section 12.2.1 until the Contractor has corrected said Work.

§ 9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ 9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from
.1	liens, Claims, security interests or encumbrances arising out of the Contract and unsettled;
.2	failure of the Work to comply with the requirements of the Contract Documents including defective Work appearing after Substantial Completion; or
.3	terms of special warranties required by the Contract Documents and any other obligations of the Contractor set forth in the Contract Documents which continue after Final Completion of the Work.

§ 9.10.5 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

ARTICLE 10   PROTECTION OF PERSONS AND PROPERTY
§ 10.1 SAFETY PRECAUTIONS AND PROGRAMS
The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

§ 10.2 SAFETY OF PERSONS AND PROPERTY
§ 10.2.1 The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to
.1	employees on the Work and other persons who may be affected thereby;
.2
the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor’s Subcontractors or Sub-subcontractors; and

.3
other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

§ 10.2.2 The Contractor shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

§ 10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.  The Contractor shall also be responsible, at the Contractor's sole cost and expense, for all measures necessary to protect any property adjacent to the Project and improvements therein. Any damage to such property or improvements shall be promptly repaired by the Contractor.

§ 10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel and the Contractor shall give the Owner reasonable advance written notice.

§ 10.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Sections 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Section 3.18.

§ 10.2.6 The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.

§ 10.2.7 The Contractor shall not permit any part of the construction or site to be loaded so as to cause damage or create an unsafe condition.

§ 10.2.8 INJURY OR DAMAGE TO PERSON OR PROPERTY
If either party suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ 10.2.9  The presence on the jobsite of the Architect or other persons representing the Owner shall not in any  way be construed to limit the Contractor’s full responsibility hereunder for safety of all persons and property at the jobsite. Liability of the Contractor for all damages to persons or public or private property arising from the Contractor’s  execution of the Work shall not be diminished because of any inspection, testing, or observation of the Work by agents of the Owner. All persons representing the Owner while at the jobsite shall comply with the Contractor’s jobsite safety program. The Contractor may exclude from the jobsite any person refusing to comply with the Contractor’s jobsite safety program. The Contractor shall be solely responsible for the preparation, implementation, and enforcement of a jobsite safety program and the Owner, the Architect and the Architect’s consultants accepts no responsibility or liability therefor.

§ 10.3 HAZARDOUS MATERIALS
§ 10.3.1 The Contractor is responsible for compliance with any requirements included in the Contract Documents regarding hazardous materials. If the Contractor encounters a hazardous material or substance not addressed in the Contract Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

§ 10.3.2 Upon receipt of the Contractor’s written notice, the Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to cause it to be rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. By Change Order, the Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional costs of shut-down, delay and start-up.

§ 10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Section 10.3.1 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), except to the extent that such damage, loss or expense is due to the fault or negligence of the party seeking indemnity.

§ 10.3.4 The Owner shall not be responsible under this Section 10.3 for materials or substances the Contractor brings to the site unless such materials or substances are required by the Contract Documents. The Owner shall be responsible for materials or substances required by the Contract Documents, except to the extent of the Contractor’s fault or negligence in the use and handling of such materials or substances.

§ 10.3.5 The Contractor shall indemnify the Owner for the cost and expense the Owner incurs (1) for remediation of a material or substance the Contractor brings to the site and negligently handles, or (2) where the Contractor fails to perform its obligations under Section 10.3.1, except to the extent that the cost and expense are due to the Owner’s fault or negligence.

§ 10.3.6 If, without negligence on the part of the Contractor, the Contractor is held liable by a government agency for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred.

§ 10.4 EMERGENCIES
In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor’s discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Article 15 and Article 7.

ARTICLE 11   INSURANCE AND BONDS
§ 11.1 CONTRACTOR’S LIABILITY INSURANCE
§ 11.1.1 The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s operations and completed operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:
.1	Claims under workers’ compensation, disability benefit and other similar employee benefit acts that are applicable to the Work to be performed;
.2	Claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;
.3	Claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;
.4	Claims for damages insured by usual personal injury liability coverage;
.5	Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;
.6	Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;
.7	Claims for bodily injury or property damage arising out of completed operations, which coverage shall be maintained for at least four (4) years following final payment; and
.8	Claims involving contractual liability insurance applicable to the Contractor’s obligations under Section 3.18.

§ 11.1.2 The insurance required by Section 11.1.1 shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, shall be written on an occurrence basis and, shall be maintained without interruption from the date of commencement of the Work until the date of final payment and termination of any coverage required to be maintained after final payment, and, with respect to the Contractor’s completed operations coverage, until the expiration of the period for correction of Work or for such other period for maintenance of completed operations coverage as specified in the Contract Documents.

§ 11.1.3 Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work and thereafter upon renewal or replacement of each required policy of insurance. These certificates and the insurance policies required by this Section 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner. An additional certificate evidencing continuation of liability coverage, including coverage for completed operations, shall be submitted with the final Application for Payment as required by Section 9.10.2 and thereafter upon renewal or replacement of such coverage until the expiration of the time required by Section 11.1.2. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Contractor with reasonable promptness.

§ 11.1.4 The Contractor shall cause the commercial liability coverage required by the Contract Documents to include (1) the Owner, NuSkin Enterprises, Inc., and their affiliates, and the Architect and the Architect’s consultants, as additional insureds for claims caused in whole or in part by the Contractor’s negligent acts or omissions; and (2) the Owner, NuSkin Enterprises, Inc., and their affiliates, as additional insureds for claims caused in whole or in part by the Contractor’s negligent acts or omissions.  The Contractor shall also cause each Subcontractor to (i) procure insurance reasonably satisfactory to the Owner and (ii) name the Indemnitees as additional insureds under the Subcontractor's comprehensive general liability policy. The additional insured endorsement included on the Subcontractor's comprehensive general liability policy shall state that coverage is afforded the additional insureds with respect to claims arising out of operations performed by or on behalf of the Contractor. If the additional insureds have other insurance that is applicable to the loss, such other insurance shall be on an excess or contingent basis. The amount of the insurer's liability under this insurance policy shall not be reduced by the existence of such other insurance.

§11.1.5 The insurance coverages required by Article 11 of these General Conditions of the Contractor and its Subcontractors shall be primary and non-contributing in all instances with respect to any other insurance or self-insurance which may be maintained by the Owner. The Contractor and its Subcontractors shall provide, when requested by the Owner, endorsements to their insurance coverages to so provide.

§ 11.2 OWNER’S LIABILITY INSURANCE
The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.

§ 11.3 PROPERTY INSURANCE
§ 11.3.1 Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent policy form in the amount of the initial Contract Sum, plus value of subsequent Contract Modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Section 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Section 11.3 to be covered, whichever is later. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.

§ 11.3.1.1 Property insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, water intrusion, collapse, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss.

§ 11.3.1.2 If the Owner does not intend to purchase such property insurance required by the Contract and with all of the coverages in the amount described above, the Owner shall so inform the Contractor in writing prior to commencement of the Work. The Contractor may then effect insurance that will protect the interests of the Contractor, Subcontractors and Sub-subcontractors in the Work, and by appropriate Change Order the cost thereof shall be charged to the Owner. If the Contractor is damaged by the failure or neglect of the Owner to purchase or maintain insurance as described above, without so notifying the Contractor in writing, then the Owner shall bear all reasonable costs properly attributable thereto.

§ 11.3.1.3 If the property insurance requires deductibles, the Contractor shall pay the first $10,000 of any loss not covered because of such deductibles and the Owner shall be responsible for any deductible amount in excess of $10,000.

§ 11.3.1.4 This property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.

§ 11.3.1.5 Partial occupancy or use in accordance with Section 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

§ 11.3.2 [Intentionally Omitted]

§ 11.3.3 [Intentionally Omitted]

§ 11.3.4 If the Contractor requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be paid by the Contractor, and as such shall not be a Cost of the Work.

§ 11.3.5  [Intentionally Omitted]

§ 11.3.6 Before an exposure to loss may occur, the Owner shall file with the Contractor a certificate of insurance evidencing such insurance coverages required by this Section 11.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire, and that its limits will not be reduced, until at least 30 days’ prior written notice has been given to the Contractor.

§ 11.3.7 WAIVERS OF SUBROGATION
The Owner and the Contractor waive all rights (including rights to indemnity pursuant to Section 3.18.1 of these General Conditions) against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each to the other, and (2) the Architect and the Architect’s consultants, separate contractors described in Article 6, if any, and any of their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other perils covered by property insurance obtained pursuant to Section 11.3.1of these General Conditions or other property insurance applicable to the Work during the course of construction, but only to the extent of actual recovery of insurance proceeds by the injured party, except such rights as they may have to proceeds of such insurance held by the Owner as trustee, provided however, this waiver of rights shall not apply to claims arising from errors or omissions in the design services of the Architect or the Architect’s consultants.  The Owner or Contractor, as appropriate, shall require of the Architect, Architect's consultants, separate contractors described in Article 6, if any, and the subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

§ 11.3.8 A loss insured under the Owner’s property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section 11.3.10. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

§ 11.3.9 If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner’s duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or as determined in accordance with an order of an arbitrator (if the parties agree to arbitration), or an order of a court of competent jurisdiction. If after such loss no other special agreement is made and unless the Owner terminates the Contract for convenience, replacement of damaged property shall be performed by the Contractor after notification of a Change in the Work in accordance with Article 7.

§ 11.3.10 The Owner as fiduciary shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within ten days after occurrence of loss to the Owner’s exercise of this power; if such objection is made, the Owner as fiduciary shall make settlement with the insurers in accordance with the orders of an arbitrator (if the parties agree to arbitration) or the orders of a court of competent jurisdiction.

§ 11.4 PERFORMANCE BOND AND PAYMENT BOND
§ 11.4.1 The Owner shall have the right to require the Contractor to furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder as stipulated in bidding requirements or specifically required in the Contract Documents on the date of execution of the Contract.

§ 11.4.2 Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Contract, the Contractor shall promptly furnish a copy of the bonds or shall authorize a copy to be furnished.

ARTICLE 12   UNCOVERING AND CORRECTION OF WORK
§ 12.1 UNCOVERING OF WORK
§ 12.1.1 If a portion of the Work is covered contrary to the Architect’s request or to requirements specifically expressed in the Contract Documents, it must, if requested in writing by the Architect, be uncovered for the Architect’s examination and be replaced at the Contractor’s expense without change in the Contract Time.

§ 12.1.2 If a portion of the Work has been covered that the Owner or the Architect has not specifically requested to examine prior to its being covered, the Owner may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement plus the Contractor’s fee shall, by appropriate Change Order, be added to the Contract Sum upon claim made by the Contractor. If such Work is not in accordance with the Contract Documents, such costs and the cost of correction shall be at the Contractor’s expense and not a part of the Cost of the Work unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs.

§ 12.2 CORRECTION OF WORK
§ 12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION
The Contractor shall promptly correct Work rejected by the Architect or failing to conform to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections, the cost of uncovering and replacement, and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense and shall not be a part of the Cost of the Work.

§ 12.2.2 AFTER SUBSTANTIAL COMPLETION
§ 12.2.2.1 In addition to the Contractor’s obligations under Section 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be defective or to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Contractor of any discovered condition and give the Contractor an opportunity to make the correction, the Owner waives the rights to require correction by the Contractor and to make a claim for breach of warranty with respect to such discovered condition. If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Section 2.4.

§ 12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work.

§ 12.2.2.3 The one-year period for correction of Work shall not be extended by corrective Work performed by the Contractor pursuant to this Section 12.2.

§ 12.2.3 The Contractor shall remove from the site portions of the Work that are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

§ 12.2.4 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor’s correction or removal of Work that is not in accordance with the requirements of the Contract Documents.

§ 12.2.5 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations the Contractor has under the Contract Documents. Establishment of the one-year period for correction of Work as described in Section 12.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to the Contractor’s obligations other than specifically to correct the Work.

§ 12.3 ACCEPTANCE OF NONCONFORMING WORK
If the Owner prefers to accept Work that is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 13   MISCELLANEOUS PROVISIONS
§ 13.1 GOVERNING LAW
The Contract shall be governed by the law of the place where the Project is located except that, if the parties have selected arbitration as the method of binding dispute resolution, the Federal Arbitration Act shall govern Section 15.4.

§ 13.2 SUCCESSORS AND ASSIGNS
§ 13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to covenants, agreements and obligations contained in the Contract Documents. The Contractor shall not assign or transfer Contractor’s interest (including, without limitation, the Contractor’s right to receive any monies due hereunder) in this Contract without the prior written consent of the Owner. The Owner shall not assign or transfer the Owner’s interest in this Contract  without obtaining the Contractor’s prior written consent, which consent shall not unreasonably be withheld; provided that the Owner shall have the right, without obtaining the Contractor’s consent: (i) to make collateral assignment of this Contract to any lender of the Owner; (ii) to assign the Owner’s interests under this Contract to any affiliate of the Owner or any purchaser of the Owner’s interest in the Project. After any assignment by the Owner, the Owner’s assignee shall be possessed of all rights and interests of the Owner hereunder, including the right of assignment. Any assignment or transfer by the Contractor or the Owner in violation of this Section shall be void and without force or effect.

§ 13.2.2 The Owner may, without consent of the Contractor, assign the Contract to a lender providing construction financing for the Project. The Contractor shall execute all consents reasonably required to facilitate such assignment.

§ 13.3 WRITTEN NOTICE
Written notice shall be deemed to have been duly served if delivered in person to the individual, to a member of the firm or entity, or to an officer of the corporation for which it was intended; or if delivered at, or sent by registered or certified mail or by courier service providing proof of delivery to, the last business address known to the party giving notice.

§ 13.4 RIGHTS AND REMEDIES
§ 13.4.1 Except as expressly provided in the Contract Documents, duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ 13.4.2 No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach there under, except as may be specifically agreed in writing.

§ 13.5 TESTS AND INSPECTIONS
§ 13.5.1 Tests, inspections and approvals of portions of the Work shall be made as required by the Contract Documents and by applicable laws, statutes, ordinances, codes, rules and regulations or lawful orders of public authorities. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Architect timely notice of when and where tests and inspections are to be made so that the Architect may be present for such procedures. The Owner shall bear costs of (1) tests, inspections or approvals that do not become requirements until after bids are received or negotiations concluded, and (2) tests, inspections or approvals where building codes or applicable laws or regulations prohibit the Owner from delegating their cost to the Contractor.

§ 13.5.2 If the Owner and Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section 13.5.1, the Owner or Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Owner and Architect of when and where tests and inspections are to be made so that the Owner and Architect may be present for such procedures. Such costs, except as provided in Section 13.5.3, shall be at the Owner’s expense.

§ 13.5.3 If such procedures for testing, inspection or approval under Sections 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect’s services and expenses shall be at the Contractor’s expense and shall not be a part of the Cost of the Work.

§ 13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.

§ 13.5.5 If the Owner or Architect is to observe tests, inspections or approvals required by the Contract Documents, the Owner or Architect will do so promptly and, where practicable, at the normal place of testing.

§ 13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 13.6 INTEREST
Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

§ 13.7 TIME LIMITS ON CLAIMS
The Owner and Contractor shall commence all claims and causes of action, whether in contract, tort, breach of warranty or otherwise, against the other arising out of or related to the Contract in accordance with the requirements of the final dispute resolution method selected in the Agreement within the time period specified by applicable law. The Owner and Contractor waive all claims and causes of action not commenced in accordance with this Section 13.7.

§ 13.8  FLOW DOWN
Any specific requirement in this Contract that the responsibilities or obligations of the Contractor also apply to a Subcontractor is added for emphasis and is also hereby deemed to include a Subcontractor of any tier. The omission of a reference to a Subcontractor in connection with any of the Contractor's responsibilities or obligations shall not be construed to diminish, abrogate, or limit any responsibilities or obligations of a Subcontractor of any tier under the Contract Documents or the applicable subcontract.

ARTICLE 14   TERMINATION OR SUSPENSION OF THE CONTRACT
§ 14.1 TERMINATION BY THE CONTRACTOR
§ 14.1.1 The Contractor may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, for any of the following reasons:
.1	Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;
.2	An act of government, such as a declaration of national emergency that requires all Work to be stopped;
.3
Because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Section 9.4.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

.4	The Owner has failed to furnish to the Contractor promptly, upon the Contractor’s request, reasonable evidence as required by Section 2.2.1.

§ 14.1.2 The Contractor may terminate the Contract if, through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Section 14.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ 14.1.3 If one of the reasons described in Section 14.1.1 or 14.1.2 exists, the Contractor may, upon seven days’ written notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed, including reasonable overhead and profit, costs incurred by reason of such termination, and damages.

§ 14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has repeatedly failed to fulfill the Owner’s obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days’ written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Section 14.1.3.

§ 14.2 TERMINATION BY THE OWNER FOR CAUSE
§ 14.2.1 The Owner may terminate the Contract if the Contractor
.1	repeatedly refuses or fails to supply enough properly skilled workers or proper materials;
.2	fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;
.3	repeatedly disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority;
.4	otherwise is guilty of substantial breach of a provision of the Contract Documents; or
.5
fails to furnish to the Owner within five (5) days after the Owner's written request adequate assurances satisfactory to the Owner evidencing the Contractor's ability and financial resources to complete the Work in compliance with all requirements of the Contract Documents.

§ 14.2.2 When any of the above reasons exist, the Owner, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, seven days’ written notice, terminate employment of the Contractor and may, subject to any prior rights of the surety:
.1	Exclude the Contractor from the site and take possession of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;
.2	Accept assignment of subcontracts pursuant to Section 5.4; and
.3
Finish the Work by whatever reasonable method the Owner may deem expedient. Upon written request of the Contractor, the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ 14.2.3 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished.

§ 14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Architect’s services and expenses made necessary thereby, and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Contractor. If such costs and damages exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall be certified by the Architect, upon application, and this obligation for payment shall survive termination of the Contract.

§ 14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE
§ 14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ 14.3.2 Subject to the limitations set forth in Article 8 hereof, the Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section 14.3.1. Adjustment of the Contract Sum shall include the Contractor’s Fee. No adjustment shall be made to the extent
.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible; or
.2	that an equitable adjustment is made or denied under another provision of the Contract.

§ 14.4 TERMINATION BY THE OWNER FOR CONVENIENCE
§ 14.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

§ 14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall
.1	cease operations as directed by the Owner in the notice;
.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and
.3
except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

§ 14.4.3 In case of such termination for the Owner’s convenience, the Contractor shall be entitled to receive as its sole remedy payment for Work executed as provided in Section 10.2 of the Contract:

ARTICLE 15   CLAIMS AND DISPUTES
§ 15.1 CLAIMS
§ 15.1.1 DEFINITION
A Claim is a demand or assertion by one of the parties seeking, as a matter of right, payment of money, or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract. The responsibility to substantiate Claims shall rest with the party making the Claim.

§ 15.1.2 NOTICE OF CLAIMS
Claims by either the Owner or Contractor must be initiated by written notice to the other party and to the Architect. Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later; provided, however, that the claimant shall use its best efforts to furnish the Architect and the other party, as expeditiously as possible, with notice of any Claim including, without limitation, those in connection with concealed or unknown conditions, once such claim is recognized, and shall cooperate with the Architect and the party against whom the claim is made in any effort to mitigate the alleged or potential damages, delay, or other adverse consequences arising out of the condition that is the cause of such a Claim.

§ 15.1.3 CONTINUING CONTRACT PERFORMANCE
Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section 9.7 and Article 14, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents. The Architect will prepare Change Orders and issue Certificates for Payment in accordance with the decisions of the Architect.

§ 15.1.4 CLAIMS FOR ADDITIONAL COST
If the Contractor wishes to make a Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.4.

§ 15.1.5 CLAIMS FOR ADDITIONAL TIME
§ 15.1.5.1 If the Contractor wishes to make a Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Contractor’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay, only one Claim is necessary.

§ 15.1.5.2 If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled construction.

§ 15.1.6 CLAIMS FOR CONSEQUENTIAL DAMAGES
Except to the extent covered by valid and collectible insurance required to be carried under Article 11, the Contractor and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes
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damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

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damages incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 14. Nothing contained in this Section 15.1.6 shall be deemed to preclude (i) an award of liquidated damages, when applicable, in accordance with the requirements of the Contract Documents, or (ii) the use of diminished income stream or rents in the calculation of "diminution of value" of the Work, in the event the Owner exercises its right under Section 12.3 to reduce the Contract Sum by an appropriate amount; or (iii) the obligation of the Contractor to reimburse the Owner for any fines from governmental entities or additional costs and expenses for the Architect or other consultants, or separate contractors, arising out of any act or omission of the Contractor.

§ 15.2 INITIAL DECISION
§ 15.2.1 All Claims, disputes, or other matter in question between the Contactor and the Owner arising out of, or related to, the Contract Documents or the breach thereof, or the Work performed pursuant thereto, shall be decided in such dispute resolution proceedings as outlined herein.

§ 15.2.2During dispute resolution proceedings, the Owner and the Contractor shall comply with Section 15.1.3.

§ 15.3 MEDIATION
§ 15.3.1 Claims, disputes, or other matters in controversy arising out of or related to the Contract except those waived as provided for in Sections 9.10.4, 9.10.5, and 15.1.6 shall be subject to non-binding mediation with a mutually acceptable mediator.

§ 15.3.2 The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of litigation but, in such event, mediation shall proceed in advance of such legal proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.

§ 15.3.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon.

§ 15.3.4 Owner may elect to either arbitrate or litigate its disputes with the Construction Manager; and that election may take place at any time, including after the circumstances or facts giving rise to the dispute or claim come into being.  The Construction Manager hereby waives the right to elect the method of dispute resolution and agrees that this waiver is supported by sufficient and appropriate consideration. The Construction Manager also agrees to prepare or modify all Project-related documents used or prepared by the Construction Manager, including, but not limited to, subcontract agreements, and other agreements between the Construction Manager and other parties to conform with this section by reflecting this waiver, and by requiring similar waivers by Subcontractors and suppliers.

§ 15.4 ARBITRATION
§ 15.4.1 If the Owner has elected arbitration as the method for binding dispute resolution in this Agreement, any claim, dispute or other matter in question arising out of or related to this Agreement subject to, but not resolved by, mediation shall be subject to arbitration which, unless the parties mutually agree otherwise, or unless the Owner has designated another arbitral institution, shall be administered by the American Arbitration Association (the “AAA”) in accordance with its Construction Industry Arbitration Rules in effect on the date of this Agreement. A demand for arbitration shall be made in writing, delivered to the other party to this Agreement, and filed with the person or entity administering the arbitration. Although the rules governing arbitration (should arbitration be elected by the Owner) are those of the AAA, nothing in this Agreement shall be construed to require use of AAA as an arbitral administrator unless the Owner and the Construction Manager are unable to agree to another arbitral administrator at the time of the dispute.

§15.4.2 A demand for arbitration shall be made before the date when the institution of legal or equitable proceedings based on the claim, dispute or other matter in question would be barred by the applicable statute of limitations. For statute of limitations purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the claim, dispute or other matter in question.

§15.4.3 The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

§ 15.4.4 The award rendered by the arbitrator(s) shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

§ 15.5 CONSOLIDATION OR JOINDER
§ 15.5.1  The Construction Manager waives all objections to joinder of the Construction Manager as a party to any Project-related mediation, arbitration, or litigation in which the Owner is joined or is otherwise positioned as a party or in which the Construction Manager’s conduct or its performance of professional services is in any way relevant to the subject of a dispute. The Construction Manager also agrees to prepare or modify all documents used or prepared by the Construction Manager, including, but not limited to, agreements between the Construction Manager and its Subcontractors or other parties to reflect this waiver.

§ 15.6 LITIGATION
§ 15.6.1 Any Claim arising out of or related to the Contract which is not resolved by mediation or arbitration in accordance with the provisions of Section 15.3 or Section 15.4 shall be resolved by litigation filed and maintained exclusively in the courts located in Utah County, Utah.